EXHIBIT 10.16
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
REVISED FINAL PROPOSAL
DOE Savannah River Site
Biomass Cogeneration Facility and
K and L Area Heating Plants
Submitted by:
Ameresco Federal Solutions
1820 Midpark Road, Suite C
Knoxville, TN 37921
Under DOE Contract No. DE-AM36-02NT41457
May 11, 2009

DISCLOSURE OF INFORMATION
This proposal includes data that shall not be disclosed outside the Government and shall not be duplicated, used, or disclosed—in whole or in part—for any purpose other than to evaluate this proposal. If, however, a contract is awarded to this offeror as a result of—or in connection with—the submission of this data, the Government shall have the right to duplicate, use, or disclose the data to the extent provided in the resulting contract. This restriction does not limit the Government’s right to use information contained in this data if it is obtained from another source without restriction. The data subject to this restriction are contained on all pages.

Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page i	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
TABLE OF CONTENTS

EXECUTIVE SUMMARY	1
1.0 ECM 1 DESCRIPTION	4
1.1 ECM Summary Schedule DO-4	4
1.2 ECM #1: Biomass Cogeneration Facility	4
1.2.1 Detailed Description of ECM	4
1.2.1.1 ECM Summary	4
1.2.1.2 ECM Design Process	5
1.2.1.3 ECM 1 Operation	17
1.2.2 Location Affected	18
1.2.3 ECM 1 Interface with Government Equipment	20
1.2.4 Proposed Equipment	25
1.2.5 Expected Lifetime	25
1.2.6 Physical Changes to Existing Equipment or Facilities	25
1.2.7 Savings Proposed	25
1.2.7.1 Annual Project Savings Overview	25
1.2.7.2 Annual Energy Baseline Consumption & Costs	27
1.2.7.3 Annual Energy Savings Calculations	30
1.2.7.4 ECM 1 Performance Measurement	30
1.2.8 Utility Interruptions	35
1.2.9 Agency Support Required	35
1.2.10 Potential Environmental Impact	35
1.2.11 ECM Property Ownership	35
1.2.12 ECM Project Schedule	35
1.3 BAMF Project Components	36
1.3.1 BAMF Resource	36
1.3.1.1 BAMF Supply	36
1.3.1.2 BAMF Pricing	37
1.3.1.3 BAMF Acquisition	38
1.3.2 BAMF Transportation, Metering, & Delivery	38
1.3.2.1 BAMF Transportation & Delivery	38
1.3.2.2 BAMF Metering	38
1.3.3 BAMF End-Use Project	39
1.3.3.1 BAMF End-Use Demand	39
1.3.3.2 BAMF End-Use Operations & Maintenance	39
2.0 ECM 2 DESCRIPTION	40
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Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page ii	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457

2.1 ECM Summary Schedule DO-4	40
2.2 ECM #2: Biomass Heating Plants for K& L Areas	40
2.2.1 Detailed Description of ECM	40
2.2.1.1 ECM Summary	40
2.2.1.2 ECM Process Description	41
2.2.1.3 ECM Operation	42
2.2.2 Location Affected	43
2.2.3 ECM 2 Interface with Government Equipment	44
2.2.4 Proposed Equipment	46
2.2.5 Expected Lifetime	46
2.2.6 Physical Changes to Existing Equipment or Facilities	46
2.2.7 Savings Proposed	46
2.2.7.1 Annual Energy Savings	49
2.2.7.2 Annual Energy Baseline Consumption & Costs	49
2.2.7.3 Annual Heating Plant Performance	51
2.2.8 Utility Interruptions	52
2.2.9 Agency Support Required	52
2.2.10 Potential Environmental Impact	52
2.2.11 ECM Property Ownership	52
2.2.12 ECM Project Schedule	53
3.0 ENVIRONMENTAL IMPACT OVERVIEW	54
3.1 Overview of Environmental Benefits	54
3.2 Overview of Environmental Permitting & Assessment	54
4.0 ECM PERFORMANCE MEASUREMENT	59
4.1 Overview of Proposed Annual Savings	59
4.2 M&V Plan Executive Summary	59
4.3 Whole Project Data / Global Assumptions	60
4.3.1 Risk and Responsibility	60
4.3.2 Energy, Water, and Operations and Maintenance (O&M) Rate Data	60
4.3.3 Schedule & Reporting for Verification Activities	61
4.3.4 Status of Utility Company Incentives	62
4.4 ECM Specific M&V Plan and Savings Calculation Methods	62
4.4.1 Overview of ECM Specific M&V Plans	62
4.4.1.1 ECM 1: Biomass Cogeneration Facility	62
4.4.1.2 ECM 2: Biomass Heating Plants for K& L Areas	62
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Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page iii	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457

4.4.2 Energy and Water Baseline Development	62
4.4.3 Proposed Energy & Water Savings Calculations and Methodology	62
4.4.4 Operations and Maintenance Cost Savings	62
5.0 MANAGEMENT APPROACH	63
5.1 Integrated Management Review Team (IMRT)	63
5.2 Ameresco Management Approach	64
5.2.1 Ameresco Corporate Management Team	66
5.2.2 Program Manager	68
5.2.3 Engineering	68
5.2.4 Business Operations	68
5.2.5 Safety and Risk Management	68
5.2.5.1 Site Safety Management	68
5.2.6 Construction	69
5.2.6.1 Subcontract Management	69
5.2.6.2 Construction Management	69
5.2.7 Site Operations	70
5.2.7.1 Operations and Maintenance Responsibilities	70
5.2.7.2 Repair & Replacement Responsibilities	74
5.3 ECM Training	74
5.4 Risk/Responsibility Matrix	75
6.0 PROPOSAL PRICING INFORMATION	88
6.1 Interest Rate	88
6.2 Finance Procurement Price	88
6.3 Sales Tax	89
6.4 Property Tax	90
6.5 Insurance	90
6.6 Payment/Term	90
6.7 Cancellation/Termination/Buyout	91
6.8 Prepayments/Buydowns	92
6.9 Protection of Financier’s Interest	92
6.10 Security Interest in ECM Equipment	93
6.11 Assignment of Claims	93
6.12 Title to and Responsibility for Contractor Installed-Property	93
6.13 Construction Milestones	94
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Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page iv	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
APPENDICES
Appendices A through E and G are presented in Volume II.
Appendix F is presented in Volume III.
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Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page v	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
List of Figures

Figure 1.1: Proposed Cogeneration Facility Site Layout	7
Figure 1.2: EPI Fluidized Bed Energy System	10
Figure 1.3: EPI Fluidized Bed Cell	11
Figure 1.4: Cogeneration Facility Site Location	19
Figure 1.5: Biomass Cogeneration Facility Steam Interconnection	21
Figure 1.6: Biomass Cogeneration Facility River Water Interconnection	22
Figure 2.1: K Area Biomass Heating Plant Location	44
Figure 2.2: L Area Biomass Heating Plant Location	44
Figure 5.1: Integrated Management Review Team	64
Figure 5.2: Ameresco’s SRS Biomass Project Team	67
Figure 5.3: Proposed Operations Staffing	73
List of Tables

Table ES.1: Project Economic Summary	2
Table 1.1: SRS Site Projection Profile – Steam Demand	17
Table 1.2: Utility Interconnection Summary	20
Table 1.3: ECM 1 Annual Savings Summary	26
Table 1.4: O&M Baseline Costs for D-Area Plant	28
Table 1.5: Baseline Energy Consumption	29
Table 1.6: ECM 1 Post-ECM Implementation Facility Performance	33
Table 1.7: Project Milestones	35
Table 2.1: Utility Interconnection Summary	44
Table 2.2: ECM 2 Annual Savings Summary	48
Table 2.3: Baseline Operating and Maintenance Cost for K Area Plant	50
Table 2.4: Baseline Annual Energy Consumption for K Area Plant	51
Table 2.5: ECM 2 Post ECM Heating Plant Performance	52
Table 2.6: ECM 2 Annual Post ECM Non-Fuel Utilities Cost & Consumption	52
Table 3.1: Environmental Permits & Documents	55
Table 3.2: Annual Emissions Summary for Biomass Cogeneration Facility	57
Table 3.3: Annual Emissions Summary for K&L Heating Plants	57
Table 4.1: M&V Plan Summary	59
Table 4.2: Utility Cost for ECM (Post)	60
Table 4.3: NIST Escalation Rates	61
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Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page vi	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
LIST OF ABBREVIATIONS & ACRONYMS

ACSR	Aluminum Conductor, Steel Reinforced
AIA	American Institute of Architects
ASG	Annual Steam Guarantee
BAMF	Biomass & Alternate Methane Fuel
BDF	Bio Derived Fuel
BFB	Bubbling Fluidized Bed
Btu	British Thermal Unit
CATEX	Categorical Exclusion
CO	Carbon Monoxide
CO2	Carbon dioxide
CY	Calendar Year
DA	Deaerator
DC	Direct Current
DDC	Direct Digital Control
DES	Detailed Energy Survey
DOE	Department of Energy
EA	Environmental Assessment
ECM	Energy Conservation Measure
EPA	Environmental Protection Agency
EPI	Energy Products of Idaho
ESPC	Energy Savings Performance Contract
°F	Degrees Fahrenheit
FAR	Federal Acquisition Regulation
FEMP	Federal Energy Management Program
FONSI	Finding of No Significant Impact
FY	Fiscal Year
gpm	Gallons per Minute
Hp	Horsepower
ID	Induced Draft
IMRT	Integrated Management Review Team
IPMVP	International Performance Measurement & Verification Protocol
kgal	Kilogallons
klbs	Kilopounds
kV	Kilovolts
KVA	Kilovolt Amperes
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kW	Kilowatt
kWh	Kilowatt hour
LEED	Leadership in Energy and Environmental Design
M & O	Management and Operations
M & V	Measurement and Verification
MBtu	Million British Thermal Units (1 x 106)
MOA	Memorandum of Agreement
MOU	Memorandum of Understanding
MVAR	Megavolt Ampere Reactive
MW	Megawatts
NEPA	National Environmental Policy Act
NFPA	National Fire Protection Association
NIST	National Institute of Standards & Technology
NOI	Notice of Intent to Award
NOx	Nitrogen Oxide
NPDES	National Pollutant Discharge Elimination System
O & M	Operations and Maintenance
PA	Public Address
PM	Particulate Matter
PMT	Project Management Team
POIC	Point of Interconnection
PPEF	Performance Period Escrow Fund
PPH	Pounds Per Hour
PRV	Pressure Reducing Valve
Psig	Pounds per square inch gauge
PSUP	Power Services Utilization Permit
PT	Potential Transformer
PVC	Polyvinyl Chloride
QC	Quality Control
QCM	Quality Control Manager
REC	Renewable Energy Credit
RO	Reverse Osmosis
ROW	Right of Way
SCADA	Supervisory Control and Data Acquisition
SCDHEC	South Carolina Department of Health & Environmental Control
SCDOT	South Carolina Department of Transportation
SCE&G	South Carolina Electric & Gas
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Revised Final Proposal – May 11, 2009 Ameresco Federal Solutions Page viii	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457

SNCR	Selective Non Catalytic Reduction
SO2	Sulfur Dioxide
SRS	Savannah River Site
SRNS	Savannah River Nuclear Solutions
SSM	Site Safety Manager
VAC	Volts Alternating Current
VFD	Variable Frequency Drive
VOC	Volatile Organic Compound
Yr	Year
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 1	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
EXECUTIVE SUMMARY
This Revised Final Proposal (Final Proposal) submitted by Ameresco Federal Solutions, Inc. (Ameresco) is for the implementation of two biomass Energy Conservation Measures (ECMs) at the Department of Energy’s (DOE) Savannah River Site (SRS), located in South Carolina, approximately 18 miles south of Aiken and 20 miles east of Augusta, Georgia. The ECMs are being proposed under the authority and terms of the DOE Biomass and Alternate Methane Fuel (BAMF) Energy Savings Performance Contract number DE-AM36-02-NT41457 as modified by DO RFP # DE-RP09-09SR22572, dated February 26, 2009. This Revised Final Proposal including technical, pricing, and management data shall remain valid through June 15, 2009.
The proposal consists of two Energy Conservation Measures (ECMs). ECM 1 provides for the turnkey installation of a new Biomass Cogeneration Facility with a design capacity of 240,000 pounds per hour (PPH) of steam and 20 megawatts (MW) of electric power. The new facility will replace the existing D Area coal-fired cogeneration plant. ECM 2 includes the turnkey installation of two 10,500 PPH steam heating facilities; one to be located in the K Area and one to be located in the L Area. These systems will replace the aging fuel oil-fired packaged boilers currently serving the K and L Areas of the site.
The existing D Area cogeneration plant produces both steam and electricity that is consumed on site. The steam is delivered through a large distribution pipeline that runs several miles from the plant to the end-user facilities. The plant also produces approximately 15 MW of electricity that is consumed by DOE facilities on site. The 1950s era plant is fueled by coal and in need of significant modifications to bring the plant into compliance with current environmental requirements as well as to be a reliable source of energy. The proposed Biomass Cogeneration Facility, sited near the existing steam interconnection at the intersection of Burma Road and C Road, will significantly reduce the distance from the plant to the end-user, resulting in improved operating efficiency. The new facility will have enough capacity to satisfy all of the site’s steam requirements and a significant portion of the electrical demand which will allow for the D Area plant to be shut down.
Currently, the existing heating plant in the K Area provides steam for both the K and L Areas. Steam is delivered from the K Area plant to L Area facilities through a 6”, 2.5 mile pipeline. ECM 2 provides for replacing the K Area plant with two 10,500 PPH boilers — one boiler located in K Area and one located in L Area — eliminating the need to use the 2.5 mile distribution line. The existing K Area plant and the steam line will be shut down.
Clean biomass and bio-derived fuels (BDF) will be the primary fuel source for all of the new boilers. The clean biomass consists of various types of forest residues, and the BDF consists primarily of scrapped vehicle tires. Fuel deliveries will be received by Ameresco staff at a fuel handling yard located within the Biomass Cogeneration Facility site at the Burma Road/C Road location. The fuel handling yard includes a fuel receiving, storage, and processing area that will serve the Biomass Cogeneration Facility and the K and L Area Heating Plants. Fuel deliveries to the K and L Area Heating Plants will be made by Ameresco staff on an as-needed basis from the central fuel yard.
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 2	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
The use of renewable energy fuel sources provides many positive economic and environmental benefits to the SRS and the local community, while providing significant energy and cost savings to SRS. The savings result from fuel switching (coal to biomass), reductions in line losses by locating the new cogeneration facility and heating plants closer to end-user facilities, and improved efficiencies from new equipment sized to better match existing load requirements. Key environmental benefits of the project include:
•	Over 2,000,000 MBtu/yr of thermal renewable energy production and a minimum generation of 77,000 mWh (264,444 MBtu) of green power.

•	Annual Energy Savings of approximately 500,000 MBtu/yr

•	No-cost Renewable Energy Credits (RECs)

•	Decrease of water intake from the Savannah River by 1,412,000 kgal/yr, supporting water conservation efforts in the regional drought situation.

•	Reduction of 400 tons/yr of Particulate Matter (PM) emissions

•	Reduction of 3,500 tons/yr of Sulfur Dioxide (SO2) emissions

•	Reduction of 100,000 tons/yr of Carbon Dioxide (CO2) emissions

•	Support of the South Carolina Biomass Council Goals
Ameresco proposes to provide a turnkey package of design, permitting, and installation. Ameresco will also take responsibility for the operation and maintenance of the cogeneration facility and heating plants throughout the contract term. Table ES.1 below provides an overview of project economics (as shown on Schedule DO-4) for Performance Period Year 1.
Table ES.1: Project Economic Summary

	Project
	Implementation	Total Energy Savings	O&M Savings	Water Savings	Total Savings
Project	Cost*	(Year 1, 2012)	(Year 1, 2012)	(Year 1, 2012)	(Year 1, 2012)
DES Cost	[**]	N/A	N/A	N/A	N/A
ECM 1: Biomass Cogeneration Facility (D Area Replacement Plant)	[**]	$21,053,328	$12,482,882	($355,013)	$33,181,197
ECM 2: Biomass Heating Facilities for K & L Areas	[**]	$558,208	$638,970	($25,917)	$1,171,260

Total	$149,172,566	$21,611,535	$13,121,852	($380,931)	$34,352,457

*	The project Implementation Cost excludes the financial procurement costs.
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 3	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
Following contract award, the detailed design will be completed and construction of the new facilities will take place. It is expected that thirty months from the date of contract award will be required to complete the final design and construction of the main Biomass Cogeneration Facility. However, Ameresco expects that the K and L Area Heating Plants can be constructed within 18 months of contract award. For this reason, Ameresco proposes an early acceptance of ECM 2.
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 4	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
1.0 ECM 1 DESCRIPTION
1.1 ECM Summary Schedule DO-4
Pricing Schedule DO-4 is included in Section 6.0, Proposal Pricing Information.
1.2 ECM #1:Biomass Cogeneration Facility
1.2.1 Detailed Description of ECM
1.2.1.1 ECM Summary
This ECM comprises the design and construction of a Biomass Cogeneration Facility (cogeneration facility) to be located to the northwest of the main distribution steam interconnection at the intersection of Burma Road and C Road. The steam produced from the facility will be exported to the 200 Areas via the existing distribution system; the green power generated will be exported to the SRS electrical distribution system via a new interconnection at the existing F Area substation. The scope of work includes the installation of the cogeneration facility and all equipment, the site work, and the necessary utility interconnections required for plant operation. There are three additional items included in the scope (design drawings for these items to be provided following contract award):
1)	The procurement and installation of a new skid-mounted river water pump and new pumping systems controls at the river water pump house, Building 681-3G.

2)	Rework of the electrical feeder from the TNX area to the South Carolina Electric and Gas (SCE&G) utility line at the D Area.

3)	Relocation of the existing L Area capacitor bank.
The cogeneration facility will be sized to provide a continuous supply of steam to site end-users (based on current and future load projections as presented in the SRS Site Projection Profile provided by the Government) while optimizing the quantity of green power generated. The system is designed using applicable national codes and standards for power plants and specific site standards (refer to Section 5.2). Previously, conceptual design drawings were submitted to the site for review prior to issuance of this final proposal; a draft version of the “issued for pricing” drawings is included in Volume III of this proposal. Finalized “issued for construction” drawings will be submitted to the government for concurrence throughout the first year of the construction period, as major equipment items are ordered and the design drawings are finalized.
This ECM will provide an estimated savings of over $33 million in the first year of operation through the offset of coal purchases, and reduced O&M from the elimination of the existing D Area Power Plant and electrical substation. The renewable energy-fueled cogeneration facility will also provide renewable energy credits (RECs) to SRS at no cost. For purposes of receiving credit for implementing this renewable energy initiative, the RECs attached to ECM 1 and ECM 2 will belong to the Government and will not be claimed nor sold by Ameresco.
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 5	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
In addition to the design and construction, Ameresco will retain responsibility for fuel delivery, operations, maintenance of the cogeneration facility and site; repair and replacement of the cogeneration facility equipment; air and effluent outfall emissions compliance for the cogeneration facility; and monitoring, measurement, and verification (M&V) throughout the contract term. Refer to Section 5.2.7 for details on Ameresco’s Site Operations.
1.2.1.2 ECM Design Process
The proposed cogeneration facility will provide steam and power to the SRS site. Several configurations and energy models were analyzed during the Detailed Energy Survey (DES) phase to determine the final system sizing and system components. The optimal equipment selection and sizing was selected to balance the current and future thermal needs of the site while maximizing green power generation. Final selection resulted in a system composed of two (2) biomass bubbling fluidized bed boilers, each with an output capacity of 120,000 PPH (240,000 PPH plant total) steam and one (1) condensing steam turbine/generator with an output design capacity of 20 MW.
Superheated steam will be produced in the new combustor/boiler systems at 850 pounds per square inch gauge (psig) and 825 degrees Fahrenheit (°F), for delivery to the turbine/generator unit. Steam is extracted at a reduced pressure (385 psig nominal) from the turbine to meet the demand of the site, as well as for parasitic use. As the primary purpose of the cogeneration facility is to provide a continuous supply of steam, the amount of steam extracted from the turbine will vary to meet the site demand. As the extraction rate varies with the site steam demand, the gross power output from the turbine/generator will also vary. Based on future steam load forecasts as presented in the SRS Site Projection Profile provided by the Government (Table 1.1 below), output from the turbine/generator will range from 8 to 20 MW. The net power exported will vary from 5 to 17 MW as the new cogeneration facility’s in-house (parasitic) loads will range between 2-4 MW. A detailed basis of design is included in the following subsections.
Site
The location of the new cogeneration facility was selected during the initial feasibility study of the project. The facility will be located approximately 0.5 miles northwest of the intersection of Burma and C Roads on a 30 acre site. The development on the site will include the following major areas: 1) the fuel handling yard, 2) the boiler/combustion system, 3) the power plant, 4) the cooling tower and outfall piping, and 5) the administration building and site parking. The placement of the cogeneration facility on this site was optimized to minimize fuel handling conveyor runs, and to ensure critical systems are located near the operator control room. The layout was also arranged to make use of the natural topography of the land where possible to minimize disturbance to the environment. The location and layout of the facilities were also optimized to the extent possible with regard to interfaces with site utilities (described in Section 1.2.3), a new storm water collection system and outfall, and the new site fire protection system.
The storm water system is designed to collect storm water from the impervious portions of the site. These include building run-off, roadway run-off, and equipment run-off. The system will include a series of
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 6	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
catch basins to collect the storm water. The site will be graded to direct the storm water to each of the catch basins. The catch basins will be interconnected by 6”, 8”, and 12” piping. A manhole will be included to provide maintenance access at each change of direction. Ultimately the storm water will be directed by gravity to a storm water detention pond which is sized to hold the expected rainfall peaks in the area. The pond will be complete with a liner and slotted spillway to enable a controlled release of water to the outfall. The system will be installed with a monitoring system to measure flow, pH, and conductivity. Major components include catch basins, piping, manholes for maintenance access, lined 165,000 gallon detention pond, monitoring system, and the 24” outfall.
Extensive soil testing was completed on the site to determine the conditions for the soil and recommended design for structural support of equipment, facilities, and new pavements. The soil composition is primarily sand with light clay and therefore requires treatment of the site with an engineered fill prior to foundation work. A copy of the complete soil report is included in Appendix A of this proposal.
Logistics of site traffic are designed to allow biomass delivery trucks and other facility traffic to enter the site from Burma Road. The existing gravel portion of Burma Road will be paved up to the entrance of the site. Delivery trucks will enter the facility from the Burma Road entrance using a new deceleration lane, and exit the facility via a new one-way exit along the former route of Old Burma Road (currently an unmaintained dirt pathway between Burma and C Roads). All other facility traffic will enter into the new parking lot or the on-site access road, and may then exit back to Burma Road or use the new one-way exit to C Road.
Delivery trucks will traverse the entrance road to the fuel yard, and after fuel delivery will exit via Old Burma Road, which will be re-cleared and paved up to C Road at the existing 3-way intersection of C Road and the entry to the F Area. Old Burma Road will be designated and marked as a one-way thoroughfare in accordance with South Carolina Department of Transportation (SCDOT) standards, and the traffic signal at the existing 3-way intersection on C Road will be converted to a new 4-way intersection. This arrangement provides for a safe traffic flow and allows delivery vehicles to make left-hand turns across traffic only at a signal-controlled intersection. Also included in the site scope of work is the removal of the curbed median at the existing 3-way intersection, and the installation of new loop-control vehicle sensor wiring beneath the pavement at the new 4-way intersection. Figure 1.1 is an illustration of the overall site layout; the specific areas within the site are further described in the following pages.
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 7	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
Figure 1.1: Proposed Cogeneration Facility Site Layout
[**]
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 8	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
Fuel Handling Yard
The fuel handling yard will serve as the delivery point for all fuel supplies for the cogeneration facility, as well as the two heating plants serving the K and L Areas. Approximately 40-60 trucks will enter the site daily (at staggered delivery times) at the Burma Road facility entrance. The entrance to the yard will include truck scales for weigh-in of all fuel sources for tracking deliveries. Beyond the entrance will be the unloading equipment, fuel storage area, and the fuel handling and processing equipment.
For fuel handling operations at the cogeneration facility, front-end loaders and augers/conveyors will be used at various points in the yard to move fuel between stations, through the yard area, and into the combustion systems. The biomass wood fuel will be unloaded using three (3) automated hydraulic truck-dumping stations. The truck-dumpers discharge into a reclaim pit, where the fuel will be lifted to the first transfer conveyor. The fuel is then screened and processed through a hogger and disc screen onto a second transfer conveyor. The fuel can then be transferred into the outside storage area or directly into the metering bins of the combustors. Stored fuel will be stacked in the outside storage after delivery from the transfer conveyor by use of a circular stacker/reclaimer. In addition to stacking the fuel, the stacker/reclaimer functions as a reclaimer to transfer the fuel from the storage stack to the fuel metering bins prior to entering the combustors.
The total available outside storage for clean biomass is approximately 15 acres, allowing for 30 days of continuous operations without replenishing the on-site fuel storage. The scrap vehicle tires brought to the site will be unloaded and processed in a separate area before being augured into a separate reclaimer. The separate unloading area and reclaimer allow for better process control through mixing with the biomass fuel, and also help to quantify BDF usage in meeting the requirements of the South Carolina Department of Health and Environmental Control (SCDHEC) air permit with regards to limits on BDF combustion.
Fuel supplies for the K and L Area boilers will be loaded at the cogeneration facility fuel handling yard and trucked by Ameresco staff to the K and L Area heating plants as needed, since the heating plants operate only during a limited heating season. One truckload per day is the estimated maximum usage at both the K and L Area heating plants during the coldest periods.
Proposed Fuel Yard Components include:
•	Two (2) Truck scales

•	Three (3) Hydraulic truck dumps and reclaimers

•	Front end loaders

•	Dump trucks for site use

•	Live bottom trailers for K and L Area

•	One (1) Fuel hogger

•	One (1) Screener for oversized product

•	Two (2) Magnets for metals screening

•	One (1) Stacker & Reclaimer

•	One (1) Truck Reclaim for Tires
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•	One (1) Shredder for tires

•	Multiple conveyors for fuel handling

•	One (1) Whole Tree Chipper
The final design of the system was developed with primary consideration given to the following: handling and processing of multiple fuel types; safe and plentiful fuel storage area on site; minimized maintenance requirements; reduced downtimes; and provision for flexible operation of the overall systems.
Combustion/Boiler System
The combustion/boiler system includes the components from the fuel feeders to the exhaust stack, including the boiler auxiliaries. A bubbling fluidized bed (BFB) combustion technology will be used for this project. BFB technology uses high pressure air to fluidize a 2-3 foot bed of sand (inert material) in suspension. The fuel source is fed into the system through air spouts and mixed into the suspended bed. The system operates using 30-40% theoretical combustion air to reduce bed temperature and minimize nitrogen oxide (NOx) emissions.
BFB technology is preferable for biomass fuels due to its ability to better tolerate various fuel types, as well as larger variations in both fuel mixture density and moisture content. BFBs have the advantage of reduced air emissions due to a more stringently controlled temperature in the combustion process (1400-1600oF). Compared to stoker technology, the bubbling bed offers lower uncontrolled air emission rates, resulting in a lower investment for downstream air pollution control system components. BFBs require less maintenance than the stoker boiler, resulting in less downtime and lower ongoing costs.
[**]. The EPI system is shown in Figure 1.2. The EPI combustor/boiler offers the following benefits in this size range of BFB equipment:
[**]
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Figure 1.2: EPI Fluidized Bed Energy System
Two identical BFBs will be installed in the new cogeneration facility. Both boilers will be sized for a total design input of 372 MBtu/hr (186 MBtu/hr per boiler) and an output of 240 kpph (120 kpph per boiler). The bubbling bed boiler will produce steam at 850 psig, 825°F. Steam generated will go through a condensing turbine when generating electricity, or through a pressure reducing valve (PRV) station which will reduce the pressure to 385 psig. Steam required by the site and for the cogeneration facility deaerator (DA) tank will be extracted from the turbine at 385 psig. The 385 psig steam will be distributed to the existing system via the interconnection to the existing steam header located just across the street from the new cogeneration facility. Additionally, full capacity fuel oil burners will also be installed in the combustor to serve as a back up fuel source in case the biomass feeders are down. Refer to Section 1.2.1.3 for details of SRS steam demand.
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Revised Final Proposal — May 11, 2009 Ameresco Federal Solutions Page 11	Biomass Cogeneration Facility and Heating Plants Savannah River Site Contract DE-AM36-02NT41457
Figure 1.3: EPI Fluidized Bed Cell
Fuel will enter into the combustion metering bins from the fuel transfer conveyors. Metered fuel is discharged through isolation slide gates and into the fuel spreaders. The spreaders distribute the fuel across the fluidized bed. The fluidized bed cell as shown in Figure 1.3 includes the equipment to accept, distribute, and mix air, fuel, and limestone in a high temperature thermal oxidization environment. The system is designed in accordance with National Fire Protection Association (NFPA) Section 850. Underbed air and overfire air distribution systems are provided to allow proper air flow for uniform combustion, to provide cooling of tramp material, and to optimize overall bed temperature.
The EPI system is specifically designed to include a bed recycle system to accommodate wood and tire derived fuel containing wires. The tire bed system is a fluidizing bed bottom, wire separation, and screening system designed to handle high concentrations of wire left over from the thermal oxidization of shredded tires and tramp material. The metal is recovered from the rest of the tramp material and bed media then discharged to the hopper for recycling.
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Each of the biomass boilers will include a gas handling system, which includes an induced draft (ID) fan to pull the boiler flue gas through the economizer. The ID fan exhausts into a fabric filter baghouse and then to an integral exhaust stack.
Pollution Abatement Control
The fluidized bed system provides an environment to optimize destruction of hazardous air pollutants and volatile organic compounds. Additional pollution abatement control is included in this system to comply with air emission requirements.
Particulate Matter Control: Particulate in the gas stream is captured in a pulse-jet baghouse system. The baghouse captures particulate matter from the flue gas and has removal efficiencies of 99.9+%. The flue gas will then exit through a stack adjacent to the ID fan and baghouse located just outside of the new cogeneration facility.
Nitrogen Oxide Control: The flue gas from the boiler will be treated in the combustion system using selective non-catalytic reduction (SNCR) technology to reduce nitrogen oxides. Using the SNCR will reduce NOx rates to 0.12 lb/MBtu. Urea is injected into the furnace typically above the over-fire air ports, reacting with the oxides to form nitrogen and hydrogen.
Sulfur Dioxide Control: Since tire derived fuel will be used as a fuel source, each biomass boiler will also have a bed additive system. The bed additive system will introduce limestone into the fluidized bed cells in order to reduce sulfur dioxide and other acid emissions. Sulfur dioxide will be controlled to less than 0.2 lb/MBtu in order to comply with air permit conditions.
Each boiler will include an exhaust stack. Each stack will include an aviation lighting system, and a continuous emissions monitoring system to measure the stack emissions and provide data reporting. The system will monitor carbon monoxide (CO), oxygen (O2), NOx, SO2, reagent slip, and opacity. The data is recorded in the facility supervisory control and data acquisition (SCADA) system.
Ash Handling System
The fuel will primarily consist of clean biomass sources; therefore, the ash content is expected to be low, less than 1.0-3.0% of the fuel burned. The ash stream consists of a bottom ash stream and a flyash stream. Bottom ash will be automatically removed from the biomass boiler with mechanical conveyors and augered into a hopper outside of the building. Fly ash will be collected at multiple points along the flue gas exhaust train, including boiler hoppers, mechanical dust collector hoppers, and baghouse. The flyash system will be a mechanical pneumatic system consisting of rotary air-lock valves, screw conveyors, drag conveyors, and storage container. The ash collection hoppers will include water nozzles to keep ash wet and minimize dusting into the plant area.
The ash generated from combustion will be delivered to the landfill or taken off site to potential end-users. Ameresco will be responsible for ash removal, and the cost is included in the performance period expenses.
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Major Combustion/Boiler System Components:
•	Two (2) 120,000 PPH biomass fluidized bed boilers, including fan systems

•	Two (2) Baghouses including Penthouse

•	Two (2) SNCR systems (Urea Injection)

•	Boiler auxiliaries (boiler feed water pumps, DA tank, chemical treatment, and instrumentation)

•	Boiler control SCADA system

•	Two (2) Ash bins

•	Two (2) Ash storage silos

•	Two (2) Ash conveying systems (for each biomass boiler)

•	Fuel Oil Storage

•	Reagent Storage

•	Limestone Storage
Power Plant
The power plant will house the boiler feedwater system, the water treatment system, the chemical treatment system, and the steam condensing turbine. The cooling tower and emergency generators will be located outside to the west of the power plant. The building will be a pre-engineered two-tiered metal building and 16,000 sq ft in size. Within the power plant there will be a control room, break room, storage, chemical and sampling area, and the motor control center. The equipment components are described in the sections below.
Boiler Feedwater System
A feedwater system will pressurize and deliver deaerated boiler feedwater from the DA tanks and the desuperheater to the boilers. The boiler feed pumps will pull the heated water from the DA tanks. Since there is no condensate return infrastructure in place, the DA tanks will receive makeup water from the water treatment system and from the condensate tank. The feedwater will be delivered to the boiler at 850 psig and 370oF. There are 2 DA tanks for the boilers; one will be used as a backup.
Components of the primary feedwater system include the following:
•	Three (3) Boiler feed pumps and motors

•	Two (2) DA tanks with instrumentation and trim

•	Piping, valves, and controls
Water Treatment System
River water will be used as the source of water for the process water, regeneration water, and for fire system water. The river water will be filtered through carbon filters and softeners. Process water will be treated using Reverse Osmosis (RO) technology and then deionized through a mixed bed system. This system was designed based on samples collected from the Savannah River during the DES and from water analysis reports for the D-Area plant. The peak make-up requirement to the cogeneration facility is
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2,200 gallons per minute (gpm); this would occur at the cogeneration facility’s full capacity and if the water treatment regeneration cycles were occurring at the same time. Normal flow rate to the water treatment skid will be 600 gpm. Primary components of the water treatment system include:
•	Four (4) Carbon Filters

•	Two (2) Water Softeners

•	Neutralization Tank

•	RO System

•	Two (2) Deionized Mixed Beds

•	Neutralization Skid

•	Deionized Water Storage Tank
Chemical Feed System
Chemical feed systems are designed for the boilers to provide protection from corrosion, scale formation, circulating water biofouling, and to provide pH control. Specific internal boiler water treatment programs will be designed during the implementation phase. Chemical equipment includes the following:
•	Boilers
•	Internal Boiler Water Treatment: Chemical feed skid(s) with injection pumps. The skid will be pre-piped, pre-wired, including necessary components and accessories for a complete functional system. Feed skid to be used with chemical totes.
•	Circulating Water System
•	Common acid chemical feed skid with injection pumps, pre-piped, pre-wired and including necessary components and accessories for a complete functional system. Feed skid to be used with chemical totes.

•	Corrosion control chemical feed skid with injection pumps (dispersant and corrosion inhibitor), pre-piped, pre-wired and including necessary components and accessories for a complete functional system. Feed skid to be used with chemical totes.

•	Biocide chemical feed skid with injection pumps, pre-piped, pre-wired and including necessary components and accessories for a complete functional system. Feed skid to be used with chemical totes.
Turbine System
The turbine will be installed in the power plant building. The turbine generator will have a rated output of 20 MW and generate at 13.8 kilovolts (kV). The turbine will be provided by TGM; information on the TGM system is included in Appendix C. The TGM turbine is manufactured in Brazil; however, Ameresco selected it for the SRS project because of its higher efficiency, lower cost, and shorter delivery time. Ameresco requested and the contracting officer has added the TGM turbine to the exemption list for Buy American.
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Electrical Generation Equipment:
•	One (1) TGM Steam Condensing Turbine (20 MW), Model TMCE 25000A

•	Electrical switchgears

•	Two (2) fuel oil-fired emergency generators (1.5 MW each)

•	Surface Condenser

•	High Voltage, Medium Voltage Transformers
Cooling System
•	One (1) two-cell Cooling Tower with variable frequency drive (VFD) Fans

•	Cooling Tower pumps

•	Outfall Sampling Station
Administration Area
A 2,200 sq ft building will be constructed to provide office space for cogeneration facility management staff and to also provide an area to allow visitors to gather for facility tours.
Fire Protection Plan
The Site Fire Protection Plan includes different methods depending on the type of area and the recommended practice for fire protection. The site will include a stationary pump as well as the following elements described below.
Biofuel receiving and storage areas
•	NFPA 850, Recommended Practice for Fire Protection for Electric Generating Plants
•	Fire water loop with hydrants and post indicating valves installed in accordance with NFPA 24 Standard for the Installation of Private Fire Service Mains and Their Appurtenances
•	International Fire Code
•	Open access for emergency vehicles
Boiler/Turbine/Equipment yard
•	NFPA 850, Recommended Practice for Fire Protection for Electric Generating Plants
•	Fire water loop with hydrants and post indicating valves installed in accordance with NFPA 24 Standard for the Installation of Private Fire Service Mains and Their Appurtenances
•	International Fire Code
•	Open access for emergency vehicles
Turbine Hall
•	NFPA 850, Recommended Practice for Fire Protection for Electric Generating Plants
•	Oil containment/drainage system
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•	A hose connection

•	Fixed protection system, detection, and alarm system to cover, as minimum, the Turbine/Generator bearings and oil containment areas.

•	Turbine shut down control per NFPA 850
Administration Area
•	International Building Code and International Fire Code
•	Detection, alarm, and sprinkler system installed in accordance with NFPA 13 Standard for the Installation of Sprinkler Systems and NFPA 72 National Fire Alarm Code
Lab, Breakroom, and Bathrooms
•	International Building Code and International Fire Code
•	Detection, alarm, and sprinkler system installed in accordance with NFPA 13 Standard for the Installation of Sprinkler Systems and NFPA 72 National Fire Alarm Code
Control Room and Electrical Rooms
•	NFPA 850, Recommended Practice for Fire Protection for Electric Generating Plants
•	Detection and alarm system installed in accordance with NFPA 72 National Fire Alarm Code
•	Detection, alarm, and fixed protection under raised floors.
•	Fixed protection — Dry Chemical, NFPA 17
Biofuel Conveyors and Transfer Towers
•	NFPA 850, Recommended Practice for Fire Protection for Electric Generating Plants
•	Protection, detection, and alarm systems are not required but are a good practice
•	Dry type deluge system install in accordance with NFPA 13 Standard for the Installation of Sprinkler Systems
•	Detection and alarm system installed in accordance with NFPA 72 National Fire Alarm Code
•	Conveyor controls to be interlocked per NFPA 850
Cooling Tower
•	NFPA 850, Recommended Practice for Fire Protection for Electric Generating Plants
•	Hydrant installed in accordance with NFPA 24 Standard for the Installation of Private Fire Service Mains and Their Appurtenances
•	Cooling Tower design and constructed in accordance with NFPA 214, Standard on Water-Cooling Towers
Fuel Oil Storage Tank
•	NFPA 30: Flammable and Combustible Liquids Code
•	Separation in accordance with NFPA 30

•	100% containment in accordance with NFPA 30
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•	Design and construction in accordance with NFPA 30
•	Hydrant installed in accordance with NFPA 24 Standard for the Installation of Private Fire Service Mains and Their Appurtenances
1.2.1.3 ECM 1 Operation
ECM 1 will be operated continuously to produce steam and power for SRS, with the primary mission of meeting the Annual Steam Guarantee (ASG). The ASG is the total amount of steam output from the biomass boilers as defined in Section 1.2.7.4. During normal operation, steam produced from the boilers will flow through the condensing steam turbine. Steam required for the cogeneration facility auxiliaries and the export steam required by the site will be extracted from the turbine. The balance of steam will continue through the turbine to generate additional green power. As required by SRS, the cogeneration facility will be operated to provide steam at 350 psia through the existing Government-owned distribution system to the users in the F and H Areas.
Scheduled outages will not exceed one per year and only one boiler will be taken down at a time for planned maintenance. In the unlikely event that both boilers are inoperable, Ameresco has made provisions and connections for bringing temporary boilers to the site to ensure the supply of steam.
Projected steam demands of the site are based on information provided in the SRS Site Projection Profile provided by Government personnel. The projections upon which the cogeneration facility performance model is based was provided by government personnel in the SRS Site Projection Profile and shows that annual steam loads will differ for the next 20 years as shown in Table 1.1. Due to these changes in operation and the anticipated variation in weather from year to year, it is proposed that the new cogeneration facility will be operated to produce a fixed quantity of steam each year, the ASG. As the demand for exported steam decreases, the amount of green power generation will increase, up to the ASG.
Table 1.1: SRS Site Projection Profile — Steam Demand

	Winter peak	Winter average	Summer average
Year	[kpph]	[kpph]	[kpph]
2009	[**]	[**]	[**]
2010	[**]	[**]	[**]
2011	[**]	[**]	[**]
2012	[**]	[**]	[**]
2013	[**]	[**]	[**]
2014	[**]	[**]	[**]
2015	[**]	[**]	[**]
2016	[**]	[**]	[**]
2017	[**]	[**]	[**]
2018	[**]	[**]	[**]
2019	[**]	[**]	[**]
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Table 1.1: SRS Site Projection Profile — Steam Demand

	Winter peak	Winter average	Summer average
Year	[kpph]	[kpph]	[kpph]
2020	[**]	[**]	[**]
2021	[**]	[**]	[**]
2022	[**]	[**]	[**]
2023	[**]	[**]	[**]
2024	[**]	[**]	[**]
2025	[**]	[**]	[**]
2026	[**]	[**]	[**]
2027	[**]	[**]	[**]
2028	[**]	[**]	[**]
2029	[**]	[**]	[**]
2030	[**]	[**]	[**]
2031	[**]	[**]	[**]
Ameresco staff will be responsible for operating and maintaining the cogeneration facility throughout the contract term as detailed in Section 5.2.7.1, and the cogeneration facility will be continuously manned by Ameresco staff as described in Section 5.2.7. However, this Final Proposal excludes any operation and maintenance obligations on the part of Ameresco except as detailed in Section 5.2.7.1
1.2.2 Location Affected
During the Initial Proposal kickoff meeting, the Government presented three sites as potential locations for the new cogeneration facility. The selected site is shown in Figure 1.4 below and was agreed upon by SRS, the M&O Contractor, and Ameresco based on an evaluation of many factors, including distance to existing utility connections, available acreage, accessibility, security concerns, and environmental impacts. A site-use permit was obtained and is currently being amended to include the electrical feeder to the F Area, the river water piping tie-in from the C Area, the process water outfall to Upper Three Runs Creek, and improvements to the Old Burma Road/C Road intersection.
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Figure 1.4: Cogeneration Facility Site Location

Clearwater
Aiken
Aiken County
Windsor
New Ellenton
Williston
Elko
Jackson
Augusta
Barnwell County
Savannah River Site (U.S. Dept. of Energy)
Upper Three Runs
Par Pond
Snelling
Barnwell
Fourmile Branch
L Lake
Savannah River
Lower Three Runs
Kline
South Carolina
Georgia
Burke County
Girard
Brier Creek
Allendale County
Screven County
Sardis
1
4
19
39
78
278
125
64
56
23
24
Legend
Savannah River Site
Municipality
County Boundary
State Boundary
Proposed Biomass Cogeneration Facility
U.S. Highway
State Highway
0
2.5
5
10
Miles
N
S
E
W
Georgia
South Carolina
Map Area

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1.2.3 ECM 1 Interface with Government Equipment
Title to all Ameresco installed equipment will transfer to the Government at the time of Government acceptance of an ECM. Title to the biomass fuel will transfer to and vest in the Government simultaneously with Ameresco’s receipt of the biomass at the fuel handling yard. For the sake of clarity, ECM 1 will interface with existing Government equipment at the utility interconnections as described in this section. The installation of utility interconnections required for the new cogeneration facility are included in the project implementation cost and the installation will be Ameresco’s responsibility; however, the SRS M&O Contractor will retain O&M responsibility including repair and replacement for the utility interconnections and utility distribution systems. Table 1.2 provides a summary of the utility interface and the scope of O&M responsibility for the utility systems. Ameresco and the SRS M&O Contractor will enter into an agreement that will provide the cogeneration facility with utility services to include river water, sanitary sewer service, backup electrical power, and domestic water service. A Power Services Utilization Permit (PSUP) form will be completed by Ameresco prior to construction of utility interconnections. Utility meters will be installed to measure usage. It is proposed the Government will incur the cost for the cogeneration facility’s non fuel utilities. These Post-ECM Implementation Costs have been factored into the annual savings. The annual consumption and costs of the utilities are shown in Table 1.6, and the unit cost used for each utility is shown in Table 4.2. Refer to Section 5.2.7.1 for operation and maintenance responsibility.
Infrastructure services (site facility operations and maintenance) are primarily the responsibility of the Site M&O Contractor. M&O Contractor personnel operate and maintain the SRS utility systems and manage site environmental programs. On site DOE personnel are charged with oversight of M&O Contractor operations although M&O Contractor personnel often render project or program decisions for the Government. Therefore, for purposes of this proposal, the use of the term “Government” is applicable to DOE and M&O Contractor. For example, the term “Government caused delays” includes any delays caused by government and/or M&O Contractor personnel. Although the M&O Contractor makes operational decisions for the systems they operate and programs they manage, only DOE personnel, i.e. Contracting Officer and Contracting Officer’s Representative (COR) will provide project and program decisions affecting work performed by Ameresco or Ameresco subcontractor personnel resulting from this proposal.
Table 1.2: Utility Interconnection Summary

Utility	Interconnection	O&M Responsibility
Steam	New 12”, 240 kpph line from plant to existing 24” across Burma Road	Ameresco: To the point of the new valve located in a new 12” line near the point of interconnection (POIC) with the existing steam line. SRS: Upstream of the new valve.

Domestic Water	30 gpm, new 2” line from plant to header located outside existing water treatment plant	Ameresco: To the new utility valve outside of power plant. SRS: Downstream of the tie-in to the new valve.
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Table 1.2: Utility Interconnection Summary

Utility	Interconnection	O&M Responsibility
River Water	New 12",2200 gpm line from valve house near C-Area to new biomass plant	Ameresco: Downstream of the interconnection valve. SRS: From existing pump station up to interconnection valve at cogeneration facility.

Outfall	1200 gpm + storm water runoff, new 24" line to Upper Three Runs Creek	Ameresco: To conduct all testing of the effluent; responsible for maintaining compliance of this discharge.

Sanitary Sewer	New 4" line & new lift station, 20 gpm to upside of the existing Lift Station	Ameresco: To the new valve located in the new line outside of power plant. SRS: Downstream of the new utility valve.

Electrical	New 13.8 kV line to/from F Area substation	SRS: From outside of new cogeneration facility

Fire Water System	Tapped off the new river water header, prior to cooling tower	Ameresco: Responsible for fire water system

Telephone Line/Public Address (PA) System	Verizon New Line	Verizon/Ameresco

Data Line	Verizon New Line	Verizon/Ameresco
Steam Distribution System
Steam produced from the boiler at 850 psig and 825°F will flow through the turbine, or through a pressure reducing valve (PRV) and desuperheater if the turbine is not operating. From the turbine or PRV, the steam will be exported to the SRS distribution system, with a small percentage going to the cogeneration facility DA tanks. Flash steam from the continuous blowdown flash tank is supplied to a low pressure header to supplement the steam requirements of the DA.
The steam exported to the distribution system will be delivered at 350 psig 450oF. A new 12” carbon steel pipe will be routed above-ground from the cogeneration facility (exiting from the turbine or PRV station) to the existing steam line located across Burma Road. A steam meter will be installed in the line to measure steam exported from the cogeneration facility, as well as a steam meter on the flow exiting the boilers to measure the total amount of steam produced. The new cogeneration facility export connection is approximately 3 miles closer to the F and H Areas than the existing D Area plant, providing increased distribution system efficiency from decreased line losses. The approximate point of interconnection is shown in the photograph below:
Figure 1.5: Biomass Cogeneration Facility Steam Interconnection
[**]
Domestic Water
A 2” domestic water line will be installed to serve plant potable water needs such as bathrooms, utility sinks, showers, and eye wash stations. The new water line will connect to the existing domestic water
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header located outside of the nearby industrial water treatment plant, located approximately 0.3 miles east of the cogeneration facility. Domestic water usage is expected to be minimal (5-10 gpm) and used for sink, lavatory, and maintenance requirements. Annual consumption is expected to be approximately 2600 kilogallons (kgal). The domestic water interconnection will be designed per M&O standards and permitted as required by the SCDHEC.
Process Water
River water will be used as the water source for all process and fire water. The process water usage includes boiler feedwater, cooling tower makeup water, water treatment regeneration cycles, and cogeneration facility service water. The river water will be supplied from Building 681-3G, the water pump house, through an existing distribution system and pump station. A new 12” ductile iron line will be routed underground from the existing C Area valve house (refer to Figure 1.6) to the cogeneration facility site following the route of the abandoned steam line from the C Area, and then diverting off of the route through existing vegetated areas to the site. Routing through the vegetated area will reduce the new distribution pipe route by approximately 1/2 mile. The specific routing is shown on the site drawing which is included in the drawing package (Volume III). The peak make-up requirement to the site is 2200 gpm; this would occur if the system was operating at full capacity and if all the regeneration cycles of the water treatment system were occurring at the same time. Normal operations will use 600 gpm. Annual river water consumption will average around 450,000 kgal.
To ensure there is adequate redundancy and back-up for the site river water source, in addition to the installation of the new distribution line a new pump skid (identical to the P-10 skid) will be installed to replace the pump, P-4, located inside the water pump house (Bldg 681-3G). The new pump will be used as a backup for P-10 and be designed with a 19.8” impeller size (600 hp motor.) Other components to be installed with the new pump include:
•	Rework of the existing suction pipe

•	Installation of isolation valve in suction pipe

•	Installation of flow control valve & flow meter

•	Installation of instrumentation and valves setup (duplicate system to the P-10 skid)

•	Control modification to allow the pumps to automatically operate based on system requirements
Figure 1.6: Biomass Cogeneration Facility River Water Interconnection
[**]
Site Outfall
A new 24” high density polyethylene pipe will be routed from the cooling tower basin to Upper Three Runs Creek. The pipe will be installed underground and follow the natural topography of the land. A new outfall structure will be constructed next to the cooling tower to allow for flow monitoring and effluent testing. Process waste water and the storm water runoff will be discharged to the outfall. The storm water system includes collection piping to catch basins which will divert the storm water to the site
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retention pond. The retention pond will discharge to the outfall. The outfall will be permitted under the site National Pollutant Discharge Elimination System (NPDES) permit.
Sanitary Sewer
The bathrooms and fixtures located in the cogeneration facility and in the administration building will connect to the existing sanitary sewer system via a 4” polyvinyl chloride (PVC) pipe and be pumped using a new lift station. The line will connect upstream to the 607-91G lift station located approximately 0.3 mile east of the cogeneration facility. The sanitary sewer interconnection will be designed per M&O standards and permitted as required by the SCDHEC. Annual discharge is expected to be 2,600 kgal.
Electrical System
Power will be delivered to the existing F Area substation at 13.8 kV from the cogeneration facility. The power feeder from the cogeneration facility will be approximately 7,600 feet and will be routed in a combination of overhead pole mounted transmission line and underground duct bank where required in the F Area. The feeder will connect to an existing spare breaker cell in the metal-clad switchgear lineup at 251-F. The breaker cell shall be unit 101A, 101B, 206A, or 206B as deemed suitable by Ameresco and the Government. The interconnection scope of work includes a compatible circuit breaker, multifunction utility-grade numerical relay and instrumentation, and a 15kV class line potential transformer (PT) (either outdoor on feeder or indoor in a top-hat structure added to the existing switchgear). Existing bus PT secondary sources and existing station direct current (DC) battery sources are to be tapped as-is without improvement. Ameresco will utilize as-is or improve existing lockout relays and circuit breaker auxiliary contacts where no spare contacts or similar status points are available. Where such improvements are not possible due to the limitations of existing equipment, Ameresco will propose a solution to the Government (e.g. interposing relays, SCADA outputs, etc.). Ameresco assumes that the subject devices either as existing or improved, sufficiently indicate the operation of distribution and transmission level switching to determine when the generation system is unintentionally islanded from the utility source. Where transfer trip capability is required or determined to be best practice for protection of the proposed generation system, transfer trip facilities are to be derived from existing utility protective relaying equipment installed at 251-F. The scope excludes special or upgraded SCADA communications between 251-F and electrical utility operator. This scope is limited to the feeder circuit breaker at 251-F used to service the proposed generator plant and the primary protection described. The scope does not include other feeders at 251-F or any other upstream devices that are not impacted by the project (e.g. transformer secondary or primary protective devices and features, transmission-level protective devices and features). To insure appropriate coordination with the existing F area electrical distribution equipment, SRS will need to supply required load-flow, short-circuit, and intertie relay settings. Ameresco will prepare a transient study if deemed necessary for design.
Power at the new cogeneration facility is generated at 13.8 kV and is connected to a main 13.8 kV switchgear unit identified as “HVS”. “HVS” is equipped with six (6) breakers. Breaker “52G” is utilized for the main generator breaker and is complete with required protective and synchronizing relaying. Breaker “52-4160” feeds a 7500/9375 kilovolt amperes (KVA) transformer “ATX-2” that steps down to 4160 volts alternating current (VAC) for large motor loads. Breaker “52-480” feeds a 2500/333 KVA
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transformer “ATX-1” that steps down to 480 VAC for all the remaining facility power distribution loads. Breakers “52-SG-1” and “52-SG-2” are utilized as feeders from two 1500 kW standby generators. Breaker “52U” is the tie breaker that feeds power to and from the F Area. This breaker will also be complete with all required protective and synchronizing relaying. The 13.8kV switchgear “HVS” and transformers “ATX1” and “ATX2” are located in the electrical room in the new cogeneration facility.
D Area Electrical Feeder
A new feeder will be installed in the D Area to provide continued electrical service to both the D Area and the TNX Area when the 484-D Power Plant is either dismantled or demolished and to reduce the annual SCE&G costs associated with O&M of Station 41. The new feeder will be a #2 aluminum conductor, steel reinforced (ACSR) overhead 13.8 KV 3 phase line that will run from the existing overhead line in the vicinity of Barricade 3 at the entrance to D Area, down the east side of the entry road to a point roughly 80’ short of the 115 KV line crossing, turn east and run across country paralleling the 115 KV line just outside of its right of way (ROW) until it is terminated with a tie-in to an existing 3 phase line crossing at the back of D Area. By connecting to this line, the new feeder will be able to power the TNX complex without any further modifications to the existing overhead system. Fused sectionalizing switches will be installed at each end of the new line. The recloser currently installed back across the Highway on the line being tapped will be recalibrated to reflect the addition of the line extension to D Area.
Before turning east at the 115 KV line, the new line will cross a CSX railroad main line. A complete design/permitting package will be developed and submitted to the railroad for their review and approval. Initial filing fees for this permitting process are included, but any ongoing fees due CSX are excluded from this proposal and will be the responsibility of the Government.
The addition of this feeder will result in monthly O&M savings currently paid to SCE&G to maintain the equipment in Station 41. The annual savings is $75,000 (10% reduction of the current O&M charge to SCE&G).
L Area Capacitor Work
The single 6 megavolt ampere reactive (MVAR) capacitor bank currently sitting on the L Area site will be installed on a new concrete pad in the grassy area across the access drive on the northwest side of the switchgear building, and connected to existing breaker 2-6 within substation 151-1L. New cable and cable tray will be installed in the basement beneath the switchgear to the northwest wall where spare sleeves will be used to exit the building. A new underground duct bank will be run from the building wall under the drive to the new pad for the capacitor bank connecting the capacitor. Spare 4” conduits will also be provided stubbed out from beneath the new pad for future connections to other systems. The capacitor bank will be interfaced with the existing SRS SCADA system. The actual location in the grassy area will be coordinated with the proposed installation of a future grounding transformer. The drive and associated curbs will be replaced after the duct is installed.
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We have been advised that several capacitor cells are defective. These will be replaced with available spare cells to the extent possible. These are the only repair efforts included in the installation of this capacitor bank which has been sitting out in the weather unprotected for some time. Any other repairs necessary to get the bank into fully operational condition are not the responsibility of Ameresco.
Installation of this existing capacitor bank will assist SRS in maintaining their power factor as close as possible to the minimum required by the utility company before penalties are assessed.
1.2.4 Proposed Equipment
The proposed ECM 1 will include the major components as described in Section 1.1. An equipment list and manufacturer’s literature for the boiler and turbine system is included in Appendix C.
1.2.5 Expected Lifetime
The combustor/boiler and turbine components have an expected lifetime of 25-30 plus years. Ameresco will repair and replace components to ensure the continuous operation of the equipment throughout the contract performance period.
1.2.6 Physical Changes to Existing Equipment or Facilities
The cogeneration facility will be located on an unoccupied area of the SRS. The actual site will not impact or require physical changes to the existing facilities; however, there are changes required at other areas of the reservation as a result of operations of the new cogeneration facility.
These include the following:
•	D-Area Electrical Feeder

•	Pump and Controls Replacement in Building 681-3G, Water Pump Station

•	Installation of existing capacitor at the L-Area Substation 151
1.2.7 Savings Proposed
The annual savings associated with ECM 1 are based on the avoided cost of operating and maintaining the existing D Area Plant. The energy savings result from using a more efficient boiler and steam distribution system and the energy cost savings from using biomass as the primary fuel source in place of coal.
1.2.7.1 Annual Project Savings Overview
In order to calculate the annual savings, the baseline costs of the D Area plant were collected and the Post-ECM Implementation Costs were computed. The baseline costs of the ECM are [**] of the D Area plant. The avoided baseline costs for utilities are shown as [**] on Schedule DO-4 and the avoided operations and maintenance costs are shown as [**] on Schedule DO-4. The Post-ECM Implementation Costs that will be incurred by SRS are the costs of [**] and the costs for the [**] associated with the
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operation of the [**], as compared to the existing D Area plant. Thus, the annual savings from the ECM equals:
Annual Savings = [**] as escalated annually.
Annual savings will [**] throughout the contract term. Table 1.3 provides a summary of the annual Post-ECM Implementation Costs, as escalated, that will be determined annually and Other Energy Savings and O&M Cost Savings, as escalated, which are herein agreed to by the Government and Ameresco for the contract term associated with ECM 1. The utility costs and annual savings are based on current year dollars, but are escalated using the appropriate National Institute of Standards and Technology (NIST) factors (refer to Table 4.3 for the applicable escalation rates) to the date of government acceptance of the project (Project Year 1, CY 2012). Future year O&M cost savings have been escalated at [**]%. The basis of the escalation is the Consumer Price Index for the Southeast region of the US (as reported by the US Department of Labor; Bureau of Labor Statistics) from May 2004 to May 2007, the latest 3 years of data available. The annual increases for those years have been 2.91%, 4.38%, and 2.71%, for an average escalation rate of 3.33%. Utility savings, with the exception of the non-fuel utilities, are escalated using the NIST utility escalation rate for industrial users, sorted by fuel type. Non-fuel utilities are escalated at [**]% per year.
Table 1.3: ECM 1 Annual Savings Summary

			Post-ECM
	Annual Utility	Annual O&M	Implementation	Total Annual
	Savings	Cost Savings	Costs	Savings
Baseline Year (CY 2009)	[**]	[**]	[**]	$30,658,617
Escalated to Project Year 1 (CY 2012)	[**]	[**]	[**]	$33,181,197
Year 2	[**]	[**]	[**]	$34,404,421
Year 3	[**]	[**]	[**]	$35,322,289
Year 4	[**]	[**]	[**]	$36,399,646
Year 5	[**]	[**]	[**]	$37,676,281
Year 6	[**]	[**]	[**]	$39,368,611
Year 7	[**]	[**]	[**]	$40,858,535
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Table 1.3: ECM 1 Annual Savings Summary

			Post-ECM
	Annual Utility	Annual O&M	Implementation	Total Annual
	Savings	Cost Savings	Costs	Savings
Year 8	[**]	[**]	[**]	$42,100,018
Year 9	[**]	[**]	[**]	$43,817,394
Year 10	[**]	[**]	[**]	$47,247,150
Year 11	[**]	[**]	[**]	$49,023,439
Year 12	[**]	[**]	[**]	$50,831,412
Year 13	[**]	[**]	[**]	$52,654,059
Year 14	[**]	[**]	[**]	$54,705,813
Year 15	[**]	[**]	[**]	$56,773,136
Year 16	[**]	[**]	[**]	$58,856,493
Year 17	[**]	[**]	[**]	$60,921,492
Year 18	[**]	[**]	[**]	$63,483,800
Year 19	[**]	[**]	[**]	$65,849,637
Year 20	[**]	[**]	[**]	$68,447,514
The following subsections present the assumptions and methodology for establishing the baseline cost and baseline energy consumption for the D Area Plant & Substation, the annual savings calculations, and the performance guarantee for the proposed project.
1.2.7.2 Annual Energy Baseline Consumption & Costs
The D Area Plant uses four (4) coal fired boilers to provide steam and power to SRS and is contractor operated and supported by the engineering group of the M&O Contractor. The annual energy consumption and operations costs data for the D-Area Plant was developed to establish the baseline for this ECM. The baseline operations and maintenance table (Table 1.4) was developed using the monthly averages of the latest two years of cost data for all O&M of the D Area Plant. The O&M costs include [**]. An additional annual reduction of [**] of the D Area Plant and the Substation, [**] the annual O&M Cost Savings. The detailed breakout of the 2006 — 2007 O&M costs are shown in Table 1.4; the
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O&M Cost Savings were escalated two years to accurately represent 2009 as the baseline. Total O&M Cost Savings are escalated to 2012 dollars and are $[**]
Table 1.4: O&M Baseline Costs for D-Area Plant

	2006 O&M	2007 O&M	Baseline O&M
Month	Costs	Costs	Cost Savings
January	[**]	[**]	[**]
February	[**]	[**]	[**]
March	[**]	[**]	[**]
April	[**]	[**]	[**]
May	[**]	[**]	[**]
June	[**]	[**]	[**]
July	[**]	[**]	[**]
August	[**]	[**]	[**]
September	[**]	[**]	[**]
October	[**]	[**]	[**]
November	[**]	[**]	[**]
December	[**]	[**]	[**]

Total			$10,692,844

**	Data was not available, so used 2006 data with escalation on labor only

***	Data in this table is presented using 2006 & 2007 dollars and not Baseline year
The annual energy consumption for the D Area plant is based on the amount of coal utilized to produce steam for SRS thermal demand and for SRS power supply. The baseline consumption was determined using monthly averages for the latest two years of fuel usage data. The average annual amount of coal consumed for the past two years was [**] tons, which is used as the agreed upon energy savings baseline. The baseline for energy cost is determined by the product of the baseline energy consumption times the baseline cost of coal. The baseline cost of coal, as provided by SRS and agreed upon, is $[**] per ton of delivered coal. Thus the baseline energy cost is agreed to be $[**]. Currently, all electric power required by the site above the net output of the D Area power plant is procured from SCE&G under Rate Schedule 23 and Rate Schedule 60. The energy charge is [**] per kWh and the average demand charge is $[**] per kW for load over 20 MW. The baseline power export from the D Area plant was determined using monthly averages for the last two years of data. Refer to Table 1.5 for a summary of the fuel consumption and the net power exported from the D Area plant.
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Table 1.5: Baseline Energy Consumption

	2006 Energy Use				2007 Energy Use				Baseline Energy Use
			Net Output of				Net Output of				Net Output of
Month	Coal Use (tons)	Coal Use (MBtu)	D-Area Plant (MWh)	Power Export (MW)	Coal Use (tons)	Coal Use (MBtu)	D-Area Plant (MWh)	Power Export (MW)	Coal Use (tons)	Coal Use (MBtu)	D-Area Plant (MWh)	Power Export (MW)
January	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
February	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
March	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
April	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
May	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
June	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
July	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
August	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
September	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
October	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
November	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
December	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
						Totals			161,839	3,978,008	131,889
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1.2.7.3 Annual Energy Savings Calculations
The annual savings are determined by calculating the baseline annual O&M cost for the existing plant, plus the annual energy cost as presented in the previous section. The annual savings are then adjusted to account for the cost to be incurred by SRS to purchase additional power from SCE&G and to account for the Post-ECM Implementation Costs to be incurred by SRS for the non fuel utilities of the new cogeneration facility.
The additional future cost of purchased electricity is calculated using the [**] (refer to Table 1.5) [**], the annual net “green” power generation of the new cogeneration facility will [**]. Refer to Table 1.6 for performance of the plant throughout the performance period
Using the projected SRS steam demand of each of the years during the performance period, net annual green power generation will vary each year of the performance period and therefore the amount of power purchased will change. The annual cost associated with the power purchase is determined by the [**]. Future unit cost for electricity is escalated using the applicable NIST factor and is factored into the DO Schedules (defined below).
The annual savings are also adjusted to account for the Post-ECM Implementation Costs incurred by SRS to provide non-fuel utilities to the new facility. This includes the cost for river water, sanitary sewer, and for domestic water. The annual consumption for each of these utilities is shown in Table 1.6.
The net estimated annual savings for ECM 1 is $33,181,197 for the first year of the performance period (2012).
1.2.7.4 ECM 1 Performance Measurement
The ECM performance will be measured using the flow output (via a steam flow meter) of the two biomass boilers. Measuring and totalizing the steam production permits for flexibility to make use of this steam to meet the thermal and electrical demands of SRS while allowing for normal seasonal variations and adjustments for expected future load changes. The Annual Steam Guarantee (ASG) for ECM 1 will be 1,759,485 kilopounds per year (klbs/yr) of steam using an annual fuel consumption of [**] MBtu/yr and is shown in Table 1.6 — ECM 1 Post-ECM Implementation Facility Performance. The ASG will remain set throughout the performance period; however, the electrical output and the steam export output will vary. Annual biomass costs are calculated based on meeting the ASG and will be adjusted only when the actual steam production for ECM 1 exceeds the ASG; refer to Section 1.3.1.2.
Ameresco proposes to produce additional steam from the cogeneration facility above the ASG, unless notified otherwise in writing by the contracting officer, provided that the Government compensates Ameresco for the incremental cost of biomass annually. Additional steam may be used for power generation or for thermal energy. Excess delivered steam above the ASG will be paid for by the Government as described in Section 1.3. Further increase in green power generation due to excess steam production will result in additional annual savings and will be documented in the annual M&V report.
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The planned Post-ECM Implementation Costs for Ameresco to operate and maintain ECM 1 are included in the performance period expenses set forth on Schedule DO-3. The performance period expenses include the costs necessary for Ameresco to provide operations and maintenance of the new cogeneration facility including fuel (biomass and fuel oil for backup), personnel, daily operations and maintenance, routine and non-routine repair and replacement costs, and operations management to meet the ASG.
Post ECM Installation Cogeneration Facility Performance
The data in Table 1.6 is derived from the output of energy modeling software (Thermoflex), from vendor data for equipment efficiency, and from using the steam load data provided by the Government (refer to Table 1.1). The following paragraphs are an overview of the general methodology of the performance calculations.
Steam Use:
Boiler Design capacity (k-lbs/yr) = [**]
Performance Boiler Capacity (k-lbs/yr) = [**]
SRS Export Steam (k-lbs/yr) = [**]
Auxiliary Steam Load (k-lbs/yr) = [**]
Steam Load for Power Generation (k-lbs/yr) = [**]
Annual Steam Guarantee (k-lbs/yr) = [**]
Power Generation:
Net Green Power Generation (kWh/yr)= [**]
     Power generated from the turbine is based on [**].
Net Green Power Generation from Cogeneration Facility (MBtu/yr)= [**]
Baseline Power Export from D Area Plant (kWh/yr)= [**]
Post-ECM Implementation Electricity Purchased from SCE&G (kWh/yr)= [**]
Post-ECM Implementation Electricity Purchased from SCE&G ($/yr) = [**]
     [**].
Fuel Supply:
Annual Fuel Consumption (MBtu/yr) = [**]
Biomass Required for ECM 1 (tons/yr) = [**]
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Table 1.6: ECM 1 Post-ECM Implementation Facility Performance

Plant Parameter	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6-9	Year 10-20
Total Boiler Capacity Steam Load (k-lbs/yr)	2,102,400	2,102,400	2,102,400	2,102,400	2,102,400	2,102,400	2,102,400
Annual Steam Guarantee (k-lbs/yr)	1,759,485	1,759,485	1,759,485	1,759,485	1,759,485	1,759,485	1,759,485
Steam Use
SRS Export Steam Load (k-lbs/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Steam Load for Power Generation (k-lbs/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Aux Steam Load (k-lb/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Power Generation
Net Green Generation (kWh/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Net Green Generation (MBtu/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Baseline Power Export from D Area Plant (kWh/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Post-ECM Implementation Electricity Purchased from SCE&G (kWh/yr)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Post-ECM Implementation electricity Purchased from SCE&G ($/yr) (*see note)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Fuel Supply
Annual Fuel Consumption for ECM 1 (MBtu/yr)	2,727,205	2,727,205	2,727,205	2,727,205	2,727,205	2,727,205	2,727,205
Fuel Required for ECM 1, 100% Biomass (tons/yr)	317,118	317,118	317,118	317,118	317,118	317,118	317,118
Fuel Cost for ECM 1, 100% Biomass ($/yr) (**see note)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
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Table 1.6: ECM 1 Post-ECM Implementation Facility Performance

Plant Parameter	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6-9	Year 10-20
Post-ECM Non Fuel Utilities ***

River Water (k-gals/yr & $/yr)	460,215	456,015	459,033	460,261	457,981	461,026	454,418
	$(346,699)	$(353,842)	$(366,869)	$(378,886)	$(388,319)	$(402,627)	$(446,666)

Domestic Water (k-gals/yr & $/yr)	456	456	456	456	456	456	456
	$(4,692)	$(4,833)	$(4,978)	$(5,128)	$(5,281)	$(5,440)	$(6,123)

Sanitary Sewer (k-gals/yr)	456	456	456	456	456	456	456
	$(3,621)	$(3,730)	$(3,842)	$(3,957)	$(4,076)	$(4,198)	$(4,725)

*	The power purchased cost is per 2009 unit cost, however the DO schedules are escalated per NIST to account for future price of power.

**	Annual biomass cost for years 7-9 and 11-20 are not shown in this table, but escalated from previous year using an escalation factor of 5%

***	Non fuel utility consumption is calculated on full load on expected maximum each year so the consumption is constant throughout the term; the actual cost is escalated each year.
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1.2.8 Utility Interruptions
The utility interconnections are described in detail in Section 1.2.3. It is anticipated that these connections will be made with minimal interruption to the SRS site. Any necessary interruptions will be coordinated and scheduled in advance with SRS personnel and with M&O site personnel. The shutdown of the D area plant and the start-up of the new cogeneration facility will be coordinated with SRS personnel and D Area site personnel to allow for minimal interruptions during transition.
1.2.9 Agency Support Required
Ameresco will continue to work with the Government as the project moves through the final design and the construction period. Support from the Government’s engineering, contracting, and maintenance units, as well as management will be required for continued success of the proposed project. The Government, through its M&O Contractor Environmental Support Section will be responsible for processing the storm water management permit, the final site use permit, the National Environmental Policy Act (NEPA) document, domestic water permit, sanitary sewer permit, wetland permit, and the new outfall into the site NPDES Permit. Refer to Section 3.2 for a description of the environmental permit and documentation required for this ECM.
1.2.10 Potential Environmental Impact
Refer to Section 3.0 for environmental benefits and impacts from both ECMs.
1.2.11 ECM Property Ownership
As approved under the BAMF Contract, title to all contractor-installed equipment proposed under this ECM will vest with the Government upon its acceptance of such ECM or the date that commercial operations begin, whichever occurs earlier.
1.2.12 ECM Project Schedule
The construction schedule will be developed using Primavera P-6 software and submitted to the contracting officer. The following table shows the major milestones of the design and construction period.
Table 1.7: Project Milestones

Activity	ECM 1	ECM 2
Site Work	09/01/09	07/01/09
Site Utility*	09/01/09	09/01/09
Concrete/Foundation Work	12/01/09	11/01/09
Building Package	06/01/10	01/01/10
Mechanical Install Work	06/01/10	05/01/10
Process Piping Work	08/01/10	05/01/10
Electrical Plant Work	12/01/10	05/01/10
Instrumentation & Controls Work	12/01/10	05/01/10
Insulation Work	12/01/10	05/01/10
Start up & Commissioning	06/01/11	07/01/10

*	Design Packages to be submitted throughout the first year of project
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1.3 BAMF Project Components
1.3.1 BAMF Resource
ECMs 1 and 2 will require approximately 322,118 tons of forest residue biomass per year to meet Ameresco’s ASG and approximately 385,000 tons of forest residue biomass per year to operate at design capacity. For such calculation of tons, Ameresco used a heating value of 4,300 Btu/lb from forest residue. Ameresco intends to procure both clean biomass and biomass derived fuel (BDF). Clean biomass includes forest residues, some urban waste, untreated wood pallets, and residue from lumber processes. BDF includes urban wood waste and tire derived fuel and will only be used in connection with ECM 1. There are numerous sources of clean biomass within a 100 mile radius of the SRS site, including within the SRS Forest. The following sections describe available BAMF supply, BAMF pricing, and BAMF acquisition.
1.3.1.1 BAMF Supply
Following several discussions with the local office of the U.S. Forest Service and SRS personnel, Ameresco proposes to assume responsibility for the fuel procurement and intends to meet the biomass fuel requirements for ECMs 1 and 2 through purchases from local biomass suppliers. This responsibility shall include the right to validate, verify, and sell any carbon credits, but not renewable energy certificates, which may be obtainable from the ECMs and their associated operation and activities. Ameresco will consult with the Government concerning the design, validation, and verification for carbon offset credits and will make reasonable commercial efforts to obtain carbon offset credits which may be associated with the ECMs. Those credits may arise from the substitution of biomass residues for use in lieu of fossil fuels, and the use of biomass from onsite activities, including those from forest reforestation and working forest activities.
BAMF Deliveries
There will be deliveries of biomass and other BAMF fuel scheduled daily, Monday through Friday (normal operations), throughout the contract performance period. It is estimated that up to 60 trucks may enter and depart the C and Burma Road location each day, five days per week. It is anticipated that deliveries will be accepted from 7:00 AM to 7:00 PM although the exact hours may vary by season and/or supplier. Acceptable delivery hours will be established with each biomass supplier. Following meetings with SRS personnel, Ameresco has agreed to minimize the number of deliveries departing the site at the C Road traffic signal from 6:30 to 8:30 AM to accommodate arriving SRS personnel turning left at that traffic signal. Ameresco has been given assurance, and this proposal is predicated upon biomass delivery vehicles being permitted to enter and depart the SRS reservation at any of the available (open) gates and not be limited to just the Aiken and Jackson Barricades.
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Drivers of the BAMF delivery vehicles will be required by Ameresco to obtain a permanent (one year) site badge and to comply with SRS vehicle safety and site entry requirements, except as noted above.
Ameresco has conducted many discussions and met with potential fuel suppliers within the past few months. Ameresco is currently working primarily with [**], to obtain biomass fuel supply contracts needed for the ECMs, although there are additional suppliers within the region that continue to express an interest in becoming a biomass fuel supplier. All are large companies with capabilities of harvesting, collecting, and delivering wood chips to end users and have contracts to harvest timber in the SRS Forest.
[**] offers the following services: [**] of the fuel required by the ECMs. [**]. Further, Ameresco intends to use BDF sources such as urban waste and tires as described below.
1.3.1.2 BAMF Pricing
Ameresco’s annual expense for biomass to fuel both ECMs shall be on a [**] in the amounts set forth on Schedule DO-3 under the caption “Other – Biomass Fuel ($)” which represents Ameresco’s Biomass Expense and is based on supplying approximately [**] tons of biomass per year at a unit price of [**] per ton (in 2009 dollars) escalated thereafter at [**] percent ([**]%) per year. Ameresco [**]:
     (a) [**]
     (b) Ameresco shall establish an interest bearing Performance Period Escrow Fund (PPEF) to be held by a third party bank fiscal agent pursuant to which Ameresco’s lender shall have a security interest and control as described in Section 9-104 of the Uniform Commercial Code and in which Ameresco will deposit or cause to be deposited:
     (i) approximately [**] into the PPEF upon Government acceptance of both ECMs, provided such amount will be finalized upon contract award, approval by Ameresco’s lender and locking the project’s interest rate;
     (ii) the sales tax reserve, as described in Section 6.3 herein, of approximately four million six hundred thousand dollars ($4,600,000) upon Government acceptance of both ECMs, provided that Ameresco receives a sales tax exemption certificate from the State of South Carolina;
     (iii) [**]; and
     (iv) [**].
The intended purpose in establishing the PPEF is to [**]. Therefore, all funds in the PPEF shall be [**] prior consent, such consent not to be unreasonably withheld; provided the [**] prior consent, such consent not to be unreasonably withheld, when [**].
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The PPEF will also be available to the [**] amount set forth on Schedule DO-5(a), as negotiated. [**].
     (c) To the extent that Ameresco’s [**], Ameresco may [**]; provided, however, that [**], the following shall have occurred (i) Ameresco will have [**], (ii) Ameresco shall have [**] and (iii) Ameresco will have [**]; provided further, however, that such [**] requirement as set forth on Table 1.6 herein under the caption “SRS Export Steam Load (k-lbs/yr).” Should Ameresco make the decision to [**] prior notification will be provided by Ameresco to the [**] in accordance with this Final Proposal and the BAMF Contract.
     (d) To the extent that Ameresco’s [**], at the end of the final year of the performance period, the parties agree to extend the term of the contract to the later of (i) one year or (ii) until such time as its cumulative actual cost of biomass equal its biomass payments; provided such extension in (i) or (ii) does not exceed statutory term limitation.
     (e) Ameresco, upon [**] prior written notice to the [**]. Upon consummation of Ameresco’s [**]. The foregoing notwithstanding, Ameresco agrees that it will, [**] as set forth in the contract.
Ameresco may [**]. In the event, any resulting savings above Ameresco’s [**] in accordance with this Final Proposal. Ameresco will [**].
1.3.1.3 BAMF Acquisition
Ameresco may enter into an agreement with one or more biomass suppliers. Ameresco will also attempt to secure from each supplier a fixed fuel price for as long a term as possible.
1.3.2 BAMF Transportation, Metering, & Delivery
1.3.2.1 BAMF Transportation & Delivery
The biomass will be delivered from the suppliers using trucks with live bottom feeders, self-dumping trucks, or trucks with high-side trailers. Typically, each of the larger trucks has the capacity to hold approximately 120 cubic yards of fuel per load. The smaller self dumping/end dump trucks typically only carry about 50 cubic yards of fuel and will be used primarily for BDF waste sources or for larger unprocessed fuel. Actual loads may vary with the density of the fuel. Normal truck deliveries will be arranged to be made Monday through Friday.
1.3.2.2 BAMF Metering
Woodwaste is commonly measured in units of weight and volume such as in tons, truck loads, or cubic yards, rather than in units of energy. For this proposal, the higher heating value of biomass is about 4,300 Btu/lb since the majority of the fuel will be from forest residues and is typically high in moisture. The fuel supply will be tracked and recorded using the truck scale tickets. Periodic testing will be done on the fuel to determine the composition and the heating value.
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1.3.3 BAMF End-Use Project
1.3.3.1 BAMF End-Use Demand
End use of the biomass source was calculated utilizing forest residue as the main fuel source to meet the ASG. Forest residues for the Carolina area are typically high in moisture with heating values in the range of 4,100-4,600 Btu/lb. For the design basis and end use demand calculations, a higher heating value of 4,300 Btu/lb was used to determine boiler feed input. At this heating value, the boiler efficiency is expected to be 70%. At these conditions, the expected annual fuel use for ECM 1 is 317,118 tons a year of biomass consisting of forest residues.
1.3.3.2 BAMF End-Use Operations & Maintenance
Ameresco will retain operational and maintenance responsibility for the cogeneration facility and equipment installed at the cogeneration facility, described in Section 5.2.7.1 of this proposal.
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2.0 ECM 2 DESCRIPTION
2.1 ECM Summary Schedule DO-4
Pricing Schedule DO-4 is included in Section 6.0, Proposal Pricing Information.
2.2 ECM #2: Biomass Heating Plants for K& L Areas
2.2.1 Detailed Description of ECM
2.2.1.1 ECM Summary
ECM 2 includes the installation of biomass heating plants in the K Area and the L Area. These new heating plants will replace the existing fuel oil-fired boiler plant located in the K Area that currently serves heating loads in both the K and L Areas. The two existing 30,000 and 60,000 lb/hr steam boilers are in poor condition and are now vastly oversized for the current load (estimated by SRS personnel to be approximately 7,000 PPH of steam in each area at design conditions). The existing 30,000 lb/hr boiler has been utilized as the primary boiler during the most recent years, due to the large reduction in load from the original design. Currently steam is produced at 150 psig to distribute to the K and L Areas and reduced inside the secure areas for use at 30 psig or less. By decentralizing the existing plant and providing local boiler systems in both the K and L Areas, the losses from the existing aboveground 2.5 mile, 6-inch steam line running from the K Area to the L Area will be eliminated. Additional efficiency gains are made from the right-sizing of the new heating plants to match existing loads.
The heating plants are each sized to provide a continuous availability for supply of steam to site end-users in the K and L areas during the typical heating season of December through mid April. The individual site demand was based on fuel oil consumption data for the past 5 years. The system is designed using applicable national codes and standards for steam plants and specific site standards (refer to Appendix D). Previously, conceptual design drawings were submitted to the site for review prior to issuance of this final proposal; a draft version of the “issued for pricing” drawings is included in Volume III of this proposal. Finalized “issued for construction” drawings will be submitted to the government for concurrence throughout the first year of the construction as major equipment items are ordered and the design drawings are finalized.
Implementation of this project provides utility savings resulting from 1) The elimination of losses from 2.5 miles of existing steam distribution piping between the K and L Areas; and 2) Improved operations from properly sized boilers, and the fuel cost differential in switching from fuel oil to clean biomass. Annual savings are over $1.1 M for this ECM.
This proposal includes the procurement and installation of the new equipment, the support facilities, all auxiliary systems and controls, and utility tie-ins required to connect the new heating plants to the K and L Area distribution systems, as well as ongoing O&M and environmental compliance of both heating plants for the contract duration.
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2.2.1.2 ECM Process Description
This ECM includes two major components for each of the proposed heating plants: 1) Biomass fuel storage system, and 2) combustion/boiler system. Each new heating plant will be installed in an enclosed building with an adjacent covered shelter to house the wood fuel storage and delivery equipment. Biomass fuel will be delivered to both heating plants by Ameresco personnel from the fuel processing yard of the Biomass Cogeneration Facility. The fuel delivered to each of these heating plants will be clean biomass (refer to Section 1.3). The clean biomass will be used as the primary fuel source for two new wood waste combustor boilers to supply steam to the K and L Areas. Each boiler system will be designed to generate 10,500 PPH of saturated steam at 135 psig.
Biomass Fuel Storage System
The fuel storage area consists of the storage system and feeder to the combustion system. The components of this system are recommended to minimize equipment at each site and to provide maximum automation to each of the heating plants. Ameresco personnel will employ tractor-trailers to transfer the biomass fuel from the fuel yard at the cogeneration facility to both the K and L Area heating plants. The tractor-trailers will be parked in the new fuel storage shelter bays, one at each heating plant location. Each tractor-trailer is equipped with a walking floor-bed installation for the automated transfer of fuel to the stationary metering bin at each heating plant. The metering bin utilizes augers to feed the fuel into the combustion system.
The flow of fuel is controlled by an integrated direct digital control (DDC) system that automates the flow of fuel from the walking-bed to the metering bin, and from the metering bin to the combustor, based on input signals (and required safeties) to maintain steam pressure at the output of the boiler.
Fuel Storage System components for each area (K and L) includes:
•	Tractor trailer with walking bed for fuel feed

•	Fuel storage shelter bay

•	Main fuel bin and auger to feed combustor
Combustion/Boiler System
One combustion/boiler system will be located in each area, in a separate, enclosed bay connected to the fuel storage shelter bay. The system proposed is manufactured by Hurst Boiler & Welding Company, Inc., and is designed specifically for the combustion of solid waste fuels to optimize energy recovery and minimize air emissions. Refer to Appendix C for manufacturer cut sheets.
When there is a demand for steam the biomass is augered from the fuel storage bin into the combustor, where the biomass begins to burn by the use of three levels of air directed into the combustion zone. The primary air is forced into the combustion zone from beneath the fuel grates (on which the fuel rests during combustion). The secondary air is forced through side grates, and the tertiary air comes through the side
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of the cast refractory to keep unburned ash from exiting the unit. The primary combustion zone is lined with high-insulating value, cast refractory ceramics to minimize radiant heat losses from the unit exterior.
A similar, secondary ceramic chamber fired at 3,100°F is included between the primary combustion zone and the boiler to allow for an extended combustion zone. The extended retention time in the secondary zone ensures the additional combustion of the biomass and reduces emissions. The appropriate combustion temperature is maintained by adjusting fuel feed, fan speed, and air intake.
Each boiler will be equipped with an auxiliary burner to allow for the firing of fuel oil for full output capacity of the boiler. Fuel oil will be used for pilot lighting on startup, and as a back-up emergency fuel source only. Each boiler has the capacity to produce up to 10.5 k-lb/hr of 135 psig steam when the combustion system is operated at full output. Each is a 2,600 sq ft unit, with 2 pass design and includes standard instrumentation, rear furnace access door, and air-operated soot blowers. Downstream of each steam boiler, the exhaust gas will go through a multi cyclone which reduces the particulate matter in the exhaust gas by 70%. The exhaust stacks will be equipped with appropriate lighting as required for on-site helicopter travel.
Boiler/Combustion System components for each area include:
•	Metering Bin Feeder

•	10.5 MBtu/hr combustion unit

•	Full-capacity fuel oil burner

•	Steam heat recovery boiler

•	Multi cyclone

•	SCADA system

•	Automated ash removal system

•	Exhaust stack with aviation lights

•	Boiler auxiliaries

•	Air compressor for L Area

•	Water treatment skid for L Area

•	Fuel Oil Storage
2.2.1.3 ECM Operation
Ameresco will be responsible for operating and maintaining the heating plant facilities and equipment throughout the contract term. Both boilers will be operated by Ameresco as needed to meet the steam demand as more fully described in Section 2.2.7.3.
Both heating plants will be remote monitored via a telephone modem and using the Site PA system from the control system at the cogeneration facility. Maintenance and inspection of the systems will be performed by Ameresco operations personnel from the cogeneration facility. Refer to Table 2.1, which
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defines the interconnection and utility O&M responsibility for this ECM. Refer to Section 5.2.7.1 for a detailed description of the O&M responsibilities of each party.
2.2.2 Location Affected
The biomass heating plant at the K Area will be constructed in the same vicinity as the existing plant, behind the two existing 30,000 gallon fuel oil tanks. The existing fence will be modified to allow for the construction of a new gate which the biomass delivery trucks will use for accessing the heating plant. A new facility will be constructed to house the biomass heating plant, while the biomass fuel storage and feeder area will be located under a covered bay attached to the new heating plant. For the L Area, a replica of the K Area heating plant will be installed northeast of the abandoned cooling water basin. The footprint for each system is approximately 2,600 square feet, including an enclosed sound proof control booth. Refer to Figure 2.1and Figure 2.2 for site location plans for each area.
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Figure 2.1: K Area Biomass Heating Plant Location
[**]
Figure 2.2: L Area Biomass Heating Plant Location
[**]
2.2.3 ECM 2 Interface with Government Equipment
Title to all Ameresco installed equipment will transfer to the Government at the time of Government acceptance of an ECM. For the sake of clarity, ECM 2 will interface with existing Government equipment at the utility interconnections as described in this section. The installation of utility interconnections required for the new heating plants are included in the project implementation cost and the installation will be Ameresco’s responsibility; however, the SRS M&O Contractor will retain O&M responsibility including repair and replacement for the utility interconnections and utility distribution systems. Table 2.1 provides a summary of the utility interface and the scope of O&M responsibility for the utility systems. Ameresco and the SRS M&O Contractor will enter into an agreement that will provide the heating plants with utility services to include river water, process sewer service, backup electrical power, and domestic water service. A PSUP form will be completed by Ameresco prior to construction of utility interconnections. Utility meters will be installed to measure usage. It is proposed the Government will incur the cost for the cogeneration facility’s non fuel utilities. These Post-ECM Implementation Costs have been factored into the annual savings. The annual consumption and costs of the utilities are shown in Table 2.5, and the unit cost used for each utility is shown in Table 4.2. Refer to Section 5.2.7.1 for operation and maintenance responsibility.
Table 2.1: Utility Interconnection Summary

Utility	Interconnection	O&M Responsibility
Steam	New 6" 150 psig to existing steam line (PRV station in K Area)	Ameresco: to new valve located in new line just prior to POIC with existing steam line; SRS: downstream of valve.

Domestic water (K & L Area)	30 gpm, new 2" line from plant to header located outside existing water treatment plant. A new 2" line will be installed from the domestic water header to the L Area heating plant to be used as a backup source for feedwater and as a source for the safety shower and eyewash.	Ameresco: to new utility valve outside of water treatment building; SRS: downstream of tie-in.

River water (L Area)	New 4", 30 gpm, line from river water header in L Area	Ameresco: to new valve located in new line outside of heating plant; SRS: upstream of utility valve.

Process Sewer	2" connection to existing line to Ash Basin for K Area & 2" connection to basin to L-07 outfall for L Area	Ameresco: to new valve located in new line outside of heating plant; SRS: downstream of utility valve. (Ameresco responsible for meeting discharge emission requirements of these lines from the K and L heating plants)

Electrical	New line from 151-2K in K Area and add new line from 183-2L to the heating plant for the L Area	Ameresco: from connection at heating plant; SRS: upstream of each heating plant.

Telephone Line/PA System	Verizon New Line	Verizon/Ameresco
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Electrical System
K Area: At the time Ameresco performed the initial field survey, SRS staff were beginning the process of designing a dedicated overhead 300A, 480V feeder and panel board. This system has not been installed to date, so a new feeder from the 151-2K substation will be provided as part of the ECM 2 work scope. New motor control center(s) and associated low-voltage distribution equipment, lighting, and related requirements associated with the new boiler and fuel handling equipment will be provided.
L Area: Based on information provided by SRS, the switchgear, 183-2L is available for interconnection and has adequate capacity for the load of the heating plant. Ameresco will run a new feeder from 183-2L to serve a new overhead wood-pole distribution line to the proposed boiler plant site. A new feeder will supply the motor control center and distribution panel(s) required for the new equipment.
Steam Distribution System
K and L Area: Each new boiler will be connected to the existing steam distribution lines within each area. The new boiler system will operate at 135 psig and pass through the existing PRV station for distribution to end users at 30 psig.
Boiler Feedwater
K Area: Existing boiler feedwater services will be utilized for the new heating plant. Ameresco will use and maintain the existing water treatment system. If the existing well water treatment plant is not upgraded to produce domestic water prior to project startup, a small water tank will be installed to hold domestic water for use in the safety shower and eye wash station.
L Area: River water will be used as the source for boiler feedwater for the heating plant. There will also be a domestic water feeder used as a backup source for boiler feedwater and to feed the safety shower and eyewash. A new water treatment facility will be installed to treat the water for suitability of the new biomass boiler.
Process Sewer
K Area: The boiler blow down will connect to the process sewer system that runs to the existing ash basin.
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L Area: The boiler blow down will be discharged to the existing L-07 Outfall. Ameresco will be responsible for ensuring this (L Area heating plant) effluent is compliant with the NPDES Site Permit.
2.2.4 Proposed Equipment
The proposed equipment is described in the previous section and an equipment list and manufacturer information for the combustor/boiler system is included in Appendix C.
2.2.5 Expected Lifetime
The major equipment components have an expected lifetime of 20 — 30 years. Annualized repair and replacement costs have been included in this proposal. Ameresco will be responsible for all repair and replacement required to maintain heating plant operation.
2.2.6 Physical Changes to Existing Equipment or Facilities
Both proposed heating plants will be located outside of the process areas; however, this ECM proposes to make the following modifications within the K Area:
•	The K Area water treatment building will be left in place and existing water treatment components will be utilized. Ameresco will maintain the water treatment equipment and building throughout the term of this contract.
•	The air compressor located next to the existing fuel boilers in the K Area will be used for the new biomass combustor system. Ameresco will maintain the air compressor throughout the contract term.
2.2.7 Savings Proposed
The annual savings associated with this ECM are based on the avoided cost of operating and maintaining the existing K Area Plant including the distribution system between the K and L Area, the annual energy savings resulting from using a more efficient boiler, and by using biomass instead of fuel oil as the primary fuel source. Additional energy consumption savings will be realized by replacing the K Area plant with two smaller heating plants, which eliminates the 2.5 mile distribution line between the two areas.
Table 2.2 summarizes the annual savings associated with ECM 2. Annual Energy Savings [**] are agreed to be [**]; however, the annual savings are adjusted each year to account for [**] agreed to be [**], resulting in a total of $1,188,383. Using the current NIST escalation factors for the utility savings, the total annual savings for Project Year 1 (assumed to be CY 2012) are $1,171,260. Future years have been escalated at [**]%. The basis of the escalation is the Consumer Price Index for the Southeast region of the US (as reported by the US Department of Labor; Bureau of Labor Statistics) from May 2004 to May 2007, the latest 3 years of data available. The annual increases for those years have been 2.91%, 4.38%, and 2.71%, for an average escalation rate of 3.33%. Annual Energy Savings and O&M Cost Savings shown on Table 2.2 are herein agreed to by the Government and Ameresco for the term of the contract.
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Table 2.2: ECM 2 Annual Savings Summary

			Post-ECM
	Annual Energy	Annual O&M Cost	Implementation
	Savings	Savings	Costs	Total Annual Savings
Current Year (FY 2009)	[**]	[**]	[**]	$1,188,383
Escalated to Project Year 1 (FY 2012)	[**]	[**]	[**]	$1,171,260
Year 2	[**]	[**]	[**]	$1,182,735
Year 3	[**]	[**]	[**]	$1,207,952
Year 4	[**]	[**]	[**]	$1,233,416
Year 5	[**]	[**]	[**]	$1,245,632
Year 6	[**]	[**]	[**]	$1,284,832
Year 7	[**]	[**]	[**]	$1,324,974
Year 8	[**]	[**]	[**]	$1,385,220
Year 9	[**]	[**]	[**]	$1,446,124
Year 10	[**]	[**]	[**]	$1,481,648
Year 11	[**]	[**]	[**]	$1,537,014
Year 12	[**]	[**]	[**]	$1,593,421
Year 13	[**]	[**]	[**]	$1,643,974
Year 14	[**]	[**]	[**]	$1,708,160
Year 15	[**]	[**]	[**]	$1,773,132
Year 16	[**]	[**]	[**]	$1,832,320
Year 17	[**]	[**]	[**]	$1,898,294
Year 18	[**]	[**]	[**]	$1,972,045
Year 19	[**]	[**]	[**]	$2,053,597
Year 20	[**]	[**]	[**]	$2,129,145
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2.2.7.1 Annual Energy Savings
The annual savings are based on the avoided cost to operate and maintain the K Area plant including the distribution system between the K and L Area and the cost of energy required to produce steam in the existing boilers minus the Post ECM cost of the non fuel utilities for each heating plant. The savings will be applied to fund the capital cost of the project and to fund the ongoing performance period expenses throughout the contract performance period term. The performance period expenses include the costs to operate and maintain the new heating plants such as biomass and fuel oil cost, labor cost, consumable costs, maintenance costs, repair and replacement cost, and operation management. The following subsections show the baseline cost and energy consumption for the existing K Area Plant, the calculations of fuel and operating costs of the new heating plants, and the savings summary for the proposed project.
2.2.7.2 Annual Energy Baseline Consumption & Costs
Currently the K Area plant utilizes one 60,000 lb/hr fuel oil boiler and one 30,000 lb/hr fuel oil boiler to serve both the K Area and the L Area facilities via a 2.5 mile steam pipeline. Data provided by SRS indicates that the 30,000 lb/hr boiler is the primary boiler, with the 60,000 lb/hr not having run in the past 3 years. Steam is produced at 150 psig and is reduced to an operating pressure of 30 psig for each site. The existing boilers are oversized and past their useful life, and are currently a costly maintenance issue.
In order to calculate the annual savings for this ECM, a baseline was developed to depict the most reasonable representation of the annual energy determined by taking the average consumption of the past 5 years, and to determine the annual O&M costs which were based the average of the past 5 years as shown in the following tables:
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Table 2.3: Baseline Operating and Maintenance Cost for K Area Plant

O&M Expense	2003	2004	2005	2006	2007	Baseline Year (2009)	Average Annual Costs
Labor Total	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Material Total	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Other Consumable Total	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Steam Distribution O&M	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Subcontracts for Repair & Replacement	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Overhead for O&M	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total O&M Cost Savings	[**]	[**]	[**]	[**]	[**]	[**]	[**]
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Table 2.4: Baseline Annual Energy Consumption for K Area Plant

K Plant Production	2003	2004	2005	2006	2007	Average
Fuel Use
Fuel Use Gallons	345,594	380,806	343,987	277,061	200,707	309,631
Fuel Use MBtu	47,865	52,742	47,642	38,373	27,798	42,884
Steam Production
Total k-lbs/yr	36,648	40,382	36,478	29,381	21,284	32,835
Hours in Season	3264	2904	3264	2424	2112	2,794
Average Load lbs/hr	11,228	13,906	11,176	12,121	10,078	11,754
Using the past 5 years of data for fuel oil consumption, the annual average consumption is 309,631 gallons. The current price of fuel oil is $2.13 per gallon; therefore, the baseline energy cost is $659,514.
The annual savings for ECM 2 are equal to the O&M cost savings plus the annual energy costs baseline minus the post-ECM non-fuel energy costs. The annual savings for ECM 2 is $1,188,383 for the current year and $1,171,260 for Year 1 (2012).
2.2.7.3 Annual Heating Plant Performance
For ECM 2, heating plant performance is based on heating plant availability to provide steam to the K and L Areas, with outages no longer than a period of a week (seven continuous days) at any one time, during the typical heating season of December through April up to a maximum of 33,300 klbs/yr (Availability Guarantee). The annual fuel cost for this ECM has been calculated using an annual steam production of 33,300 klbs. If the steam load for the heating season is lower than 33,300 klbs and therefore the fuel consumption is lower, the difference will be reconciled as described in Section 1.3. It is expected there will be a reduction of 10% of the steam load due to the shutdown of the steam line between the two areas. If the steam production is higher due to an increase in either Area’s demand, the fuel cost will be adjusted annually. Annual fuel costs are calculated based on meeting the Availability Guarantee and will be adjusted annually on actual steam production and actual fuel consumption (Refer to Section 1.3). The expected heating plant performance is shown in the following table:
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Table 2.5: ECM 2 Post ECM Heating Plant Performance

Heating Plant Parameter	ECM Post-ECM Performance
Typical Operation	December- April 15
Expected Steam Production (k-lbs/yr)	33,300
Fuel Required for ECM 2, 100% Biomass (MBtu/yr)	42,844
Fuel Required for ECM 2, 100% Biomass (tons/yr)	5,000
Fuel Cost for ECM 2, 100% Biomass ($/yr) 2009	$110,000
Fuel Cost for ECM 2, 100% Biomass ($/yr) 2012 — Year 1	$120,200
The non-fuel utilities consumed at each of the heating plants are to be incurred by the Government. The Post-ECM implementation cost has been deducted from the annual savings for each year of the performance period. The water consumption is based on the Availability Guarantee and the electricity consumption is based on the load of the heating plants for the typical heating season. The annual utility cost was calculated by multiplying the consumption by the unit cost of the utility (refer to Table. 4.2). The unit cost of the utilities is escalated using the NIST values and the [**]% escalation for the water cost.
Table 2.6: ECM 2 Annual Post ECM Non-Fuel Utilities Cost & Consumption

Utility	Annual Consumption	Annual Cost
Domestic Water	2,004 k-gal/yr	$22,861
River Water	2,004 k-gal/yr	$922
Electricity	345,600 kWh/yr	$32,141
2.2.8 Utility Interruptions
The utility interconnections are described in detail in Section 2.2.3. It is anticipated that these connections will be made with minimal interruption to SRS functions. Any necessary interruption will be coordinated and scheduled in advance with site personnel.
2.2.9 Agency Support Required
Ameresco will continue to work with the Government as the project moves through the final design and the construction period. Support from the Government’s engineering, contracting, and maintenance units, as well as management will be required for continued success of the proposed project.
2.2.10 Potential Environmental Impact
Refer to Section 3.0 for environmental benefits and impacts for both ECMs.
2.2.11 ECM Property Ownership
As approved under the BAMF Contract, title to all contractor-installed equipment proposed under this ECM will vest with the Government upon its acceptance of such ECM, or the date that commercial
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operations begin, whichever occurs earlier. Refer to Section 5.2.7.1 for an explanation of O&M responsibilities.
2.2.12 ECM Project Schedule
A detailed project schedule (in Primavera) will be issued to the Government following contract award.
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3.0 ENVIRONMENTAL IMPACT OVERVIEW
By utilizing on and off site biomass sources (rather than coal and fuel oil) to produce steam and energy, the proposed ECMs will provide a positive impact the environment. However, since both ECMs introduce new equipment and structures onto the site/area, assessments and permits are necessary in order to comply with the applicable local, state, and federal requirements. The positive impacts and benefits of the project are highlighted in Section 3.1. Section 3.2 describes the environmental permitting required by the SCDHEC and other required environmental documents.
3.1 Overview of Environmental Benefits
•	The proposed plants will decrease the overall air emissions rates for 1) particulate matter (PM) by more than 400 tons a year, 2) nitrogen oxides (NOx) by more than 2,500 tons a year, and 3) Sulfur Dioxide (SOx) by more than 3,500 tons a year. This will result in a positive impact to the air quality of the local area.

•	Both ECMs will reduce energy consumption by eliminating over 6 miles of steam distribution lines (3.5 miles for ECM 1 and 2.5 miles for ECM 2). The reduced steam distribution pipe will decrease fuel consumption by at least 10% from reduction of in-line steam losses.

•	The proposed cogeneration facility will decrease the amount of river water currently drawn from the Savannah River by over 1,412,000 kgal per year. This is especially significant as the level of the Savannah River is low and this project will support efforts to protect the water level.

•	By replacing fossil fuels with a renewable energy fuel source, green house gas emissions will be reduced by at least 100,000 tons a year significantly decreasing the carbon footprint of the SRS.

•	Although cogeneration facility and heating plants are not practical feasible buildings for Leadership in Energy and Environmental Design (LEED) certifications, both ECMs will incorporate sustainable design methods and incorporate energy efficient technologies into the design.
3.2 Overview of Environmental Permitting & Assessment
Since the proposed projects will be located at a new site and/or require the installation of new equipment there will be new emission sources for air, water, and waste water. The resulting emissions require environmental permits through the Environmental Protection Agency (EPA), SCDHEC, and SRS. The following table is a summary of the permits required for the project, the status of the permit, and the expected issuance of the permit. Each of these is further described in the paragraphs below. The schedule and proposal are based on the dates in the table; significant deviation of these dates could potentially delay construction. Ameresco will have responsibility for maintaining compliance with the permits through the construction period and the contract performance period.
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Table 3.1: Environmental Permits & Documents

Completion Date/ Expected
Permit/Document		Issuance
(responsible for permit)	Status	(responsible for approval)	Schedule Impact
Site Use Permit (M&O)	Site Use Permit approved in October 2007, revision will be submitted to include river water routing, outfall routing and electrical feeder routing.	Initial Site Use Permit Approved, Revision approved in June 2008. (SRS)	Required for Construction & Operation

Power Services Utilization Permit(s) (Ameresco)	PSUP to be submitted upon approval of IFC drawings.	Approval by end of 2009 (M&O)	Approval before operation

Site Clearance Permit (M&O)		Approval by SRS	Approval before start of construction work.

Environmental Assessment (Ameresco/DOE SRS)	Finalizing Draft, currently out for public comment	Issuance of Findings of No Significant Impact (FONSI) received in July 2008	Prior to process discharge to outfall (operation of plant)

Construction Air Permit (Ameresco)	Submitted in February 2008 to SCDHEC	Approval received in November 2008 (SCDHEC)	Required before Construction Start or Issue of Notice to Start Construction by Government

Operating Air Permit (Ameresco)	To be submitted 180 days after plant commissioning	(SCDHEC)	Required within 180 days of plant commissioning

NPDES 2D Permit (National Pollutant Discharge Elimination System) (Ameresco/M&O)	Resubmitted April 11, 2008 to M&O to submit to SCDHEC as modification to site permit	Draft permit issued in March of 2009 (SCDHEC) with June 2009 being likely the permit issue date	Prior to process discharge to outfall (operation of plant)

401 Water Quality Certification (Ameresco)	This permit application is submitted simultaneously with the Section 404 permit,	Expected 120 days from submittal of permit (SCDHEC)	Prior to operation of plant

Wetlands Section 404 Permit (Ameresco/M&O)	To be submitted by June 2009	Expected 120 days from submittal of permit (US Army Corps of Engineers)	Prior to operation of plant

SC R.19-450 Construction in Navigable Waters Permit (Ameresco)	This permit application is submitted simultaneously with the Section 404 permit	Expected 120 days from submittal of permit (SCDHEC)	Prior to operation of plant
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Table 3.1: Environmental Permits & Documents

Permit/Document		Completion Date/ Expected Issuance
(responsible for permit)	Status	(responsible for approval)	Schedule Impact
Industrial Wastewater Treatment Permit for oil separator, neutralization tank and for retention pond (Ameresco)	To be submitted following the NPDES permit modification approval	Expected by April of 2010 (SCDHEC)	Prior to operation of plant

Notice of Intent for Storm Water Discharges from Large & Small Construction Activities (Ameresco)	To be submitted by June 2009	M&O ESS Review & Approval within 30	Prior to construction of start of any site work activities

Storm Water Pollution Prevention Plan Including Soil & Erosion Control (Ameresco)	To be submitted with NOI for Storm water Discharges from Large/Small Construction Activities	See Above	Prior to construction of start of any site work activities

Grading Permit Application (Ameresco)	To be submitted with NOI for Storm water Discharges from Large/Small Construction Activities	M&O ESS approval expected within 30 days	Prior to construction of start of any site work activities

Construction Permit for Domestic Water Tie-in, Permit 1970 (Ameresco)	To be submitted by December 2009	M&O ESS approval expected within 30 days (M&O ESS acting authority)	Prior to construction of water tie-in & inspection/approval required prior to operation of new line

Construction Permit for Sanitary Sewer Connection, Permit 1970 (Ameresco)	To be submitted by December 2009	M&O ESS approval expected within 30 days (M&O ESS acting authority)	Prior to construction of sanitary sewer tie-in
Additional information is provided below for major permits and for the NEPA compliance.
Construction & Operating Air Permit
The equipment in both ECMs are permitted under one new construction air permit and will be under the Ameresco permit rather than site permit. Ameresco will be responsible for the air permit and for future air permit renewals throughout the contract term. The following table shows the potential air emissions
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of the proposed facility for the criteria air pollutants at expected load and at plant capacity. Annual potential air emissions are typically calculated based on the potential to emit, which is defined as the emissions for continuous operation at maximum system capacity. The maximum capacity would be if the boilers are operated at the full load of 120,000 lbs/hr for 8,760 hours. The controlled emission rates are based on vendor supplied data for the technology proposed in previous section.
Table 3.2: Annual Emissions Summary for Biomass Cogeneration Facility

		Annual Potential Emissions
	Controlled Emission Rate	Actual/Capacity
Pollutant	[lb/MBtu]	[tons/yr]
Nitrogen Oxides	0.15 (with SCNR)	227/295
Carbon Monoxide	0.13	137/195
Volatile Organic Compounds (VOCs)	0.15	26/31
Particulate Matter Total	0.023	35/42
Particulate Matter 10	0.0203	31/37
Sulfur Dioxides	0.025/0.2 with BDF fuel	46/143
Table 3.3: Annual Emissions Summary for K&L Heating Plants

	Controlled Emission Rate	Annual Potential Emissions
Pollutant	[lb/MBtu]	[tons/yr]
Nitrogen Oxides	0.219	15
Carbon Monoxide	0.6	25
VOCs	0.0128	1
Particulate Matter Total	0.2 (with multiclone)	9
Particulate Matter 10	0.119(with multiclone)	6
Sulfur Dioxides	0.025	1
The construction air permit was issued in November of this year (2008).
NPDES Permit
The proposed outfall for ECM 1 will be included as part of the SRS NPDES Permit. The modification to site permit was submitted to the site for approval this past month; it is expected to be incorporated into the Site permit by March 2009. For ECM 2, the K Area boiler blowdown will discharge into the K Area Ash Basin, as opposed to being discharged to an NPDES outfall. The NPDES outfall L-07 was modified to include boiler blowdown discharges for the L Area Biomass Heating Plant. As part of the Memorandum of Understanding/Memorandum of Agreement (MOU/MOA) between Ameresco and M&O Contractor, language will be incorporated to require Ameresco to retain responsibility for compliance of the cogeneration facility outfall and for the K and L Area heating plant effluents.
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Storm Water Management Permit
The storm water management prevention plan is currently being developed. Once this plan is submitted, the permit application will be submitted to the M&O Contractor staff for approval. It is expected it will be approved within 30 days of submittal.
NEPA
Under the National Environmental Policy Act (NEPA), any modification to a federal facility or site requires determination of the environmental impact of the proposed change or new process. This requires issuance of a CATEX (categorical exclusion), development of an environmental assessment (EA) to determine finding of no significant impact (FONSI), or development of an environmental impact statement. During the DES phase, the EA was developed to include both proposed ECMs. The document has been placed for public review. The FONSI was issued in July of 2008.
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4.0 ECM PERFORMANCE MEASUREMENT
4.1 Overview of Proposed Annual Savings
Implementation of the proposed ECMs will result in an estimated annual savings of approximately $34 million. Savings estimates are detailed in DO Schedule 4 in Section 6.0.
4.2 M&V Plan Executive Summary
Measurement and Verification (M&V) options include A, B, C, and D as detailed in M&V Guidelines of the International Performance Measurement and Verification Protocol (IPMVP).
Table 4.1: M&V Plan Summary

ECM No.	ECM Description	M&V Option Used*	Summary of M&V Plan
ECM 1	Biomass Cogeneration Facility	B	Equipment and system performance factors continuously measured. Steam produced from the boilers will be measured and totaled for each performance period year. Fuel Usage will be recorded. Power exported to the site will also be measured and recorded to determine annual green power export.

ECM 2	K & L Area Heating Plants	B	Equipment and system performance factors continuously measured. Steam produced from the boilers will be measured and totaled for each performance period year.

*	M&V options include A, B, C, and D. Guidelines include M&V Guidelines: Measurement & Verification for Federal Energy Projects, Version 2.2; and International Performance Measurement & Verification Protocol (IPMVP), Volume I, March 2002, available at www.eere.energy.gov/femp/financing/superespcs_mvresources.cfm.
Annually, Ameresco will complete an M&V report for the project following a visit to the site and an analysis of system performance. During the annual site visit, Ameresco staff will collect the monthly performance/operational data, determine the actual fuel use and costs, and then provide report of the output of each of the sites. Further, monthly reports will be made available to SRS which include total steam production from each system and fuel usage. Monthly reports will also include electrical production parameters in addition to steam.
As stated in the individual ECM description sections, annual savings will be based on the avoided baseline energy and operations and maintenance costs for the existing plants. Therefore, the annual savings amount is pre-determined for each year of the contract term and will only change with annual escalation or a mutually agreed upon baseline adjustment, as the existing plants will no longer operate once the new biomass plants become operational. The annual avoided baseline energy and operations and
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maintenance costs for the existing plants are deemed to have been met upon acceptance of the ECMs by the Government.
Annual performance requirements are satisfied if, for ECM 1 the ASG is met, and if for ECM 2 each of the heating plants is operated during the heating season as required to meet the Availability Guarantee.
If Ameresco is able to produce more steam than the ASG in any given year from the cogeneration plant, the Government may receive such additional steam for power generation or for thermal use. If the Government requires and Ameresco is able to produce more than 33,300 klbs in any given year from the total of both the K and L Area heating plants, the Government may receive such excess steam for additional thermal use. To the extent the actual steam production exceeds the ASG, the Government will compensate Ameresco for the additional fuel consumption as proposed pursuant to Section 1.3.1.2.
4.3 Whole Project Data / Global Assumptions
4.3.1 Risk and Responsibility
Ameresco will be responsible for project construction including the installation, testing, and commissioning of the equipment to deliver a complete and usable facility. Subsequent to construction, Ameresco will be responsible for ongoing operations and maintenance of the equipment installed under ECM 1 and ECM 2. Additionally, Ameresco will provide annual M&V reconciliation services and an annual M&V report which will include documentation of infrastructure and material condition, and a summary of equipment performance for the previous performance period.
The risk and responsibility of the Measurement and Verification activities for this project are addressed in the Risk/Responsibility Matrix in Section 5.4 of this proposal.
4.3.2 Energy, Water, and Operations and Maintenance (O&M) Rate Data
Utility Rates
The energy costs (rates) used to develop the baseline annual cost for ECMs 1 and 2 were provided by SRS based on historical costs. Annual savings were calculated using the current unit cost and for coal and fuel oil and the baseline consumption data as described in Sections 1.2.7 and 2.2.7. Post-ECM implementation non fuel utility costs required for operation of the cogeneration facility and of the heating plants were factored into the savings at the following previously agreed upon unit costs as shown in the following table:
Table 4.2: Utility Cost for ECM (Post)

Utility	Unit Costs
Electricity	$0.093 / kWh
River Water	$0.69 / k-gallon
Domestic Water	$9.42 / k-gallon
Sanitary Waste Treatment	$7.27 / k-gallon
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Performance Period Rate Adjustment Factors
For both ECMs, the annual energy rates used for savings calculations were adjusted using the latest escalation factors available from the 2008 National Institute of Standards & Technology (NIST). The applicable NIST escalation rates are shown in Table 4.3 below. O&M cost savings and the performance period O&M cost use an annual escalation factor of 3%.
Table 4.3: NIST Escalation Rates

NIST Fuel Oil
	NIST Electrical	NIST Coal Escalation	Escalation	O&M Escalation
Year	Escalation Rates	Rates	Rates	Rates
2012	[**]	[**]	[**]	[**]
2013	[**]	[**]	[**]	[**]
2014	[**]	[**]	[**]	[**]
2015	[**]	[**]	[**]	[**]
2016	[**]	[**]	[**]	[**]
2017	[**]	[**]	[**]	[**]
2018	[**]	[**]	[**]	[**]
2019	[**]	[**]	[**]	[**]
2020	[**]	[**]	[**]	[**]
2021	[**]	[**]	[**]	[**]
2022	[**]	[**]	[**]	[**]
2023	[**]	[**]	[**]	[**]
2024	[**]	[**]	[**]	[**]
2025	[**]	[**]	[**]	[**]
2026	[**]	[**]	[**]	[**]
2027	[**]	[**]	[**]	[**]
2028	[**]	[**]	[**]	[**]
2029	[**]	[**]	[**]	[**]
2030	[**]	[**]	[**]	[**]
4.3.3 Schedule & Reporting for Verification Activities
The modified BAMF Super Energy Savings Performance Contract (ESPC) requires Ameresco to submit to the Government a post-installation report, and thereafter, an annual M&V report documenting equipment performance. Ameresco will follow the Federal Energy Management Program (FEMP) guidelines in generating these reports. The post-installation report will be submitted to the Government within 60 days following notification of an ECM’s substantial completion and beneficial use as given by
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Ameresco. The performance period report will be submitted each year within 120 days following the anniversary date of the ECMs substantial completion date.
4.3.4 Status of Utility Company Incentives
There are no known incentives through the utility company for any of the ECMs in this proposal.
4.4 ECM-Specific M&V Plan and Savings Calculation Methods
4.4.1 Overview of ECM Specific M&V Plans
A specific M&V plan based on DOE FEMP Guidelines and the IPMVP for Measurement and Verification activities during the term of the contract is described for both ECMs in the following paragraphs.
4.4.1.1 ECM 1: Biomass Cogeneration Facility
M&V Overview
Option B – ECM Isolation will be used for verification of the performance of ECM 1. Option B focuses [**] of this ECM. [**], the performance criteria are satisfied. Annual M&V activities will include [**]. The M&V report will include [**]. The report will also identify the [**]. Further, the M&V report will also include documentation showing [**].
4.4.1.2 ECM 2: Biomass Heating Plants for K& L Areas
M&V Overview
Option B will be used for [**] of ECM 2. Option B focuses on [**]. Annual M&V activities will include an [**]. The M&V report will include [**] to the K and L Areas.
4.4.2 Energy and Water Baseline Development
Refer to the summaries of savings calculations in Sections 1.7 and 2.7 of this proposal.
4.4.3 Proposed Energy & Water Savings Calculations and Methodology
Refer to the summaries of savings calculation in Sections 1.7 and 2.7 of this proposal.
4.4.4 Operations and Maintenance Cost Savings
The K Area plant is operated by SRS personnel and the D Area plant operations are subcontracted by the M&O Contractor to a subsidiary company. Both ECMs will result in the shutdown of an existing plant and eliminate the operation and maintenance expenses required for these sites. Therefore, SRS will realize an annual savings of $[**] of O&M costs for ECM 1 and $[**] of O&M costs for ECM 2 during the first year of the contract performance period. The O&M cost savings have been escalated at a previously agreed upon rate of [**] % per year the contract term.
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5.0 Management Approach
5.1 Integrated Management Review Team (IMRT)
Ameresco’s Initial Proposal recommended establishing an Integrated Management Review Team (IMRT) made up of senior managers from both the Government and Ameresco. While there have been frequent meetings, conference calls, and project reviews, it is strongly recommended that the IMRT be activated (in some form) immediately following contract award. As we progress with finalizing the engineering details and begin mobilizing for construction, the IMRT will be a valuable asset for promptly resolving any serious challenges that may arise and ensuring that SRS executive level managers are fully cognizant of project status at all times. It is further recommended the IMRT be chaired by the Director of the Infrastructure Support & Oversight Division or his designee. The primary mission of the IMRT will be to assure that appropriate management personnel from each organization are aware of the project status, informed of key milestones, and if necessary, involved in securing project approvals.
It is recommended that IMRT membership consists of key personnel from each of the four organizations participating in the project – DOE SRS, DOE Headquarters, the site M&O contractor staff, and Ameresco. A proposed IMRT organizational chart, designating team member organizations, is included as Figure 5.1. The IMRT should be established immediately and convene at least quarterly throughout the implementation and operations phases to assure senior management is informed, issues resolved, and decisions are rendered timely.
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Figure 5.1: Integrated Management Review Team
5.2 Ameresco Management Approach
Ameresco will be responsible for the design, construction, and operation of both ECMs as included in this proposal. This includes the responsibility for the management of design, quality control, safety, construction, and operation. Ameresco’s management approach is outlined into following sections and includes the key strategies listed below:
•	Design in accordance with applicable industry codes and design standards for industrial heating plants and power plants (Refer to Appendix D for list of standards) and in accordance with the electrical standards, fire protection standards and stacking lighting standards provided by Government.

•	Design documents will be issued to the Government for review and final concurrence intermittently throughout the first year of the construction period.

•	Acceptance of changes to the approved design requested by the government is at the discretion of Ameresco.
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•	Ameresco is the responsible authority for the job sites of the proposed ECMs. This includes authority for site management, safety enforcement, document control, quality control, receipt and acceptance of project deliveries, and construction procurement.

•	Ameresco will be responsible for document control management including review and approval of all construction submittals. Ameresco will make electronic copies of major construction submittals available to government representatives upon request.
Project Implementation Phase (Construction)
Ameresco’s approach to managing the implementation (construction phase) of the proposed measures will be to assign a fully competent management staff at the construction site and give them the resources and authority to complete our contract obligations safely, timely, and in a professional manner. Each member of the on-site management team, headed by the Site Manager, will have the authority to make project decisions commensurate with their position. Key members of the site project management team include the Site Manager who will also be the Senior Construction Manager, Project Construction Manager (engineering subcontractor representative), Job Superintendent, Site Safety Manager, and Project Documentation Manager. We are currently recruiting, interviewing, and identifying personnel for most site management positions. However, the Site Safety Manager was identified early in the DES phase and has been involved with the project for some time. Mr. Clinton Sandmel will manage the safety program during the construction phase and has interacted with the SRS Safety Office in completing the project safety analyses and plans, as well as overseeing the safety efforts of the geotechnical subcontractor. He is an experienced safety manager and also has experience managing construction safety programs at DOE installations. Mr. Sandmel and other members of the project management team will be relocated (if not already in the local area) to the Aiken/Augusta area for the 30 month construction period mitigating travel and per diem expenses.
Construction subcontractors are being recruited and interviewed from the local area as well as on a regional and national basis. Ameresco will attempt to maximize the use of local contractor firms in an effort to support the local economy and mitigate mobilization and travel costs associated with using subcontractors from outside the local area. Of course, the construction subcontractors will be key to successful project implementation, and qualifications and price are both considerations in subcontractor selection. Each subcontractor will provide a project foreman and safety and quality control personnel. A detailed plan for completing the implementation phase is included in Section 5.2.6 below.
The site project team will have all the resources necessary to ensure project success available, including the support of corporate resources from anywhere within the Ameresco organization from anywhere in North America beginning with the Ameresco corporate staff. While most construction and project administration activities will be accomplished by the onsite staff, contract administration, accounting, subcontract administration, and project legal counsel will be self-performed by division or corporate staff. Technical oversight of engineering, construction management, and safety will also be accomplished by the corporate resources.
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Operations Phase (Contract Performance Period Services)
Once construction is complete and the Government accepts the project as operational and the Contract Performance Period begins, the Ameresco staff will shift from implementation to operations using primarily an onsite staff of Ameresco managers, technicians, and support personnel supplemented as necessary by subcontractors and other personnel from within Ameresco’s corporate resources. The cogeneration facility will operate, and be staffed, 24 hours a days, 7 days a week, 365 days a year while the K and L Area plants, although not staffed, will operate 24 hours a day, 7 days a week during the winter heating season.
The Site Operations Manager will lead all facets of ECM operations. This person has not been determined at this time; however, it is anticipated they will be in place (at the project location) well before testing and commissioning begins. Key members of the operations staff will be the Plant Manager, Safety/Environmental Manager, Fuel Procurement Manager, and the Office Manager. Although we continue to recruit, and have interested candidates, none of the operations staff managers have been identified at this time. Also, maintenance personnel and plant operators currently working at the D Area plant will be given an opportunity to join the Ameresco team at the new cogeneration facility. All site operations and maintenance personnel will reside in the local community eliminating travel and per diem expenses. Detailed plans for operating the cogeneration facility and heating plants are included in Section 5.2.7 below.
To the maximum extent practical, project implementation and subsequent plant operations will be performed under the watchful eye of the skilled and experienced leadership of the onsite management team; however, the onsite project team will have the full support and backing of additional corporate resources as necessary.
5.2.1 Ameresco Corporate Management Team
Ameresco’s corporate management team from the ESCO Selection Interview, Initial Proposal, and Detailed Energy Survey remains intact and will continue to direct, facilitate, and coordinate Ameresco’s activities into the construction and subsequent operational phase of the biomass ESPC. Safety and Risk Management have already been added to the corporate team and other additions, including the Site Manager and Site Operations Manager, will be added at the appropriate time. Mr. Keith Derrington, Vice President and General Manager will continue as the senior corporate executive ultimately responsible for assuring success of Ameresco’s Savannah River activities.
An organizational chart depicting the composition of the Ameresco project team is included as Figure 5.2.
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Figure 5.2: Ameresco’s SRS Biomass Project Team
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5.2.2 Program Manager
Mr. Joe Price will continue as Program Manager, although much of the interaction and interface that he previously facilitated with the DOE and M&O staffs will be transferred to the Site Manager during construction and ultimately to the Site Operations Manager once the ECMs become operational. Mr. Price reports to Mr. Derrington and has overall responsibility for Ameresco’s contract performance and client relationships at SRS. The Program Manager will also lead Ameresco’s representation to the IMRT, most likely through the implementation phase before passing that responsibility to the permanent Site Operations Manager, although no decision has been made on that at this time.
5.2.3 Engineering
Ms. Nicole Bulgarino will continue as Ameresco’s Lead Project Engineer for the cogeneration facility and the heating plants and will represent the engineering and environmental activities at the IMRT. Ms. Bulgarino is responsible for project engineering and design, as well as the subsequent construction and performance period services. Responsibility for performance period services including equipment performance issues and annual M&V activities will also fall under purview of the Engineering Team but will be accomplished by the site operations staff.
5.2.4 Business Operations
Mr. James Koulovatos, Ameresco’s Director of Finance, leads the offices within the business operations group. Responsibilities of those offices to support the cogeneration facility and heating plant projects include accounting, contracting, financing, etc. Pending contract award, Mr. Koulovatos’ staff will manage the development of competitive financing bid packages, work with 3rd party lenders to secure financing for the program, and prepare the final DO Schedules and Termination Liability Schedule once financing is secured and the interest rate is locked. Contractual activities include day to day contract administration functions and accounting will maintain invoicing and accounts receivables ledgers.
5.2.5 Safety and Risk Management
Mr. Kenneth Gross, Ameresco’s Director of Safety and Risk Management, has overall responsibility for the company’s safety program. Site or project safety personnel will report directly to Mr. Gross who has been involved with the development of the Worker Health and Safety Plan (WSHP) to ensure compliance with 10 CRF 851 requirements.
5.2.5.1 Site Safety Management
The Site Safety Manager (SSM) will report to the Director of Safety & Risk Management and is charged with ensuring the safety of the entire job site. The SSM, Mr. Clinton Sandmel, participated in development of the WSHP and the associated Job Hazard Analyses (JHA). The SSM is charged with ensuring that contractor and subcontractor personnel compliance with all applicable safety regulations. In carrying out site safety duties, the SSM will conduct safety (toolbox) meetings and inspections and complete the required periodic reports. The SSM will immediately report unsafe conditions and safety
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incidents to the DOE Facility Representatives and the Ameresco Site Manager, Director of Safety and Risk Management, and the SRS Program Manager.
5.2.6 Construction
As Director of Construction, Mr. Bo Harkness oversees all construction activities within the federal business unit. The Site Manager, who reports to Mr. Harkness, will be charged with the day-to-day site management responsibilities during the project implementation phase. Mr. Harkness will work hand-in-hand with the Program Manager and Lead Engineer to ensure quality construction completed on schedule and on budget. The Site Manager will also be the on-site point of contact for SRS/ M&O personnel during the construction phase.
5.2.6.1 Subcontract Management
Onsite construction work will be subcontracted to companies from all parts of the country. The Director of Construction and Subcontract Administrator will manage all subcontracts, while the project Site Manager and project Job Superintendent will execute and oversee the subcontracts, having authority to schedule, inspect, and accept subcontractor work. The Subcontract Administrator or Director of Construction will respond to any financial or contract management issues. Invoicing and payments to subcontractors will be handled through standard accounting procedures and using American Institute of Architects (AIA) contract formats and forms.
5.2.6.2 Construction Management
The Site Manager will be charged with the day-to-day site management responsibilities during the project construction phase and is tasked with overall responsibility for job site activities. The Site Manager will also be the on-site point of contact for DOE Facility Representatives and other SRS/ M&O personnel during the construction phase. Assisted by other Construction Managers and Job Superintendent personnel, the Site Manager will lead all aspects of project construction including scheduling, coordination, construction, commissioning, and contract closeout with the strictest adherence to safety, quality, and cost control procedures.
Project Quality Control (QC) is the responsibility of everyone involved in project activities; however, ultimate responsibility for the Ameresco QC program rests with the Director of Construction. Those responsibilities are delegated to the site Quality Control Manager (QCM) who is tasked to oversee project specific QC activities. The Site Manager or Job Superintendent may be delegated as the site QCM overseeing the QC activities of all QC personnel, Ameresco and subcontractors, or a dedicated QCM may be assigned to the project team reporting to the Site Manager or Job Superintendent.
The site QCM is responsible for individual project quality control. The QCM maintains the Project Submittal, Testing, and Inspection Logs. The QCM will ensure that project documents (submittals, shop drawings, reports, etc.) are complete, accurate, and processed in a timely manner. The QCM is also charged with ensuring testing and inspections are conducted properly and in a manner that will insure
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accuracy. If necessary, the QCM will contract with specialty/professional testing companies (i.e. concrete tests and welding x-rays).
Ameresco employs the standard Army Corp of Engineers three-phase quality control process that includes the preparatory phase, initial phase, and follow-up phase. The preparatory phase is performed prior to each definable work feature. Actions such as reviewing the drawings and specifications, checking submittal status, and examining the work area, including a hazard analysis, are done at this time. The initial phase is performed at the beginning of each definable work feature. Preliminary work is inspected to insure compliance with the contract, establish the level of workmanship, and ensure compliance with the safety plan. The follow-up phase is ongoing during performance of work to ensure compliance with contract requirements, perform testing, and ensure correction of deficiencies.
5.2.7 Site Operations
Once the ECMs are accepted by the government the project will transition to the site operations phases, which will continue for the remainder of the delivery order performance term. It is anticipated the cogeneration facility will be staffed with 20 people whose scope of responsibilities will include the Biomass Cogeneration Facility and the K and L Area heating plants.
Ameresco intends to have a Site Operations Manager that will oversee the total operation from fuel procurement and delivery to plant operations and maintenance. The Site Operations Manager has not yet been identified; however, we have already received inquiries and resumes from interested parties.
Ameresco will use reasonable diligence to provide a regular and uninterrupted supply of steam (100% reliability) to the government-owned distribution systems, but shall not be liable for any damages, losses, costs, or expenses to the government for failure, suspension, diminution, or other variations of service occasioned by or in consequence of any cause beyond the control of Ameresco, including but not limited to acts or omissions of the Government and its agents and contractors, force majeure conditions e.g. acts of the public enemy, acts of God, fires, floods, earthquakes, etc., or failure or breakdown of the Government-owned distribution system or end-user facilities.
5.2.7.1 Operations and Maintenance Responsibilities
Ameresco will perform the following operations and maintenance of the equipment and facilities installed within the Biomass Cogeneration Facility under ECM 1 and for the heating plants installed in the K and L Areas under ECM 2 for the duration of the contract performance period.
•	Equipment, instrumentation and control systems installed at the Biomass Cogeneration Facility

•	Equipment, instrumentation and control systems installed at the heating plants

•	Buildings and Infrastructures installed at the Biomass Cogeneration Facility Site

•	Building and Infrastructure installed at the K Area Heating Plant Site

•	Building and Infrastructure installed at the L Area Heating Plant Site

•	Utilities within the Facility and the Heating Plant (as defined in Table 1.2 and Table 2.2)
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•	Access drives and parking lot at the Cogeneration Facility

•	Maintenance of Old Burma Road

•	The existing boiler water treatment equipment and shed at the K Area

•	The existing air compressor at the K Area
The Government, and/or its M&O Contractor will retain responsibility for operating and maintaining the following items:
•	Utility interconnections as defined in Table 1.2 and Table 2.2

•	Existing utility distribution systems

•	All roads except for facility access roads and the reconstructed Old Burma Road

•	New pump system installed at the River Pump House

•	F Area Substation

•	New D Area electrical feeder

•	L Area capacitors

•	All other existing site infrastructure and systems
The operations and maintenance expenses include the annual costs of labor (Ameresco costs and service contractor costs from major equipment suppliers) to operate and maintain the plant for both ECMs and operating costs including chemical costs, fuel oil cost, ash disposal costs, and other consumables. The operations and maintenance costs are shown on Schedule DO-3 as performance period expenses.
Operations Overview
The operation of the new plants will be lead by the Ameresco Site Operations Manager or Site Manager. The Site Manager will oversee operations and maintenance activities to ensure the following occur:
•	Operate the facility to meet thermal demand of the Savannah River Site in compliance with applicable local, state and federal permits and regulations.

•	Provide Quality Control for biomass deliveries.

•	Provide a safe work environment for workers and visitors.

•	Perform preventive maintenance in accordance with manufacturer recommendations.

•	Perform major service requirements in accordance with manufacturer recommendations.

•	Maintain professional and positive working relationship with Savannah River Site personnel, SCDHEC, and surrounding neighbors and community.

•	Provide reports as required for M&V activities to meet plant performance guarantees.
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The Site Operations Manager will work with four key personnel to attain these objectives: Safety/Environmental Manager, Office Manager, Plant Manager, and Fuel Procurement Manager.
The Safety/Environmental Manager will be responsible for [**]. This Manager will [**].
The Office Manager will [**].
The Fuel Procurement Manager will [**]
The Plant Manager will [**].
It is envisioned the cogeneration facility will be operated utilizing [**]-hour shifts of operators. A single shift operations team will include a [**]. During the last shift of the day the team may consist of [**] people on site. There will also be a team of [**]
The following diagram (Figure 5.3) shows the proposed cogeneration facility staffing for operation of the cogeneration facility and the heating plants.
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Figure 5.3: Proposed Operations Staffing
[**]
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Maintenance Overview
Ameresco will perform the following:
•	Operations including materials and consumables for the cogeneration facility and heating plants, such as costs for the chemicals, urea, diesel fuel, fuel oil, turbine filter, lube oil, and ash disposal.

•	Preventive maintenance includes change out of parts, boiler inspection, boiler cleaning, turbine oil/filter changes, DA tank inspection, pump servicing, grinder and hogger inspection, instrumentation calibration, engine testing, HVAC servicing, building upkeep, Old Burma Road repair, and other service as recommended by equipment suppliers.

•	Unscheduled maintenance includes cost for service and repair not planned on as part of ongoing maintenance. This mainly consists of contracted service support.
5.2.7.2 Repair & Replacement Responsibilities
The repair and replacement annual expense includes the annual costs expected for the replacement of materials such as grinder teeth, baghouse filters, sand (bed material) for both boilers, spare part inventory, and limestone replacement for SOx reduction. These costs will occur every year regardless of the age of the plant. The repair and replacement costs also include costs expected to occur for ongoing replacement and repair of boiler in bed tubes, turbine parts, motor bearings, conveyor belts, and general plant repair fund.
Repair and replacement of the equipment and systems for both ECMs as defined above includes budgeting and funding an inventory of spare parts, as well as funding and completing minor and major repairs and equipment replacements. Major repairs and replacements include boiler tubes, turbine seals, combustor refractory, combustion fans, feedwater pumps, grinders, and augers. Examples of minor replacements include minor components such as thermocouples, grinder cutters, instrumentation, motors, motor bearings, filters, chains, and auger components, etc.
5.3 ECM Training
An ongoing O&M Training and Safety Program will be a necessity and training will be provided to the personnel working at the three sites on a scheduled and recurring basis. Maintaining training and certification current and in good standing will be required of all personnel. The training program will also include training with suppliers to ensure the operators are familiar with the equipment operation and maintenance requirements.
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5.4 Risk/Responsibility Matrix
The following pages contain the ESPC Contract Risk/Responsibility Matrix.
RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
1. FINANCIAL:
a. Interest rates: Neither the Contractor nor the agency has significant control over prevailing interest rates. During all phases of the project, interest rates will change with market conditions. Higher interest rates will increase project cost, financing/project term, or both. The timing of the Contract award may impact the available interest rate and project cost.
Ameresco has included preliminary interest rate information in Schedule DO-3. The interest rate shown is indicative of the financial market at the time of this Revised Final Proposal and is provided for information purposes only.

Once locked with Ameresco’s lender, the interest rate will remain fixed for the term of the contract, thereby providing the DOE-SR with protection against increased interest charges resulting from a variable rate.	In 6.10 of the Revised Final Proposal, the DOE-SR agrees, among other things, to not withhold, reduce, or setoff the “TOTAL DEBT SERVICE” amount on Schedule DO-3 in the event of an Ameresco default. The reason for this is to provide assurance to Ameresco’s lender that its investment is secure.

The DOE-SR expects the Ameresco to obtain the lowest possible interest rate and will competitively seek financing from several financial institutions. The DOE-SR expects, as consideration for 6.10, that Ameresco will obtain a lower interest rate than the one indicated in the Final Proposal, dated December 8, 2008.

b. Energy prices: Neither the Contractor nor the agency has significant control over actual energy prices. For calculating savings, the value of the saved energy may either be constant, change at a fixed inflation rate, or float with market conditions. If the value changes with the market, falling energy prices place the Contractor at risk of failing to meet cost savings guarantees. If energy prices rise, there is a small risk to the agency that energy
The D Area plant that is being replaced by the Biomass Cogeneration Facility is fueled by coal purchased from SCE&G. Ameresco proposes to establish the pre-installation baseline for ECMs 1 and 2 based on the consumption and cost information provided by SRS and M&O Ameresco personnel. The baseline costs are escalated at 2008 published NIST rates for each year of the performance period.

	The energy savings for all ECMs are calculated based	The rates used to establish the energy baseline are different than what has been included in DOE HQ’s database, Energy Management System 4. Based on the unprecedented increases in coal costs over the previous year, the baseline costs associated with coal will come from SRS’s current one-year coal contract for the D-Area Powerhouse, which took effect on
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
saving goals might not be met while the financial goals are. If the value of saved energy is fixed (either constant or escalated), the agency risks making payments in excess of actual energy cost savings. Clarify how future energy costs will be treated.
on the reduced fuel costs associated with improved system efficiencies. To determine this reduction, the following items are predetermined for establishing the pre-installation baseline: the unit cost of fuel oil and coal, and the amount of energy produced by the existing D Area and K Area plants.

The pre-installation baseline data used in this proposal consists of cost and consumption data for a 24 month period as provided by SRS and M&O personnel for ECM 1, and 5 years of data was used to develop the baseline for ECM 2. The future cost of each of these utilities has been escalated by the applicable NIST factors for each year throughout the contract term.

Ameresco proposes the DOE-SR assume responsibility for the actual unit cost of utilities (i.e. electricity, coal, water, etc.) including any escalation or de-escalation. If at any time during the term of this contract, the ECMs do not create sufficient savings on an annual basis to fund the amount due Ameresco for reasons within SRS’ control or for reasons related to changes in unit price of utilities, then SRS will pay Ameresco as agreed or renegotiate the payment schedule and term in a form mutually agreeable to both parties and Ameresco’s lender such that the outstanding balance of contract payments is fully repaid.

Ameresco proposes to assume responsibility for biomass procurement and has estimated the price of biomass based on current local market conditions escalated at [**]% per year.	November 1, 2008. Based on market research, coal is not expected to decrease in cost based on current and world demand. In addition, SRS’s electrical rates have also increased dramatically over the last two years based on the increased costs of coal and natural gas that the Site’s electrical supplier must recoup through its electric rates that have been approved by the South Carolina Public Service Commission. These baseline rates will be escalated in accordance with NIST standards.

Throughout the performance period, Ameresco will be supplied utilities at no cost but the consumption data will be metered and supplied to the Site’s utility department to be included in calculating the true cost of generating steam and/or electricity from the new biomass plants for inclusion in Site supplied utilities.
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
c. Construction costs: The Contractor is responsible for determining construction costs and defining a budget. In a fixed-price design/build Contract, the agency assumes little responsibility for cost overruns. However, if construction estimates are significantly greater than originally assumed, the Contractor may find that the project or measure is no longer viable and drop it before Contract award. In any design/build Contract, the agency loses some design control. Clarify design standards and the design approval process (including changes) and how costs will be reviewed.
A significant portion of Ameresco’s business is focused on energy engineering, design and consulting. Ameresco staff, complemented by subcontracted experts, are developing the ECM designs for this proposal. Additionally, Ameresco’s in-house construction management team has collaborated extensively with the design team, potential subcontractors, and equipment suppliers to assure project constructability, review budgeted costs, and provide insight into procurement options. Having all these functions involved throughout the DES Phase substantially lowers the risk of construction cost overruns, and ensures a realistic and balanced approach to innovation and realism in project design.

	To manage the risk associated with escalating prices for construction materials and equipment, Ameresco will hold material and labor pricing set forth in Schedule DO 2 included herein through May 15, 2009. The proposal acceptance period may be extended; however, there may be changes in project pricing. The parties will share the risk of construction cost increases that occur prior to contract award; however, Ameresco will assume sole responsibility for cost increases occurring in normal market conditions after contract award as well as responsibility for managing the risks of such increases. However, should cost increases be caused by extraordinary market conditions, the parties will negotiate changes to the construction completion schedule and/or financial terms of the contract as mutually agreeable to both parties.	Upon submittal of the Revised Final Proposal, a Cost Reasonableness Review of Ameresco’s Implementation Costs will be performed. Ameresco shall submit a breakdown of the Implementation costs with the Revised Final Proposal to allow the DOE-SR to perform the review.
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
Design-build will be the means of project implementation, and the proposed project will be designed and constructed to meet industry and those local SRS standards identified in this proposal, and included with the contract award.

The cost of the DES as shown on the DO-2 schedule includes the following:
[**]. Subsequent to contract award and in accordance with a delivery schedule mutually agreed upon by the DOE-SR and Ameresco, the [**]. Following resolution of any review comments, a final set of record documents will be produced and delivered to the DOE-SR.

Once final concurrence is obtained, the design and project specifications become the basis for construction and no further equipment or materials submittals will be necessary. Should major design changes become necessary during construction, as a result of concealed or environmental conditions, customer requests, or a change in requirements, the proposed changes will be submitted for DOE-SR review.

The basic contract establishes maximums for Ameresco mark-ups for both the implementation and performance periods. Mark-ups proposed in this proposal are below the maximums allowed by the BAMF Contract. Mark-ups associated with changes resulting from concealed or environmental conditions of the project site, customer requests, or a change in contract requirements will be negotiated at the time the change is incorporated into the contract delivery order, but shall never exceed the maximum allowed by the BAMF Contract.
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
d. M&V costs: The agency assumes the financial responsibility for M&V costs directly or through the Contractor. If the agency wishes to reduce M&V cost, it may do so by accepting less rigorous M&V activities with more uncertainty in the savings estimates. Clarify how project savings are being verified (e.g. equipment performance, operational factors, energy use) and the impact on M&V costs.
Ameresco proposes that M&V Option B – ECM Isolation be used to verify the performance of ECM 1 and ECM 2. Project performance will be continuously metered and reported to the DOE-SR on a monthly basis. The metering equipment installed for the project, in combination with the established baseline energy costs and NIST-based annual adjustments, will provide sufficient M&V of project performance without unnecessarily increasing project costs. Section 4.4 describes the M&V plan in detail.

	Performance Period M&V costs are escalated annually at a fixed rate of [**]%.	The DOE-SR concurs with the M&V approach for the project.

e. Non-Energy Cost Savings: The agency and the ESCO may agree that the project will include savings from recurring and/or one-time costs. This may include one-time savings from avoided expenditures for projects that were appropriated but will no longer be necessary. Including one-time cost savings before the money has been appropriated entails some risk to the agency. Recurring savings generally result from reduced O&M expenses or reduced water consumption. These O&M and water savings must be based on actual spending reductions. Clarify sources of non-energy cost savings and how they will be verified.
Both proposed ECMs will result in the shutdown of existing DOE-SR operated plants eliminating significant O&M expenses currently incurred by SRS. The O&M cost baseline is presented for each ECM and was developed based on information, and is collaborative effort between Ameresco, SRS and M&O technical personnel.

The annual O&M savings have been escalated annually at a fixed rate of [**]%.

	NOTE: There will be a significant reduction in the consumption of water taken from the Savannah River, although no cost savings related to such reduction in water usage have been included in this proposal.	The DOE-SR has provided actual O&M costs for both the D-Area Powerhouse and the K-Area Package Boilers. The DOE-SR will review such costs included in the Revised Final Proposal and, if acceptable, provide its concurrence.
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
f. Delays: Both the Contractor and the agency can cause delays. Failure to implement a viable project in a timely manner costs the agency in the form of lost savings, and can add cost to the project (e.g., construction interest, remobilization). Clarify schedule and how delays will be handled.
Ameresco will fully support the DOE-SR during the review, approval, and award of the proposed ECMs to mitigate potential delays as much as is within Ameresco’s control. Further, Ameresco will honor the pricing proposed herein through May 15, 2009; delays in contract award beyond that time may result in increased project cost and will result in project implementation delays.

Major milestones for obtaining project approvals, delivery order award, and project implementation are indentified in Table 1.7 herein. Ameresco will provide a detailed project schedule subsequent to contract award reflecting the scheduled completion date for each major element of ECM 1 and 2. The schedule will be closely monitored throughout the construction phase by Ameresco’s on-site management team as well as corporate management. Their proactive involvement will mitigate the occurrence of delays. Should a delay occur, Ameresco management will immediately develop a mitigation plan, discuss it with the DOE-SR staff, and then take the necessary actions to ensure the project remains on schedule.

Schedule Risks & Mitigation
Schedule Delays

	The potential for schedule delays will be constantly monitored, and immediate and appropriate mitigation	SRS will fully support Ameresco during the review, approval, and award of the proposed ECMs to mitigate potential delays, and award the Delivery Order on schedule. In addition, DOE and the M&O Contractor will work with Ameresco to facilitate a smooth mobilization to the Site and coordinate the interfaces for key support requirements provided by SRS. Critical interface requirements should be identified on Ameresco’s schedule to allow for adequate up front coordination.
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
actions will be taken by Ameresco management personnel if necessary. The schedule is being structured both logically and realistically to minimize the potential for delays; however, should an unavoidable delay occur, Ameresco will work closely with DOE-SR engineers to determine the best course of action and, if necessary, a revised schedule will be developed and proposed. The primary objective of any revision will be to get the work back on track without extending the completion date.

Subcontractor Management

Ameresco has pre-qualified many firms and will continue to pre-qualify firms that may be selected as subcontractors. However, Ameresco will continue to evaluate qualifications and the firm’s current workload prior to executing any subcontracts. If manpower later becomes an issue, Ameresco will either direct the firm to hire additional personnel, hire additional subcontractors, or replace the subcontractor.

Ameresco will manage subcontractors and suppliers through close control and monitoring of all critical activities. Monitoring and controls include the following procedures: weekly progress meetings, schedule updates, and materials management plan.

Late Delivery of Materials/Equipment

In order to protect against late delivery of material or equipment and keep the project on schedule, Ameresco will implement and maintain a materials management plan and constantly monitor production and delivery dates.
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RISK/RESPONSIBILITY MATRIX

RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
g. Major changes in facility: The agency (or Congress) controls major changes in facility use, including closure. Clarify responsibilities in the event of a premature facility closure, loss of funding, or other major change.
The SRS is not considered a candidate for closure at any time in the foreseeable future. Based on information provided by SRS personnel, a build-up in operations is projected to continue past 2020. The electrical and steam demand are projected to change in future years, but it is assumed (almost certain) that the site will be a viable entity throughout the contract term and well beyond.

	The structure of the proposed project significantly reduces risk associated with changes at the site. Ameresco will be producing steam that will provide two benefits to the DOE-SR; steam for thermal processes and electricity. Should changes at the facility result in reduced thermal requirements, Ameresco will produce more electricity. The first priority will be to satisfy the site’s steam needs. Should there be excess capacity (delta between guaranteed steam production and site steam requirements) the steam will be processed through a turbine to produce electricity. The versatility of the process to satisfy both thermal and electrical needs of the site mitigates this risk.	The DOE-SR concurs with Ameresco’s projection of the longevity of SRS operations. If a termination were necessary, the DOE Contracting Officer and Ameresco would proceed utilizing the applicable Federal Acquisition Regulation (FAR) and Department of Energy Acquisition Regulation (DEAR) requirements.

Ameresco has assessed the potential for closure of the site and considers it a minimal risk at this time. However, if SRS should close or experience a significant reduction, then Ameresco will be responsible for characterizing and quantifying the impact of the changes on the project. In a severe case, though
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RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
highly improbable, it may necessitate either a partial or full termination for convenience; however, the contract will include a Termination Liability Schedule to facilitate arriving at appropriate termination costs. If a termination becomes necessary, Ameresco would comply with the applicable Federal Acquisition Regulation (FAR) and Department of Energy Acquisition Regulation (DEAR) requirements.

2. OPERATIONAL:

a. Operating hours: The agency generally has control over the operating hours. Increases and decreases in operating hours can show up as increases or decreases in “savings” depending on the M&V method (e.g. operating hours multiplied by improved efficiency of equipment vs. whole building/utility bill analysis). Clarify whether operating hours are to be measured or stipulated and what the impact will be if they change. If the operating hours are stipulated, the baseline should be carefully documented and agreed to by both parties.
Operating hours of the proposed cogeneration facility and heating plants have been pre-determined. The operating hours of SRS facilities obtaining service from the Ameresco plants (i.e., steam and/or electricity) were also determined for purposes of establishing baseline consumption data, but will have little to no impact on the operations of the proposed ECMs unless increased operating hours contributes to the site requiring more steam than provided by the ASG.

	ECM 1, the cogeneration facility (replacing existing D Area plant) shall operate 24/7 year round and ECM 2, the K and L Area plants will operate 24/7 as necessary over approximately a four month period each year to meet building heating loads. Although operating hours are pre-determined, steam delivery requirements will be both pre-determined and measured.	The DOE-SR concurs with this approach since the ASG will not be dependent on facility operating hours. Excess steam above the customer requirements will be dispatched for electrical generation.

Over the past two years, SRS’ energy consumption has been relatively consistent in conjunction with the operating hours. Therefore, the energy baseline and
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RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
guarantees assume predetermined operating hours for the term of the delivery order; however, Ameresco will guarantee an annual quantity of steam production that will not be impacted by changes to facility operating hours.

The DOE-SR will control and be responsible for its increasing or decreasing facility operating hours.

b. Load: Equipment loads can change over time. The agency generally has control over hours of operation, conditioned floor area, intensity of use (e.g. changes in occupancy or level of automation). Changes in load can show up as increases or decreases in “savings” depending on the M&V method. Clarify whether equipment loads are to be measured or stipulated and what the impact will be if they change. If the equipment loads are stipulated, the baseline should be carefully documented and agreed to by both parties.
	The overall site steam load is expected to decrease in the out years of the contract performance period. Ameresco and DOE-SR personnel worked closely during the DES phase to construct a model of out year steam requirements to accommodate the decreases. Project performance calculations are based on load projections shown in Table 1.1, which were provided by site personnel and are assumed by Ameresco to be correct. Decreasing steam requirements will be accommodated by increasing net green power generation. Increasing steam requirements above ASG (excess production) will be accommodated up to the maximum plant capacity. Compensation for the excess steam production will be included in the annual cost adjustment.	The DOE-SR agrees with Ameresco’s proposed approach. Additional steam requested by the DOE-SR above the ASG will be compensated for at Ameresco’s incremental biomass expense with a mutually negotiated markup.

It is proposed that the DOE-SR and Ameresco share the risk of increased load requirements. Ameresco will assume responsibility for providing the steam to meet increased loads up to the maximum plant capacity. However, Ameresco will be compensated for steam deliveries above the guaranteed annual production quantities as provided for by the fuel adjustment provision found in Section 1.3.1.2 of this proposal.
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RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
c. Weather: A number of energy efficiency measures are affected by weather. Neither the Contractor nor the agency has control over the weather. Changes in weather can increase or decrease “savings” depending on the M&V method (e.g. equipment run hours multiplied by efficiency improvement vs. whole building utility bill analysis). If weather is “normalized,” actual savings could be less than payments for a given year, but will average out over the long run. Clearly specify how weather corrections will be performed.
Neither Ameresco nor the DOE-SR has control over the weather and changes in weather can increase or decrease the amount of steam needed by SRS facilities. However, the metric for determining whether Ameresco has satisfied its performance guarantees are not weather dependent; therefore, weather corrections are not be necessary. Ameresco proposes that no weather corrections be made as neither ECM will be significantly impacted by the weather since the baseline has been developed from historical consumption data.

	NOTE: Although weather could impact the amount of steam needed for heating purposes, that risk has been addressed by increased electrical generation as outlined in paragraph b above.	The DOE-SR agrees with Ameresco’s proposed approach.

d. User participation: Many energy conservation measures require user participation to generate savings (e.g. control settings). The savings can be variable and the Contractor may be unwilling to invest in these measures. Clarify what degree of user participation is needed and utilize monitoring and training to mitigate risk. If performance is stipulated, document and review assumptions carefully and consider M & V to confirm the capacity to save (e.g. confirm that the controls are functioning properly).
	Ameresco will operate and maintain the systems proposed under both ECMs as defined in Section 5.2.7.1. The ECMs will interconnect with site utility distribution systems that will be maintained by the site M&O Contractor, as is currently the case. The DOE-SR will be the end user of the steam produced by the Ameresco plants. The Government must accept steam deliveries and the site M&O contractor must ensure utility services are available for the ECMs to be effective. The risk of either the DOE-SR not accepting steam deliveries (within the baseline amounts) or the utility systems being down over prolonged period of time is minimal.	The DOE-SR agrees with Ameresco’s proposed approach.
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RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
3. PERFORMANCE:

a. Equipment performance: Generally the Contractor has control over the selection of equipment and is responsible for its proper installation, commissioning, and performance. Generally the Contractor has responsibility to demonstrate that the new improvements meet expected performance levels including specified equipment capacity, standards of service, and efficiency. Clarify who is responsible for initial and long-term performance, how it will be verified, and what will be done if performance does not meet expectations.
	Ameresco will retain responsibility for the performance of the equipment throughout the term of the performance period for both ECMs as defined in Section 5.2.7.1. Ameresco has experience and is familiar with the equipment. It selected the equipment based upon efficiency, performance level, and reliability, and in conjunction with the manufacturer’s service and performance guarantees. Performance of the equipment will be reflected in the annual M&V documentation provided by Ameresco.	The DOE-SR agrees with Ameresco’s proposed approach.

b. Operations: Responsibility for operations is negotiable, and it can impact performance. Clarify responsibility for operations, the implications of equipment control, how changes in operating procedures will be handled, and how proper operations will be assured.
Ameresco will retain operations responsibility and assumes the risks associated with ECM operations throughout the contract term as defined in Section 5.2.7.1. Proper operations will be assured by appropriate staffing levels of the plant by local Ameresco personnel and/or contracted employees.

	Ameresco site management will implement and oversee plant operations to ensure equipment is operated and maintained to provide an efficient and safe operation that satisfies manufacturer and contract requirements.	The DOE-SR agrees with the Ameresco’s proposed approach.

Title to the biomass fuel will pass to the DOE-SR upon delivery to the plant site. Should the biomass fuel become damaged or destroyed due to the fault or negligence of Ameresco, then Ameresco shall bear responsibility for replacing such damaged biomass fuel.
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RESPONSIBILITY/DESCRIPTION	AMERESCO’S PROPOSED APPROACH	DOE-SR ASSESSMENT
Otherwise, DOE-SRS shall be responsible for any biomass fuel damaged or destroyed for any other reason.

c. Preventive Maintenance: Responsibility for maintenance is negotiable, and it can impact performance. Clarify how long-term preventative maintenance will be assured, especially if the party responsible for long-term performance is not responsible for maintenance (e.g., Contractor provides maintenance checklist and reporting frequency). Clarify who is responsible for long-term preventive maintenance to maintain operational performance throughout the Contract term. Clarify what will be done if inadequate preventive maintenance impacts performance.
	Ameresco assumes responsibility for all maintenance and repairs of the equipment installed in the new facility under the contract term as defined in Section 5.2.7.1. This includes a preventative maintenance program, incidental repairs, and warranty work. Ameresco will verify performance of the maintenance on an on-going basis, with an in-depth review of the maintenance program conducted during annual performance reconciliation. The ongoing costs of operations and maintenance for the equipment is included in the performance period expenses and escalated annually at [**]% for the duration of the performance period.	The DOE-SR agrees with Ameresco’s proposed approach.

d. Equipment Repair and Replacement: Responsibility for repair and replacement of Contractor-installed equipment is negotiable; however it is often tied to project performance. Clarify who is responsible for the replacement of failed components or equipment throughout the term of the Contract. Specifically address potential impacts on performance due to equipment failure. Specify expected equipment life and warranties for all installed equipment. Discuss replacement responsibility when equipment life is shorter than the term of the Contract.
	Ameresco will assume responsibility for the repair and/or replacement of failed components and equipment throughout the term of the contract as specified in Section 5.2.7.2 except for such damaged or destroyed ECM equipment for which the DOE-SR self-insures pursuant to Section 6.5 of the Revised Final Proposal.	As part of the Performance Period expenses, Ameresco has included, and is clearly responsible for, all Repair & Replacement functions. Only Ameresco-installed equipment that is damaged or destroyed for reasons beyond the control and without the fault or negligence of Ameresco, may result in consideration as noted in Section 6.5 of the Revised Final Proposal.
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6.0	PROPOSAL PRICING INFORMATION
Schedules DO-1 through DO-5(a) (the “DO—Schedules”) presented at the end of this section provide the economic and financial details of the proposed project based on SRS making annual debt service payments at the beginning of each performance period and monthly performance period expenses.
In addition to price quotes and estimates provided by suppliers and vendors, price estimates were developed using Ameresco software cost models, historical project cost data, and cost estimating guides (e.g. RS Means, etc.).
6.1	Interest Rate
Ameresco’s locked interest rate of 8.19% as shown on Schedule DO-3 is based on Moody’s AA Corporate Index, as published by Bloomberg on May 12, 2009, of 6.14% plus a spread above the Index of 2.05%.
6.2	Finance Procurement Price
The finance procurement price set forth on Schedule DO-3 consists of the following three components and will fluctuate until the project interest rate mentioned above is fixed:
a)	Performance/Payment Bond — Performance and payment bonds are a requirement of the Contract. The performance bond is purchased by Ameresco to protect the Government and the third party lender against Ameresco non-performance during the implementation period. The performance bond applies only to the installation portion of the work under this contract and does not apply in any way to energy savings guarantees, payments or maintenance provisions, except that the performance bond shall guarantee that the installation will be free of defective materials and workmanship for a period of twelve (12) months following completion and acceptance of the work. Ameresco’s lender will require the execution a Dual-Obligee Rider naming such lender as an additional or dual-obligee under the performance bond.

b)	Interest During Construction (“IDC”) — This cost represents the interest costs accruing to Ameresco during the proposed implementation period. Ameresco’s DO-Schedules assume a traditional upfront funding of the Total Amount Financed into an interest bearing escrow account upon award of the contract, Ameresco will be charged interest on the amount funded at the project interest rate and will net these interest charges with interest earnings on the escrow account’s remaining principal balance. Ameresco will receive progress payments
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for implementation expenses from the escrow account. In addition to the traditional escrow funding approach, Ameresco is exploring a delayed funding structure in lieu of the traditional escrow funding structure proposed herein. Under the delayed funding structure, Ameresco’s lender will advance progress payments to Ameresco periodically during the construction period. Interest will begin to accrue only on the progress payments made to Ameresco and accrued interest will negatively amortize the outstanding balance. Ameresco believes if it is able to utilize the delayed funding structure it will provide significant savings on interest during construction.
c)	Finance Processing Fee — The finance processing fee represents expenses Ameresco will incur to finance the contract. Typically, this fee is a combination of the following applicable expenses: legal fees, origination fees, fees for rating agencies, rate lock fees to fix the interest rate during the implementation period, trustee or fiscal agent fees, and any rate buydown costs.
6.3	Sales Tax
Ameresco intends to pursue a sales tax exemption with the South Carolina Department of Revenue (“SCDOR”) with respect to the ECM equipment pursuant to S.C. Code Ann. section 12-36-2120(29). This exemption provides the following sales are exempt from sales tax: “tangible personal property purchased by persons under a written contract with the federal government when the contract necessitating the purchase provides that title and possession of the property is to transfer from the contractor to the federal government at the time of purchase or after the time of purchase. This exemption also applies to purchases of tangible personal property which becomes part of real or personal property owned by the federal government or, as provided in the written contract, is to transfer to the federal government. This exemption does not apply to purchases of tangible personal property used or consumed by the purchaser.” The SCDOR also issued South Carolina Revenue Ruling No. 04-9, which outlines the requirements for contractors to qualify for the exemption contained in S.C. Code Ann. section 12-36-2120(29). For the contractor’s purchases to be exempt from sales tax, the contractor must have a written contract with the federal government which provides that title and possession of the property is to transfer from the contractor to the federal government at the time of purchase or after the time of purchase and such title and possession actually transfers to the federal government in accordance with the contract or the property becomes part of a real or personal property owned by the federal government or is to transfer to the federal government.
Ameresco must obtain an exemption certificate issued by the SCDOR to purchase tangible personal property exempt from sales tax. Ameresco will submit an application (S.C. Form ST-10G) together with a copy of the executed contract to obtain the required exemption certificate. Due to the fact that Ameresco will not receive an exemption certificate until after contract award is executed, Ameresco has included a sales tax reserve in its proposal in the approximate amount of $4,600,000. Should Ameresco receive an exemption certificate, Ameresco will request that its lender deposit the sales tax reserve into the PPEF upon the Government’s acceptance of the ECMs. Ameresco proposes to wait until acceptance
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to fund the PPEF with the sales tax reserve to avoid paying interest on such reserve during the construction period. To the extent that Ameresco is denied an exemption certificate by the SCDOR, Ameresco will notify the Government of such determination and the sales tax reserve shall be dispersed to Ameresco by its lender via progress payments.
6.4	Property Tax
Title to all contractor-installed equipment associated with each ECM shall vest in the Government. Therefore, the Government is the owner of all contractor-installed equipment for property tax purposes and Ameresco has not included property taxes in this proposal. In the event the Government elects not to accept title to the contractor-installed equipment, Ameresco would need to revise this proposal to include all applicable property taxes.
6.5	Insurance
Ameresco will maintain builder’s risk insurance coverage on all contractor-installed equipment during the implementation period. Ameresco’s proposal does not include any cost related to insuring any contractor-installed equipment post-acceptance. Title to all equipment installed by Ameresco shall be vested with the Government after acceptance by the Government of the commercial operation of such ECM and the Government will self-insure all such Contractor-installed equipment throughout the Delivery Order term for the Total Amount Financed as shown on Schedule DO-3. This acceptance shall not relieve Ameresco’s responsibility for ECM performance. Ameresco will be responsible for operating and maintaining all ECMs throughout the contract term as set forth herein. If such Ameresco-installed equipment is damaged or destroyed, for reasons beyond the control and without the fault or negligence of Ameresco, the Government shall have the option to (i) terminate the Delivery Order (either in part or in whole) and hold Ameresco harmless for the savings and performance associated with the damaged or destroyed equipment for the remainder of the term, (ii) pay Ameresco, by separate contract action to repair or replace the damaged or destroyed equipment and continue making its scheduled payments to Ameresco, or (iii) repair or replace the damaged or destroyed equipment at its cost and continue making its scheduled payments to the Ameresco. If the repair/replacement work is performed by any party other than Ameresco, a commissioning of the repair/replacement work must be conducted, witnessed and approved by both the Government and Ameresco. This requirement is necessary for Ameresco to continue to guarantee the related energy savings as set herein.
6.6	Payment/Term
Ameresco will submit its initial invoice for payment with respect to an ECM upon the earlier of (i) completion of the ECM and acceptance by the Government or (ii) when the Government has beneficial use of such ECM. Following the initial invoice submittals by Ameresco, Ameresco will invoice the Government on or before the first day of April each year thereafter such that the Government’s annual
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Debt Service payment will be paid annually on or before the first day of May. Performance Period Expenses will be paid monthly on the first day of each month in an amount equal to one-twelfth (1/12) of the Total Performance Period Expenses due for each Performance Period. Submission of or revisions to the Post Installation Completion Report, As-Built drawings, or O&M Manuals, or delays in providing training that do not affect savings, shall not delay acceptance with respect to the commencement of making payments to Ameresco, but will be noted as punch list items and addressed by Ameresco in a timely manner. Ameresco is proposing annual debt service payments be made at the beginning of each performance period because it reduces the principal balance the fastest and results in the lowest interest expense to the Government. The annual debt service period will occur and payment will be due prior to Ameresco’s submission of the applicable year’s Annual M&V Report. However, any shortfall in Annual Savings set forth in such report will be adjusted from future performance period payments as provided in Section G.4 of the BAMF Contract. Payments from the government will be applied first to prompt payment interest, then to performance period expenses, then to interest and then to principal.
6.7	Cancellation/Termination/Buyout
Schedule DO-5(a) — Termination Liability Schedule is provided with this proposal in addition to Schedule DO-5. Schedule DO-5(a) provides an amortization of the project’s outstanding principal balance along with the calculation used to determine the Termination Liability and is provided for use in the event that the Government prepays or terminates the project for its convenience. Schedule DO-5(a) represents Ameresco and its third-party lender’s recovery of allowable contract expenditures, and associated profit, incurred as of the date of termination or buyout and assumes all payments are received by Ameresco (or its assignee) when due. The column titled “Outstanding Principal Balance” represents Ameresco’s recovery of costs associated with the installation work in connection with implementing the ECMs. The column titled “Lender’s Termination Premium” over the original project cost represents the third-party lender’s immediate recovery of administrative, placement, legal, and investment banking expenses associated with the original financing as well as its termination. These financing costs are not represented in the project cost as a line item, but are built into the interest rate spread and recovered over time as debt service. If Schedule DO-5(a) only reflected the project costs, Ameresco’s third party lender would fail to recover their allowable contract expenses and associated profit in the event of a termination or buyout. The lender’s termination premium is a cost recovery alternative that the third-party lender must rely on in the event of a termination or buyout in lieu of amortizing fees and costs over time.
In the event of a termination for convenience in whole, cancellation in whole, or prepayment in whole, the Government acknowledges and agrees that it shall be obligated to pay the specific Termination Liability amount set forth on Schedule DO-5(a) for the month corresponding to the effective date the Government intends to make payment to Ameresco. In the event of a termination for convenience in part, cancellation in part or reduction in requirements in part, the Government acknowledges and agrees that Ameresco shall apply any such payment made by the Government to the Outstanding Balance and Lender’s Termination Premium amounts set forth on Schedule DO-5(a) corresponding to the effective date of such payment in part. Following the application of such payment in part, the Government will enter into a contract
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modification to incorporate a revised Schedule DO-5(a) reflecting, at the Government’s option, a reduction in the total number of payments or reduction in amount per payment over the remaining term such that, in either case, the Outstanding Principal Balance is fully repaid. In the event of a prepayment or buydown, the Government acknowledges and agrees that Ameresco shall apply any such payment made by the Government as set forth in Section 6.8 below.
Any termination for convenience of the Performance Period portion of the contract shall be handled in accordance with FAR 52.249-2.
6.8	Prepayments/Buydowns
In the event the Government chooses to make prepayments or buydowns during the performance period of the contract term, with the purpose of reducing the outstanding unamortized balance of the financing for the ECMs, and thereby reducing the price/payments and overall term of the contract, the following method shall be used to apply those prepayments to the delivery order price:
The prepayment amount will be placed by the third-party financier into an account to be identified in the prepayment modification to the delivery order, to be reinvested at a fixed rate, and at which rate the amount shall earn and accrue interest, for the shorter of (a) the remaining term of the delivery order, as revised by delivery order modification of the award Schedules at the time of any prepayment; or (b) the period up to the date the delivery order may be terminated by the Government. Determination of the fixed rate at which the prepayment amount shall earn and accrue interest shall be by mutual agreement of the parties based on then-current reinvestment rates. The sum of (i) the prepayment amount and (ii) projected accrued interest shall be the total amount applied against the remaining delivery order payments, as reflected in the task order, in reverse order of the scheduled contract payments. Thereby, the scheduled term of the contract shall be reduced, and the payment schedule revised and overall price reduced, as reflected in a revised schedule incorporated into the contract by modification. A revised schedule will also be provided and incorporated into the delivery order award by modification. This process may be repeated to incorporate subsequent prepayments.
6.9	Protection of Financier’s Interest
All cure or show-cause notices or notices of default will be mailed by the Government to Ameresco’s assignee, as set forth in the Notice of Assignment delivered to the Contracting Officer, at least 15 days in advance of any termination of this contract for default. The Government will consider requests by such assignee to extend the applicable cure or show-cause response period so long as such cure is being diligently pursued.
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6.10	Security Interest in ECM Equipment
During the implementation period and prior to title to the ECM equipment vesting in the Government, the Government agrees to subordinate any security interest it may have in any Ameresco installed ECM equipment to Ameresco’s lender, and grants such lender a first priority security interest in the ECM equipment. Upon the Government’s acceptance of each ECM, Ameresco will cause its lender to release its security interest in such ECM equipment and to deliver evidence of such to the Contracting Officer.
6.11	Assignment of Claims
Pursuant to DOE FAR subpart 932.803 Policies, Ameresco proposes to finance the ECMs through an assignment of the Government’s payments under the contract awarded in connection with this proposal in compliance with FAR 52.232-23 Assignment of Claims, Alternate I (Apr 1984). Ameresco or its lender will remit to the Government the required Notice of Assignment together with the Instrument of Assignment. The Government agrees to acknowledge receipt of such notice and incorporate such assignment in a contract modification.
6.12	Title to and Responsibility for Contractor-Installed Property
The Government acknowledges that, with respect to the ECMs, the Government is obligated to accept delivery thereof pursuant to the contract upon satisfaction of the conditions thereto. After acceptance by the Government of the installed ECMs and vesting of title with the Government to the equipment installed by Ameresco, the Government agrees that there shall be no withholding, reduction or setoff by the Government in the payment of the specific amounts as set forth in the row labeled “TOTAL DEBT SERVICE” on Schedule DO-3 as a result of (i) any termination for default, in whole or in part, pursuant to FAR Clause 52.249-8 (Default-Fixed Price Supply and Service) by the Government of the Performance Period (as defined in Modification M005 to Contract No. DE-AM36-02NT41457, Section J, Attachment 1) portion of the contract, or (ii) any costs assessed against Ameresco pursuant to FAR Clause 52.246-4 (Inspection of Services-Fixed Price).
In the event of any termination for default, in whole, of the Performance Period portion of the contract, the Government may elect to, but in no way is obligated or required to, buyout the Ameresco installed equipment by paying the sum of the columns labeled “Outstanding Principal Balance” and “Lender’s Termination Premium” on Schedule DO-5(a) for the month corresponding to the effective date of such termination (the “Buyout Amount”). In the event of such an election by the Government, the Government agrees that, with respect to the Buyout Amount, there shall be no withholding, reduction or setoff by the Government in the payment thereof.
In the event of any termination for default, in whole or in part, of the Performance Period portion of the contract pursuant to FAR Clause 52.249-8 (Default-Fixed Price Supply and Service) or assessment of costs against Ameresco pursuant to FAR Clause 52.246-4 (Inspection of Services-Fixed Price), the
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Government reserves the right to exercise any and all of its rights and remedies against Ameresco (including any and all rights to recover excess reprocurement costs that the Government may incur as a result of Ameresco’s default and/or Ameresco’s failure to perform the Performance Period portion of the contract), except for the withholding, reduction or setoff restrictions expressly provided for herein.
6.13	Construction Milestones
The Government agrees, from time to time during the implementation period, to provide its written acknowledgement of the satisfaction of certain predetermined construction milestones set forth on Table 1.7 Project Milestones. Any such acknowledgement by the Government will not constitute acceptance of the ECM on the part of the Government and will not require the Government to commence making payments until such ECM is operational as described herein.
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DO
SCHEDULES

SCHEDULE DO-1 (Final)
Guaranteed Annual Cost Savings and Annual Contractor Payments
If selected, the Contractor shall complete the installation of all proposed ECMs not later than 34 months after delivery award.

Delivery Order No.:	Contractor Name:	Project Site:
DE-AT09-09SR22572 dated 15-May-2009	Ameresco Federal Solutions	Savannah River Site
	(a)	(b)	(c)
	Initial Estimated	Proposed Guaranteed	Annual
Performance	Annual	Annual	Contractor
Period	Cost Savings	Cost Savings	Payments
Year	$	$	$
ZERO (6)	[**]	[**]	[**]
ONE	[**]	[**]	[**]
TWO	[**]	[**]	[**]
THREE	[**]	[**]	[**]
FOUR	[**]	[**]	[**]
FIVE	[**]	[**]	[**]
SIX	[**]	[**]	[**]
SEVEN	[**]	[**]	[**]
EIGHT	[**]	[**]	[**]
NINE	[**]	[**]	[**]
TEN	[**]	[**]	[**]
ELEVEN	[**]	[**]	[**]
TWELVE	[**]	[**]	[**]
THIRTEEN	[**]	[**]	[**]
FOURTEEN	[**]	[**]	[**]
FIFTEEN	[**]	[**]	[**]
SIXTEEN	[**]	[**]	[**]
SEVENTEEN	[**]	[**]	[**]
EIGHTEEN	[**]	[**]	[**]
NINETEEN	[**]	[**]	[**]
TWENTY	[**]	[**]	[**]
TWENTY-ONE	[**]	[**]	[**]
TWENTY-TWO	[**]	[**]	[**]
TWENTY-THREE	[**]	[**]	[**]
TWENTY-FOUR	[**]	[**]	[**]
TWENTY-FIVE	[**]	[**]	[**]

TOTALS	[**]	[**]	[**]

(1)	The first year DES Proposed Annual Cost Savings shall reflect technical proposal & engineering estimates as presented in DO-4. above represents a 16 month period (January 2012 to April 2013) and is calculated by dividing the DO-4 savings by 12 months and then multiplying such amount by 16 months.

(2)	The Guaranteed Annual Cost Savings are based on the site specific M&V plan.

(3)	The Annual Contractor Payments represent the deliver order price and should be supported by information submitted in Schedules DO-2 and DO-3.

(4)	The Guaranteed Annual Cost Savings must exceed the Annual Contractor Payments for each performance period year.

(5)	Provider escalation rates applied to DES Proposed Annual Cost Savings in column (a) as follows:

(a)	Energy Rates — Table S-3; Water Rates — [**]%.

(b)	Energy Related O&M Savings — [**]%.

(6)	Year Zero Contractor Payment includes $300,000 deposit into the PPEF.

SCHEDULE DO-2
IMPLEMENTATION PRICE BY ECM

Project Site:		Delivery Order No.:		Contractor Name:
Savannah River Site		DE-AT09-09SR22572 dated 15-May-2009		Ameresco Federal Solutions
C.2.2
Technology				(a)	(b)		(c) = (a) x (1+b)
Category	ECM		ECM	Total Implementation	Mark-up
Letter	No.	ECM Description - Title	Size	Expense	%		Implementation Price
							$—
		DES/Proposal Development Costs		[**]	[**]	%	$1,164,800
r	1	D Area Biomass Replacement Plant	240,000 pph; 20 MW	[**]	[**]	%	$137,500,762
r	2	K&L Area Biomass Replacement Plant	(2) 10,500 pph	[**]	[**]	%	$10,507,004
				[**]			$149,172,566
Bonded Amount ($)		$ 149,172,566

Notes:

1)	Total Implementation Expenses shall include direct costs as specified in the Contract or in negotiated B Schedules.

2)	Contractor shall propose bonded amount representing the basis of establishing performance and payment bonds per Section H in IDIQ.

3)	Proposed bonded amount is assumed to include markup applied to ECM expenses above, unless otherwise specified by Contractor.

4)	Bonded Amount ($) negotiated will be used to establish Performance and Payment Bond sums per Section H.

SCHEDULE DO-3
Performance Period Cash Flow (PAGE 3)

Project Site: Savannah River Site
Delivery Order No: DE-AT09-09SR22572 dated 15-May-2009
Contractor: Ameresco Federal Solutions
Delivery Order No: SRS BAMF Revised Final Proposal 11-May-2009

Project Capitalization
Total Implementation Price (DO-2 Total)	$149,172,566
Finance Procurement Price ($)	$25,003,318
Add: Financed PPEF Deposit (See Note 5)	$9,200,000
Less: Pre-Performance Period Payments	$—
TOTAL AMOUNT FINANCED	$183,375,883

Applicable Financial
Index	Moody’s AA Corporate
Term (Years)	12.0
Index Rate	6.14%
Added Premium	2.05%
Project Interest Rate	8.19%

Issue Date:	May 12, 2009
Source:	Bloomberg

Effective Through:	N/A

	0	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20
Term 19 years		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20	Totals
Annual Cash Flow (Performance Period)
Debt Service:
Interest ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Principal Repayment ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
TOTAL DEBT SERVICE(a)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Performance Period Expenses:
Management/Administration ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Maintenance & Operation ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Repair and Replacement ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Measurement and Verification ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Permits and Licenses ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Insurance ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Property Taxes ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Other — Biomass Fuel ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
SUBTOTAL Performance Period Expenses	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Performance Period Mark-Up — All PPEs other than Biomass at 28%	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Performance Period Mark-Up (%) — Biomass at 22%	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Performance Period Mark-Up ($)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
TOTAL PERFORMANCE PERIOD EXPENSES (b)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PPEF Deposit — ECM-2 from Year 0 Savings(c)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total Amount Contractor Payments(a) + (b) + (c)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Notes:

1)	Performance Period Expenses shall include only direct costs.

2)	Contractor shall specify escalation rate applied to performance period expenses or other sources, in accordance with the IDIQ contract.

3)	If applicable, contractor shall specify escalation rate applied to performance period expenses: Applicable escalation is [**]%, with the exception of Biomass which is [**]%

4)	Year 0 savings will be applied to Performance Period Expenses for ECM-2 and the PPEF deposit shown in Year 0 above.

5)	The PPEF amount represents the aggreagate of the following amounts to financed and deposited into the PPEF:

a) Sales tax reserve (see Section 6.3 of the Final Proposal)	$4,613,228
b) PPEF Funding Amount upon Acceptance	$4,586,772

PPEF Deposit from financing proceeds	$9,200,000

SCHEDULE DO-4
First Year Energy and Cost Savings by ECM, Technology Category and Delivery Order

								Contractor: Ameresco Federal Solutions						Project Square Footage (KSF):
			Delivery Order No.: DE-AT09-09SR22572 dated 15-May-2009									(f)	(g)	(h)			(k)	N/A
Project Site:			(a)	(b)(1)	(b)(2)	(c)(1)	(c)(2)	(d)(1)	(d)(2)	(e)(1)	(e)(2)	b1+d1+e1	b2+c2+d2+e2	Other Energy-			g+h+j		(m)
C.2.2			Project or	Electric	Electric	Electric	Electric	Fuel	Fuel	Oher	Other	Total	Total	Related and	(i)	(j)	Estimated	(l)	m=l/k
Tech	Savannah River Site		ECM Energy	Energy	Energy	Demand	Demand	Oil	Oil	Energy	Energy	Energy	Energy	O&M	Water	Water	Annual	Implementation	Simple
Category	ECM		Baseline	Savings	Savings	Savings	Savings	Savings	Savings	Savings	Savings	Savings	Cost Savings	Cost Savings	Savings	Savings	Cost Savings	Price	Payback
Letter	No.	Description	(MBTU/yr)	(kWh/yr)	($/yr)	(kW/yr)	($/yr)	(Mbtu/yr)	($/yr)	(Mbtu/yr)	($/yr)	(Mbtu/yr)	($/yr)	($/yr)	(k-gal/yr)	($/yr)	($/yr)	$	(yrs)
q		DES/Proposal Development Costs			$—	—	$—	—	$—	—	$—	—	$—	$—	—	—	$—	$1,164,800	N/A
r	1	D Area Biomass Replacement Plant	3,978,008	(55,415,523)	$(3,941,118)	—	$—	—	$—	3,978,008	$24,994,446	3,788,874	$21,053,328	$12,482,882	(460,671)	(355,013)	$33,181,197	$137,500,762	4.14
r	2	K&L Area Biomass Replacement Plant	42,884	(345,600)	$(35,355)	—	$—	42,884	$593,563	—	$—	41,704	$558,208	$638,970	(4,007)	(25,917)	$1,171,260	$10,507,004	8.97
			—

TOTAL				(55,761,123)	$(3,976,474)	—	$—	42,884	$593,563	3,978,008	$24,994,446	3,830,579	$21,611,535	$13,121,852	(464,678)	$(380,930)	$34,352,457	$149,172,566	4.34

Notes:

1)	Project Square Footage (in 1000 SF) — Include only building square footage affected by installed ECMs in project.

2)	For column (a) insert estimated energy baseline by ECM and total project in MBTU based on M&V approach in technical proposal and DES.

3)	Energy conversion factors for MBTU: MBTU=10^6 BTU; Electricity — 3413 BTU/kWh; Natural Gas — 1031 BTU/100CF; Coal — 12,290 BTU/lb; #2 Oil — 138,700 BTU/gal.

4)	“Other” energy savings in (e)(1) and (e)(2) represent coal savings.

SCHEDULE DO-5
Annual Cancellation Ceiling Schedule

Project Site:	Delivery Order No.:	Contractor Name:
Savannah River Site	DE-AT09-09SR22572 dated 15-May-2009	Ameresco Federal Solutions
	Outstanding Capital	Total Cancellation
	Investment	Ceiling
	$	$
Installation Acceptance	$183,375,883	$192,544,677
End of Year One	$173,872,203	$182,565,813
End of Year Two	$169,186,687	$177,646,021
End of Year Three	$163,908,479	$172,103,903
End of Year Four	$157,863,143	$165,756,300
End of Year Five	$150,837,374	$158,379,243
End of Year Six	$142,344,922	$149,462,168
End of Year Seven	$132,506,118	$139,131,424
End of Year Eight	$121,479,677	$127,553,661
End of Year Nine	$108,734,351	$114,171,068
End of Year Ten	$92,487,417	$97,111,788
End of Year Eleven	$74,132,095	$77,838,700
End of Year Twelve	$53,511,954	$56,187,552
End of Year Thirteen	$30,483,995	$32,008,195
End of Year Fourteen	$4,662,037	$4,895,139
End of Year Fifteen	$—	$—
End of Year Sixteen	$—	$—
End of Year Seventeen	$—	$—
End of Year Eighteen	$—	$—
End of Year Nineteen	$—	$—
End of Year Twenty	$—	$—
End of Year Twenty-one	$—	$—
End of Year Twenty-two	$—	$—
End of Year Twenty-three	$—	$—
End of Year Twenty-four	$—	$—
End of Year Twenty-five	$—	$—

(1)	Outstanding Capital Investment — Remaining Unamortized principal on Total Amount Financed.

(2)	In the event of contract cancellation or termination for convenience the Termination Liability amount set forth on the Termination Liability Schedule will apply for amounts due Contractor’s lender as set forth in Section 6.7 of Contractor’s Proposal.

(3)	The Contractor has attached a monthly Financing Termination Liability Schedule which must correspond to the annual amounts submitted above in each year for Outstanding Capital Investment.

SCHEDULE DO-5(a) — TERMINATION LIABILITY SCHEDULE

Termination Premium	5.0%
Service Period Payments	467,331,605
PPEF Deposit — ECMs Savings During Construction	300,000
Interest Payments	144,023,365
Principal Payments	183,375,883
Total Payment	795,030,853

Project Site: Savannah River Site				Delivery Order No.: DE-AT09-09SR22572 dated 15-May-2009				Contractor Name: Ameresco Federal Solutions
Beginning of	Payment Due								Lender’s Termination
Month	Date	Government Payment	Service Period Expenses	PPEF Deposit	Debt Service Payment	Interest	Principal	Outstanding Principal Balance	Premium	Termination Liability
0	06/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
1	07/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
2	08/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
3	09/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
4	10/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
5	11/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
6	12/01/09	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
7	01/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
8	02/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
9	03/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
10	04/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
11	05/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
12	06/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
13	07/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
14	08/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
15	09/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
16	10/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
17	11/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
18	12/01/10	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
19	01/01/11	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
20	02/01/11	141,914	91,914	50,000	—	—	—	183,375,883	9,168,794	192,544,677
21	03/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
22	04/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
23	05/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
24	06/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
25	07/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
26	08/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
27	09/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
28	10/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
29	11/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
30	12/01/11	70,957	45,957	25,000	—	—	—	183,375,883	9,168,794	192,544,677
31	01/01/12	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
32	02/01/12	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
33	03/01/12	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
34	04/01/12	—	—	—	—	—	—	183,375,883	9,168,794	192,544,677
35	05/01/12	31,167,469	6,652,639	—	24,514,830	15,011,150	9,503,680	173,872,203	8,693,610	182,565,813
36	06/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
37	07/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
38	08/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
39	09/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
40	10/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
41	11/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
42	12/01/12	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
43	01/01/13	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
44	02/01/13	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
45	03/01/13	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
46	04/01/13	1,330,528	1,330,528	—	—	—	—	173,872,203	8,693,610	182,565,813
47	05/01/13	20,307,715	1,389,020	—	18,918,695	14,233,179	4,685,516	169,186,687	8,459,334	177,646,021
48	06/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
49	07/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
50	08/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
51	09/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
52	10/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
53	11/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
54	12/01/13	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
55	01/01/14	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
56	02/01/14	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
57	03/01/14	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
58	04/01/14	1,389,020	1,389,020	—	—	—	—	169,186,687	8,459,334	177,646,021
59	05/01/14	20,578,026	1,450,196	—	19,127,830	13,849,622	5,278,208	163,908,479	8,195,424	172,103,903
60	06/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
61	07/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
62	08/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
63	09/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
64	10/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
65	11/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
66	12/01/14	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
67	01/01/15	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
68	02/01/15	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
69	03/01/15	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
70	04/01/15	1,450,196	1,450,196	—	—	—	—	163,908,479	8,195,424	172,103,903
71	05/01/15	20,977,066	1,514,182	—	19,462,884	13,417,548	6,045,336	157,863,143	7,893,157	165,756,300
72	06/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
73	07/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
74	08/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
75	09/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
76	10/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
77	11/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
78	12/01/15	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
79	01/01/16	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
80	02/01/16	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
81	03/01/16	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
82	04/01/16	1,514,182	1,514,182	—	—	—	—	157,863,143	7,893,157	165,756,300
     Note: Interest will accrue on the Outstanding Principal Balance mothly between each Debt Service Payment date shown above.

SCHEDULE DO-5(a) — TERMINATION LIABILITY SCHEDULE

Termination Premium	5.0%
Service Period Payments	467,331,605
PPEF Deposit — ECMs Savings During Construction	300,000
Interest Payments	144,023,365
Principal Payments	183,375,883
Total Payment	795,030,853

Project Site: Savannah River Site				Delivery Order No.: DE-AT09-09SR22572 dated 15-May-2009				Contractor Name: Ameresco Federal Solutions
Beginning of	Payment Due								Lender’s Termination
Month	Date	Government Payment	Service Period Expenses	PPEF Deposit	Debt Service Payment	Interest	Principal	Outstanding Principal Balance	Premium	Termination Liability
83	05/01/16	21,529,558	1,581,111	—	19,948,446	12,922,677	7,025,769	150,837,374	7,541,869	158,379,243
84	06/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
85	07/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
86	08/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
87	09/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
88	10/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
89	11/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
90	12/01/16	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
91	01/01/17	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
92	02/01/17	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
93	03/01/17	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
94	04/01/17	1,581,111	1,581,111	—	—	—	—	150,837,374	7,541,869	158,379,243
95	05/01/17	22,491,123	1,651,124	—	20,839,999	12,347,547	8,492,452	142,344,922	7,117,246	149,462,168
96	06/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
97	07/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
98	08/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
99	09/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
100	10/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
101	11/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
102	12/01/17	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
103	01/01/18	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
104	02/01/18	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
105	03/01/18	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
106	04/01/18	1,651,124	1,651,124	—	—	—	—	142,344,922	7,117,246	149,462,168
107	05/01/18	23,215,526	1,724,367	—	21,491,160	11,652,355	9,838,805	132,506,118	6,625,306	139,131,424
108	06/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
109	07/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
110	08/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
111	09/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
112	10/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
113	11/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
114	12/01/18	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
115	01/01/19	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
116	02/01/19	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
117	03/01/19	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
118	04/01/19	1,724,367	1,724,367	—	—	—	—	132,506,118	6,625,306	139,131,424
119	05/01/19	23,674,383	1,800,991	—	21,873,391	10,846,951	11,026,440	121,479,677	6,073,984	127,553,661
120	06/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
121	07/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
122	08/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
123	09/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
124	10/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
125	11/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
126	12/01/19	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
127	01/01/20	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
128	02/01/20	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
129	03/01/20	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
130	04/01/20	1,800,991	1,800,991	—	—	—	—	121,479,677	6,073,984	127,553,661
131	05/01/20	24,570,813	1,881,160	—	22,689,653	9,944,326	12,745,326	108,734,351	5,436,718	114,171,068
132	06/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
133	07/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
134	08/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
135	09/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
136	10/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
137	11/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
138	12/01/20	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
139	01/01/21	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
140	02/01/21	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
141	03/01/21	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
142	04/01/21	1,881,160	1,881,160	—	—	—	—	108,734,351	5,436,718	114,171,068
143	05/01/21	27,112,968	1,965,040	—	25,147,928	8,900,994	16,246,934	92,487,417	4,624,371	97,111,788
144	06/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
145	07/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
146	08/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
147	09/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
148	10/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
149	11/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
150	12/01/21	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
151	01/01/22	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
152	02/01/22	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
153	03/01/22	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
154	04/01/22	1,965,040	1,965,040	—	—	—	—	92,487,417	4,624,371	97,111,788
155	05/01/22	27,979,151	2,052,809	—	25,926,342	7,571,020	18,355,322	74,132,095	3,706,605	77,838,700
156	06/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
157	07/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
158	08/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
159	09/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
160	10/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
161	11/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
162	12/01/22	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
163	01/01/23	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
164	02/01/23	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
165	03/01/23	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
     Note: Interest will accrue on the Outstanding Principal Balance mothly between each Debt Service Payment date shown above.

SCHEDULE DO-5(a) — TERMINATION LIABILITY SCHEDULE

Termination Premium	5.0%
Service Period Payments	467,331,605
PPEF Deposit — ECMs Savings During Construction	300,000
Interest Payments	144,023,365
Principal Payments	183,375,883
Total Payment	795,030,853

Project Site: Savannah River Site				Delivery Order No.: DE-AT09-09SR22572 dated 15-May-2009				Contractor Name: Ameresco Federal Solutions
Beginning of	Payment Due								Lender’s Termination
Month	Date	Government Payment	Service Period Expenses	PPEF Deposit	Debt Service Payment	Interest	Principal	Outstanding Principal Balance	Premium	Termination Liability
166	04/01/23	2,052,809	2,052,809	—	—	—	—	74,132,095	3,706,605	77,838,700
167	05/01/23	28,833,246	2,144,652	—	26,688,594	6,068,453	20,620,141	53,511,954	2,675,598	56,187,552
168	06/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
169	07/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
170	08/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
171	09/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
172	10/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
173	11/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
174	12/01/23	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
175	01/01/24	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
176	02/01/24	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
177	03/01/24	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
178	04/01/24	2,144,652	2,144,652	—	—	—	—	53,511,954	2,675,598	56,187,552
179	05/01/24	29,649,211	2,240,763	—	27,408,448	4,380,489	23,027,959	30,483,995	1,524,200	32,008,195
180	06/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
181	07/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
182	08/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
183	09/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
184	10/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
185	11/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
186	12/01/24	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
187	01/01/25	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
188	02/01/25	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
189	03/01/25	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
190	04/01/25	2,240,763	2,240,763	—	—	—	—	30,483,995	1,524,200	32,008,195
191	05/01/25	30,658,724	2,341,347	—	28,317,378	2,495,420	25,821,958	4,662,037	233,102	4,895,139
192	06/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
193	07/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
194	08/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
195	09/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
196	10/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
197	11/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
198	12/01/25	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
199	01/01/26	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
200	02/01/26	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
201	03/01/26	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
202	04/01/26	2,341,347	2,341,347	—	—	—	—	4,662,037	233,102	4,895,139
203	05/01/26	7,490,287	2,446,615	—	5,043,672	381,634	4,662,037	—	—	—
204	06/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
205	07/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
206	08/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
207	09/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
208	10/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
209	11/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
210	12/01/26	2,446,615	2,446,615	—	—	—	—	—	—	—
211	01/01/27	2,446,615	2,446,615	—	—	—	—	—	—	—
212	02/01/27	2,446,615	2,446,615	—	—	—	—	—	—	—
213	03/01/27	2,446,615	2,446,615	—	—	—	—	—	—	—
214	04/01/27	2,446,615	2,446,615	—	—	—	—	—	—	—
215	05/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
216	06/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
217	07/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
218	08/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
219	09/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
220	10/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
221	11/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
222	12/01/27	2,556,793	2,556,793	—	—	—	—	—	—	—
223	01/01/28	2,556,793	2,556,793	—	—	—	—	—	—	—
224	02/01/28	2,556,793	2,556,793	—	—	—	—	—	—	—
225	03/01/28	2,556,793	2,556,793	—	—	—	—	—	—	—
226	04/01/28	2,556,793	2,556,793	—	—	—	—	—	—	—
227	05/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
228	06/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
229	07/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
230	08/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
231	09/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
232	10/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
233	11/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
234	12/01/28	2,672,116	2,672,116	—	—	—	—	—	—	—
235	01/01/29	2,672,116	2,672,116	—	—	—	—	—	—	—
236	02/01/29	2,672,116	2,672,116	—	—	—	—	—	—	—
237	03/01/29	2,672,116	2,672,116	—	—	—	—	—	—	—
238	04/01/29	2,672,116	2,672,116	—	—	—	—	—	—	—
239	05/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
240	06/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
241	07/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
242	08/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
243	09/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
244	10/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
245	11/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
246	12/01/29	2,792,829	2,792,829	—	—	—	—	—	—	—
247	01/01/30	2,792,829	2,792,829	—	—	—	—	—	—	—
248	02/01/30	2,792,829	2,792,829	—	—	—	—	—	—	—
     Note: Interest will accrue on the Outstanding Principal Balance mothly between each Debt Service Payment date shown above.

SCHEDULE DO-5(a) — TERMINATION LIABILITY SCHEDULE

Termination Premium	5.0%
Service Period Payments	467,331,605
PPEF Deposit — ECMs Savings During Construction	300,000
Interest Payments	144,023,365
Principal Payments	183,375,883
Total Payment	795,030,853

Project Site: Savannah River Site				Delivery Order No.: DE-AT09-09SR22572 dated 15-May-2009				Contractor Name: Ameresco Federal Solutions
Beginning of	Payment Due								Lender’s Termination
Month	Date	Government Payment	Service Period Expenses	PPEF Deposit	Debt Service Payment	Interest	Principal	Outstanding Principal Balance	Premium	Termination Liability
249	03/01/30	2,792,829	2,792,829	—	—	—	—	—	—	—
250	04/01/30	2,792,829	2,792,829	—	—	—	—	—	—	—
251	05/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
252	06/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
253	07/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
254	08/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
255	09/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
256	10/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
257	11/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
258	12/01/30	2,919,191	2,919,191	—	—	—	—	—	—	—
259	01/01/31	2,919,191	2,919,191	—	—	—	—	—	—	—
260	02/01/31	2,919,191	2,919,191	—	—	—	—	—	—	—
261	03/01/31	2,919,191	2,919,191	—	—	—	—	—	—	—
262	04/01/31	2,919,191	2,919,191	—	—	—	—	—	—	—
     Note: Interest will accrue on the Outstanding Principal Balance mothly between each Debt Service Payment date shown above.

APPENDIX A
BIOMASS COGENERATION FACILITY
SUBSURFACE EXPLORATION
SAVANNAH RIVER SITE
AIKEN, SOUTH CAROLINA
QORE JOB NO. U1629, REPORT NO. 36127
TABLE OF CONTENTS

1.0 INTRODUCTION	1
1.1 General	1
1.2 Report Summary	1

2.0 PROJECT INFORMATION	2

3.0 FIELD EXPLORATION AND TEST METHODS	3

4.0 SUBSURFACE CONDITIONS	4

4.1 Existing Site Conditions	4
4.2 Geology	5
4.3 General Soil Profile	5
4.4 Groundwater	6

5.0 LIMITATIONS OF REPORT	7

6.0 CONCLUSIONS	8

7.0 RECOMMENDATIONS	9
7.1 General	9
7.2 Site Preparation	9
7.3 Excavation and Undercutting	9
7.3.1 Subgrade Evaluation and Preparation	9
7.3.2 Groundwater and Excavation Dewatering	9
7.4 Earth Material Utilization	10
7.5 Settlement Provisions	10
7.6 Foundations	13
7.6.1 Main Boiler/Generator Bulding	13
7.6.2 Stacks, Silos, Cooling Tower, and Stacker/Reclaimer Building	13
7.6.3 Other Structures	13
7.6.4 All Foundations	14

7.7 Floor Slabs Other Than Mat Foundations	14
7.8 Retaining Walls	15
7.9 Slopes	16
7.10 Pavements	17

8.0 SEISMIC SITE CLASSIFICATION	18

9.0 FOLLOW — UP SERVICES	19

APPENDIX

BIOMASS COGENERATION FACILITY
SUBSURFACE EXPLORATION
SAVANNAH RIVER SITE
QORE JOB NO. U1629, REPORT NO. 36127
1.0 INTRODUCTION
1.1 General
QORE, Inc. has completed a subsurface exploration for the referenced project in accordance with our proposal Number 02777 dated February 6, 2008 which was revised by proposal 02777R dated February 29, 2008. The purposes of this exploration were to assess subsurface conditions at the site and provide recommendations for foundation design for the anticipated structures, for seismic design considerations, and for earthwork considerations that should be taken into account during subsequent project planning. Project information was provided through the Soil Boring Location Plan of the site prepared by Ameresco Federal Solutions dated 7, Jan. 2008 and “Bore Map with Boring Locations” plan (undated) prepared by Lynn Mourning of Savannah River Site, our meeting of January 30, 2008 with Ms. Nicole Bulgarino, P.E., Mr. Kenneth W. Gross, and Mr. Joseph T. Price of Ameresco, and Mr. Ross W. Hill, P.E. of ESI Inc. of Tennessee, and follow-up conversations and e-mails with Ms. Bulgarino and Mr. Doug Luckett, P.E. of ESI. This report explains our understanding of the project, documents our findings, and presents our conclusions and engineering recommendations.
1.2 Report Summary
Our findings are summarized below for convenience. This brief tabulation should not be used solely for design and planning purposes without first reviewing the more detailed information presented in the remainder of the report.
•	Fourteen (14) soil test borings, three (3) Seismic Cone Penetrometer Test (SCPT) soundings, four (4) Cone Penetrometer Test (CPT) soundings, and one hand auger boring were performed to evaluate the subsurface soil and groundwater conditions at the accessible locations of the project site.
•	The soil profile consists of natural Coastal Plain soils. Very loose to very firm silty and clayey sands were encountered across the site. The fines (particles smaller than a #200 sieve) content of the soils ranged from 11% to 29%. The soils generally contained more clay on the north and

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east sides of the site. The sand soils encountered in our borings can be used as a source of structural fill; however, some wetting or drying may be required. Difficult excavation due to rock will not be encountered during construction.
•	Groundwater was measured in the borings at the time of drilling at 54 feet in boring B15 and at 85 feet and 88 feet in SCPT 15a and 19, respectively. Permanent groundwater will likely not be encountered; however, perched groundwater could develop during periods of rain.
•	Based on our settlement calculations, we estimate that the mat foundation for the main boiler/turbine building may settle up to 1 1/2 inch. To reduce settlement, we recommend densifying the upper loose sand across the site and preloading the building pad with at least 12 feet of fill. Other structures may be supported by mat foundations with a maximum allowable bearing stress of 1,500 psf and a maximum horizontal dimension of 35 feet, or spread footings with a maximum allowable bearing stress of 2,500 psf and a maximum dimension of 10 feet.
• A Site Specific Seismic Assessment was performed and is included in the Appendix.
2.0 PROJECT INFORMATION
The anticipated development of the site consists of the construction of a steel frame building approximately 118 feet by 193 feet with column spacing of 25 feet to 30 feet which will house two boilers, an auxiliary boiler, and a turbine generator. The following information was provided via several telephone conversations with Mr. Doug Luckett, P.E. and his e-mails of March 26 and April 2, 2008. From this information, we understand that a mat is the preferred type of foundation which will support the building as well as the boilers, generator, and ancillary equipment. The mat, as now planned, will be approximately 199 feet by 124 feet, and 3 feet thick. The total load on the mat is anticipated to be 34,418 kips, which results in an average bearing stress of approximately 1.4 kips per square foot. We understand that the allowable vertical deflection across the length of the boilers and the turbine generator cannot exceed 1/8" each and desired total settlement is less than 1/2 inch.
Other structures and loads include:
•	Two stacks, 5 to 6 feet in diameter and 150 feet high, with loads of 70 kips each will be supported on separate octagonal foundations.

•	A cooling tower with dimensions of approximately 100 feet by 53 feet and a total load of 411 kips.

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•	Stacker/reclaimer structure supported by four columns in a square configuration 10 1/2 feet apart with a total load of approximately 530 kips each.

•	Silo with plan dimensions of 26 feet by 14 feet supported by four columns with a total load of 530 kips each.
The project also includes two bag houses, a cooling tower, conveyor system and maintenance structure, truck scales, tanks, and screens for which complete details were not provided. This report is based on the assumption that these structures are relatively lightly loaded (less than 200 kips), and shallow, spread foundations will be adequate. We are not aware of any deep excavations, high fills, or retaining walls planned for this facility. An access road and parking area will be provided for automobiles and trucks. The anticipated truck loading is 100 tractor trailers per day. Cut and fill slopes will be what are necessary to balance the site during grading. A grading plan was not provided; however, based on our meeting on January 30, 2008, we anticipate maximum cuts and fills on the order of five to ten feet.
3.0 FIELD EXPLORATION AND TEST METHODS
The geotechnical exploration began with a visual site reconnaissance performed by a member of our professional staff. Originally, the exploration was planned using 21 soil test borings of varying depths. Three of the borings were to be extended to a depth of 100 feet within the footprint of the boiler/generator building, however the first deep boring attempted (B15), encountered heaving sand at a depth of 70 feet and had to be terminated. As a result of the heaving sand and the fact that only silty sand was encountered, the scope of work was revised to replace seven of the borings with Cone Penetration Tests (CPT) and Seismic CPT (SCPT). This allowed for collection of soil data to the planned depth of 100 feet and provided shear wave velocity data which are better suited for evaluation of cohesionless soils. Fourteen soil test borings, four Cone Penetration Test (CPT) soundings, three CPT soundings with seismic shear wave velocity measurements (SCPT), and one hand auger boring were performed. The original numerical designation for each exploration location on the undated “Bore Map with Boring Locations” plan remain the same, but the prefix (B, CPT, SCPT, and A) were changed to indicate the type of exploration. One additional SCPT sounding was added next to boring B15 and is designated SCPT 15A. The borings and soundings were located, surveyed, and staked in the field by Savannah River Site Personnel. Unless an offset is indicated, the borings and soundings were located within 5 feet of the staked position. The boring and sounding locations are provided on the Exploration Location Plan in the Appendix. The surveyed and provided horizontal coordinates for each boring location are given on each boring or sounding record.
The procedures used by QORE for field sampling and testing were performed in general accordance with ASTM procedures and established engineering practice. Standard Penetration

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tests and split spoon samples were obtained at 2.5 foot intervals in the upper 10 feet and 5 foot intervals thereafter with the exception of borings B17 and B18, where the samples were obtained at 5 foot intervals for the entirety of the borehole. A standard 1.4-inch I.D., 2-inch O.D. split-barrel sampler was used. The sampler was first seated 6 inches and then driven an additional 12 inches with blows of a 140-pound automated hammer falling 30 inches. The number of hammer blows required to drive the sampler the additional 12 inches was recorded and is designated the “standard penetration resistance” with units of blows per foot (bpf).
After completion of the drilling activities, the borings were backfilled with auger cuttings. Selected borings were left open 24 hours for a groundwater measurement. Soil descriptions, standard penetration test results, and other subsurface data are presented in the Soil Test Boring Records in the Appendix.
CPT and SCPT soundings were performed by pushing an electronically instrumented cone shaped probe into the soil at a rate of approximately two centimeters (0.79 inch) per second with the hydraulic system of a truck mounted reaction device. The 1.4-inch diameter, 18-inch long cone is equipped with an instrumented tip and a steel friction sleeve that measures tip resistance and soil-to-steel friction, respectively, as the cone is being pushed. The cone is equipped with a pore pressure transducer that records the pore water pressure in the soil as the cone is advanced. The cone is also instrumented with geophones that allow for the measurement of shear wave velocities at depth. Shear wave velocities were measured at intervals of 1 meter. The CPT and SCPT plots and a more detailed procedure for the CPT are included in the Appendix.
One boring, B3 was located in dense woodlands, inaccessible to our equipment. The boring was completed by hand auger and Dynamic Cone Penetrometer (DCP) to a depth of 7 1/2 feet at which point the soil was to firm to continue.
At our laboratory, the recovered soil samples were visually classified by our geotechnical professional. Samples were selected for index testing consisting of grain size analysis, Atterberg limits, California Bearing Ratio (CBR), Resistivity, and pH. The laboratory test results are contained in the Appendix.
4.0 SITE AND SUBSURFACE CONDITIONS
4.1 Existing Site Conditions
The project site is approximately 60 acres located on the northwest side of Berma Road, approximately 1/2 mile from C Road on the Savannah River Site. According to the information provided, this area appears to be previously undeveloped. The site slopes moderately from north to south with a relief of approximately 12 feet across the main building footprint. The section of land

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that will house the proposed the boiler building, cooling tower, biofuel storage silos, and stacks was logged about five years previously and is covered with young trees and brush. The section of the site that will house the proposed stacker/reclaimer, truck scales, dumpsters, and disc screen and hogger has not been cleared and contains mature forest.
4.2 Geology
The site is located in the Coastal Plain Physiographic Province of South Carolina. The Coastal Plain is a wedge-shaped deposit of Cretaceous and younger sediments that range in thickness from near zero at the contact with the Piedmont Physiographic Province (the Fall Line) along its northwest edge, to thousands of feet at the coast. Coastal Plain soils are marine deposits laid down in the geologic past when ocean levels were higher, and can contain various materials including interbedded soft and hard limestones, gravel, sands, silts, and clays, as well as organics.
4.3 General Soil Profile
The borings within the proposed boiler/generator building, stacks, and cooling tower footprints (B9 through B18 and B21) generally encountered about 6 inches of topsoil and loose multi-colored silty sand with alternating zones of loose and firm silty sand to their varying termination depths of 35 to 70 feet below the existing ground surface (bgs). Penetration resistances ranged from 3 to 33 blows per foot (bpf). The fines (particles smaller than a #200 sieve) contents ranged from 11% to 29%. Borings B9 and B10 also encountered very firm silty sand at depths of 23 feet to 28 feet and 6 feet to 13 feet, respectively, with penetration resistances of 21 to 24 bpf. Boring B15 encountered penetration resistances of 27 to 33 bpf from a depth of 63½ feet to 70 feet. An additional SCPT sounding (designated SCPT 15A) was offset from boring B15 approximately 5 feet north and met refusal at a depth of 16 feet. It was offset approximately 5 feet in the other direction and extended to the planned termination depth of 100 feet. Except for B17, the borings also encountered varying amounts of very loose (resistance ≤ 4 bpf) silty sand and sand with silt within the upper 10 feet.
Seismic cone penetrometer tests SCPT15A, SCPT19, and SCPT20 encountered soil conditions consistent with the borings previously described, as far as the borings extended. SCPT 19 and SCPT15A encountered dense sand with tip resistance greater than 20 MPa at depths of approximately 53 feet to 63 feet and approximately 63 feet to 73 feet respectively. SCPT20 encountered refusal on clean sand at a depth of 66 feet and was terminated. SCPT15A encountered relatively soft clay and silty clay with tip resistance less than 5 MPa at approximate depths of 75 to 77 feet and 82 to 89 feet. SCPT19 encountered relatively soft clay and silty clay

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with tip resistance less than 5 MPa at approximate depths of 68 to 72 feet and 76 to 81 feet. Shear wave velocities were measured in each of these soundings at intervals of one meter. The shear wave velocities measured, were generally over 1000 feet per second (fps). In SCPT 15A, the mean velocity measured was 1170 fps with a minimum of 800 fps at a depth of 87.2 feet, and a maximum of 1843 fps at a depth of 11.8 feet. In SCPT 19, the mean velocity measured was 1134 fps with a minimum of 850 fps at a depth of 70.8 feet, and a maximum of 1397 fps at a depth of 57.7 feet. In SCPT 20, the mean velocity measured was 1010 fps with a minimum of 715 fps at a depth of 24.9 feet, and a maximum of 1489 fps at a depth of 18.4 feet.
The other explorations to the north and east of the area described above, generally encountered more clayey soils (B6, B7, B11, CPT1, CPT2, CPT4, CPT5 and A3). B6, B7, and CPT4 encountered loose sands with varying degrees of silt (3-10 bpf) to depths of approximately 2 to 7 feet bgs underlain by clayey sand (15 to 19 bpf) to depths of approximately 8½ to 10 feet bgs followed by loose to firm sands with varying concentrations of silt (7 to 20 bpf) to the planned termination depths. Borings B11, CPT1 and CPT2 encountered very loose to firm sand with varying degrees of silt to depths of approximately 5 to 18 feet bgs underlain by firm to stiff clayey sands and silty clay to the planned termination depths. CPT1 encountered very stiff clayey soil to a depth of approximately 14 1/2 feet at which point refusal was encountered (planned termination depth was 15 feet). CPT2 met refusal in clay soil at a depth of approximately 17½ although the planned termination depth was 20 feet. CPT5 met refusal in clayey soil at a depth of approximately 10½ feet, although the planned termination depth was 15 feet.
The above discussion is a relatively brief and general description of subsurface conditions encountered in the borings at the time of our exploration. Detailed descriptions are presented on the individual Soil Test Boring Records. When reviewing these records, one should recognize that the indicated boundaries between soil strata are approximate and the transitions between strata are generally gradual. Also, variations in subsurface conditions from those encountered may exist intermediate of the boring locations.
4.4 Groundwater
QORE recorded groundwater level measurements at the time of drilling. Groundwater was measured at a depth of 54 feet bgs in boring B15, approximately 24 hours after completion. Groundwater was estimated by pore pressure dissipation in SCPT 15 and 19 at 85 and 88 feet bgs,

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respectively. Groundwater levels fluctuate with seasonal and yearly rainfall variations. It is possible that groundwater may be encountered at a shallower depth than indicated by our measurements.
5.0 LIMITATIONS OF REPORT
This report has been prepared for the exclusive use of the Ameresco Federal Solutions and their designers for specific application to this project. Our conclusions and recommendations have been prepared using generally accepted standards of geotechnical engineering practice in the State of South Carolina. No other warranty is expressed or implied. This company is not responsible for the conclusions, opinions, or recommendations of others based on these data.
Our conclusions and recommendations are based on the data obtained from the previously described subsurface exploration and our past experience. They do not reflect variations in the subsurface conditions, which are likely to exist between our exploration locations and in unexplored areas of the site. These variations result from the inherent variability of the subsurface conditions in this geologic region.
If the overall design, location, or elevation of the proposed building is changed, the recommendations contained in this report must not be considered valid unless the changes are reviewed by our firm and our recommendations modified or verified in writing. When the design is finalized, we should be given the opportunity to review the foundation plan, grading plan, and applicable portions of the project specifications. This review will allow us to check whether these documents are consistent with the intent of our recommendations.
Field observations, monitoring, and quality assurance testing during earthwork and foundation installation are an extension of the geotechnical design. We recommend that the owner retain these services and that we be allowed to continue our involvement in the project through these phases of construction. Our firm is not responsible for interpretation of the data contained in this report by others, nor do we accept any responsibility for job-site safety which is the sole responsibility of the contractor.
Subsequent report sections include comments about excavation, foundation construction, earthwork, and related geotechnical aspects of the proposed construction. The recommendations contained herein are not intended to dictate construction methods or sequences. They are based on findings from this subsurface exploration and are furnished solely to help designers understand

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subsurface conditions related to foundation and earthwork plans and specifications. Depending on the final design of the project, the recommendations also may be useful to personnel who observe construction activity.
6.0 CONCLUSIONS
•	Due to the very loose sand condition of the near surface soils, we recommend densifying the upper sand with a large vibratory roller. Also, to reduce settlements to within acceptable levels, the foundation for the boiler/generator will require preloading. After preloading the site, the main boiler/generator structure can be supported by a mat foundation with a maximum average contact pressure of 1500 psf.

•	The stacks, silo, and stacker/reclaimer building can be supported on mat foundations placed on natural Coastal Plain soils or properly compacted structural fill, with a maximum average contact pressure of 1500 psf.

•	Other structures, including the hogger, bag house, scales, conveyor, and maintenance facility can be supported on spread footings placed in firm natural soils or on properly compacted structural fill and can be sized for an applied bearing stress of 2,500 psf.

•	Permanent groundwater should not be encountered within the anticipated construction excavation depths. However, temporary perched water may be encountered during extended periods of rainfall.

•	Based on the results of our pH (4.6) and resistivity (86,000 Ω-cm) tests, the soil sample collected at the site is considered to be highly corrosive.

•	We do not anticipate that rock or difficult excavation conditions will be encountered.

•	We anticipate that most cut materials will be satisfactory for structural fill, although some drying or wetting of the fill material will likely be required.

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7.0 RECOMMENDATIONS
7.1 General
The following recommendations are based on our geotechnical exploration described above and our knowledge of the site. In developing our recommendations, mat foundations were considered for the boiler/generator building, stacks, cooling tower, and silo. Shallow spread footings were considered for the other structures.
7.2 Site Preparation
Topsoil, organics, stumps, large trees and root systems should be stripped to prepare the site for construction. After stripping, the site should be observed by a representative of our firm, and any remaining pockets of organics or large root systems should be undercut and discarded off site or stockpiled for future use in landscaped areas. Stripping should extend at least 10 feet beyond the construction limits.
7.3 Excavation and Undercutting
7.3.1 Subgrade Evaluation and Preparation
After designated areas of the site have been stripped and undercut, at-grade areas and areas that are to receive fill should be evaluated by a member of our staff by observing proofrolling with a heavily loaded dump truck or earthmoving scraper. Proofrolling consists of applying repeated passes to the subgrade with this equipment. Any materials judged to deflect excessively under the wheel loads and which cannot be densified by continued rolling should be undercut to more stable soils before placing fill. Following evaluation, we recommend densifying the subgrade with a large vibratory roller with a rated dynamic force of at least 50,000 pounds. This equipment should make at least six passes across the subgrade (three passes in one direction and three passes perpendicular to the initial passes).
7.3.2 Groundwater and Excavation Dewatering
From the results of our borings, we anticipate that permanent groundwater will not be encountered in excavations. Perched groundwater could develop in the upper sand soil during periods of rainfall. We believe that a combination of gravity-drained ditches connected to the storm water drainage system and pumped sumps can be used for the anticipated limited depth of dewatering groundwater.

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7.4 Earth Material Utilization
We anticipate the majority of the site silty sand and clayey sand soils will be satisfactory for structural fill material. Select fill will be required to replace any undercut materials found to be unsatisfactory for structural fill. Structural fill is defined as soil classified as SC, SM, SP-SC, SP-SM, and SP under the Unified Soils Classification System (USCS) which is free of organics and deleterious material, exhibits a plasticity index less than 20, has a maximum particle size less than 3 inches, and is compacted to at least 95 percent of the soil’s maximum dry density as determined by the standard Proctor compaction test (ASTM D 698). Structural fill should be placed and compacted in relatively thin (six to eight inch maximum) layers. We recommend that the upper 18 inches of fill beneath the foundations, floor slabs, and pavements be compacted to at least 98 percent. Structural fill placement and compaction should be monitored by our qualified geotechnical personnel on a full time basis to check that the recommended compaction criteria have been achieved.
7.5 Settlement Provisions
We have made calculations to estimate settlement of the boiler/generator building supported by a mat foundation of approximately 199 feet by 124 feet and an average bearing stress of 1500 psf. We also made calculations for smaller mat foundations for the, silo, and cooling tower as well as shallow spread footings. Based on these assumptions, we estimate that the maximum total settlement of the boiler/generator building with the existing soil conditions will be on the order of 1½ inch. In order to reduce the calculated maximum settlement to an acceptable level, we recommend that the site be preloaded. Preloading consists of applying a weight of soil that simulates a portion of the load applied by the structure and allowing it to remain for some period of time before grading the site to the foundation elevation. The weight of the soil will induce settlement to occur before the building is placed. On site soils may be used for the preload and placed in conjunction with grading other areas of the site.
Based on the size of the building loads, and our subsurface data, we recommend a preload of 12 feet of soil across the boiler/generator building site. This loading level should reduce final estimated settlement of the boiler/generator building to a maximum of ½ inch. The soil should be left in place until review of monitored settlement data indicates settlement is essentially complete. We estimate that this will occur within 30 days of completion of the preload, but likely much quicker.

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After stripping of the site, surface densification, and evaluation by our geotechnical engineer as described in preceding paragraphs, structural fill should be placed to bring the fill areas to the foundation bearing elevation. The preload soils should then be placed on the fill and remaining natural topography. The existing soil that is above the final foundation grade may be considered when determining the height of the preload, therefore cut areas should be left in place until after preloading. For example, if the final foundation grade (bottom of the mat foundation) at the east end of the building is in an area requiring 6 feet of cut, then only an additional 6 feet of preload will be required in that area. In these areas, the subgrade should be densified as previously discussed after the pad is cut to grade.
The top elevation of the preload soil should be established a minimum of 12 feet above the final mat foundation grade (bottom of the mat). We recommend that the crest of the preload be marked and controlled by survey techniques. The crest of the preload should extend at least 10 feet beyond the foundation perimeter. Outside slopes should be no steeper than 1.5(H):1(V).
Preload fill can be dumped and spread in as thick of lifts as is practical. It should be compacted enough to permit operation of equipment for placing subsequent lifts. Periodic in-place density testing should be performed to determine the average unit weight of the surcharge material. If the unit weight is less than 100 pounds per cubic foot, some additional compaction may be required. The fill surface should be sealed at the end of each day’s grading and when the full thickness has been placed. The final preload surface should be sloped or crowned to facilitate surface drainage. These procedures are important to limit absorption of rainwater because the preload fill will likely be reused as structural fill.
Before preloading the area, settlement plates should be installed at the mat foundation subgrade in three locations along the longitudinal centerline; at the demarcation between cut and fill (point where the natural ground intersects the foundation grade), and at the maximum points of cut and fill, but no closer than 30 feet to the end of the mat. The location of these settlement monitoring devices should be selected by QORE. The settlement plates should be constructed and installed as follows:
•	The settlement plates should consist of 3/8-inch thick steel plates that are 2 feet x 2 feet square.

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•	A two-inch diameter, threaded steel riser pipe should be welded perpendicular to the plate at the center.

•	The pipe should be threaded on each end so that additional sections of pipe can be added using couplings. End caps should be used at the end of the pipe to protect the threads.

•	Each section of riser pipe should be painted with fluorescent orange paint for high visibility.

•	Four steel braces of 2 inches x ¼ inch x 2 feet should be welded to the outer edge of the base of the settlement plate and attached to the first section of steel pipe for lateral stability.

•	Each settlement plate location should be prepared by leveling the area so that when the plate is placed on the ground the pipe extends vertically and is plumb. This should be checked with a carpenter’s level.

•	The elevation of the base plate and the top of the pipe cap should be recorded prior to any filling.

•	When filling begins and with the placement of subsequent lifts, soil should be carefully placed around the settlement plate locations so that a mound of soil is always 2 to 3 feet higher than the fill mass surrounding it. The horizontal radius of the mound should extend out from the pipe at least 8 feet. Temporary stakes with fluorescent flagging circling the settlement plate location are recommended for high visibility. This will help keep heavy equipment from destroying the settlement plates during the placement of fill.

•	As the filling proceeds, additional sections of threaded steel riser pipe should be coupled to the previous section and capped. The elevation of the top of the pipe cap should be recorded immediately before and immediately after the addition of a new section.
A professional surveyor should establish the vertical and horizontal control required to accurately locate the settlement plates (and/or settlement monuments) in the field. Surveying will be required on a daily basis throughout the fill placement and once every two days thereafter to determine the settlement at each location. The elevation data should be provided to QORE within 24 hours of the time of collection. The accuracy of the survey for the settlement plates or monuments should be within +/- 0.01 feet in the vertical direction and +/- 0.5 feet in the horizontal direction.

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 13
The waiting period begins when placement of the preload soil, is complete. We anticipate that the settlement induced by the preload will be substantially complete within approximately 30 days of placement of the preload. Once the required settlement has occurred, the preload and any required cut soils can be removed and the foundation subgrade re-compacted and re-evaluated.
7.6 Foundations
7.6.1 Main Boiler/Generator Building
The exploration findings and our evaluation indicate that the main structure can be supported on a mat foundation after the preloading described above and the subgrade densification have been accomplished. We recommend a maximum average allowable soil bearing pressure across the mat of 1500 psf. Based on the anticipated size of the mat and the results of our subsurface exploration, we recommend a modulus of subgrade reaction (ks) of 26 kips per cubic foot or 15 pounds per cubic inch be used for design of the mat thickness and reinforcement. We recommend that the mat be designed to withstand a potential differential displacement of ¼ inch across one half of its width. The mat should be embedded not less than 3 feet below the lowest exterior grade as a bearing capacity requirement.
7.6.2 Stacks. Silos, Cooling Tower, and Stacker/Reclaimer Building
The exploration findings and our evaluation indicate that the stacks, silo, and stacker/reclaimer building can be supported on mat foundations placed on natural Coastal Plain soils or properly compacted structural fill. We estimate maximum settlements of ½ and ¾ inch for average bearing pressures of 1000 psf and 1500 psf respectively for mats with a maximum horizontal dimension of 35 feet. The allowable bearing pressure may be increased by 1/3 at the edges to resist transient overturning moments. According to information provided, the cooling tower has dimensions of approximately 100 feet by 53 feet and a total load of 411 kips for which we estimate maximum settlement of less than ¼ inch.
Based on the anticipated size of the mat and the results of our subsurface exploration, we recommend a modulus of subgrade reaction (ks) of 26 kips per cubic foot or 15 pounds per cubic inch be used for design of the mat thickness and reinforcement. These mat foundations should be embedded not less than 2 feet below the lowest exterior grade as a bearing capacity requirement.
7.6.3 Other Structures
The subsurface exploration results indicate that other miscellaneous structures can be supported on shallow individual spread footings up to a maximum dimension of 10 feet (except strip footings). The foundations may be designed for a maximum allowable net soil bearing pressure of 2,500 pounds per square foot (psf). The foundations should bear in firm Coastal Plain soil or new structural fill.

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 14
Even though computed footing dimensions may be less; individual footings and strip footings should be at least 24 inches wide. These dimensions will facilitate hand cleaning of the footing subgrade and placement of reinforcing steel. These dimensions also reduce the potential for localized “punching” shear failure. All footing bottoms should bear at least 24 inches below finished floor level or exterior grade; whichever is lower.
7.6.4 All Foundations
All foundation excavations must be evaluated by a geotechnical engineer from our firm prior to concrete placement to observe that the exposed soils are consistent with the boring results and the recommendations already provided. Based on the engineer’s observations during the evaluation, we may recommend additional densification of the soils and/or additional undercutting. Additional densification could be accomplished by undercutting the foundation and using the same soil, provided the soil moisture condition is sufficient to achieve adequate compaction for use as compacted structural fill to bring the foundation to grade. The mat foundation subgrades should be densified with a large vibratory roller as previously described. The engineer can also provide geotechnical guidance should any unforeseen foundation problems develop during construction.
We recommend selectively removing any disturbed or water-softened soils from the foundation excavations before placing reinforcing steel. Also, foundation subgrade soils will soften if exposed to weather extremes. If foundation concrete cannot be placed the same day as the excavation is completed and evaluated, the excavations should be covered with polyethylene sheeting or a thin concrete “mud mat”. If these protective measures are not implemented, over-excavation of disturbed soil may be necessary. We recommend budgeting for some undercutting and backfill of foundation excavations.
7.7 Floor Slabs Other Than Mat Foundations
Building floor slabs can be supported on natural firm Coastal Plain soil or structural fill after implementation of the previously described site preparation measures. To reduce the possibility of slab cracking due to minor differential settlement, the floor slab should be structurally separate from the foundations, or transitions from foundation-supported building elements to soil supported floors should be reinforced. Since shallow groundwater was not encountered, we believe that an underslab drainage layer is optional unless moisture-sensitive floor coverings will be used. The subgrade should, however, be covered by an effective vapor retarded to reduce the possibility of slab dampness due to soil moisture.
It has been our experience that between completion of grading and slab construction, floor slab subgrades are often disturbed by weather, footing and utility line installation, and other construction activities. For this reason, the subgrade should be evaluated by a geotechnical engineer

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 15
immediately prior to construction of the slab. During this evaluation, the subgrade should be proofrolled with relatively heavy rubber-tired equipment. Areas judged by the geotechnical engineer to perform unacceptably under the moving load should be aerated and compacted, or undercut and replaced with compacted crushed stone or structural fill as identified in the Structural Fill section of this report.
7.8 Retaining Walls
We understand that there are no major retaining walls planned for this project. For walls up to six feet high which act as retaining walls, which are laterally restrained and not free to deflect or rotate, we recommend that they be designed using the “at-rest” earth pressure condition. Where retaining walls are free to deflect or rotate, they may be designed for the “active” earth pressure condition.
Soils behind the retaining walls are assumed to exert a triangular stress distribution which can be modeled in terms of an “equivalent fluid” for both the active and at-rest cases. If a uniform area surcharge is applied behind the wall, a portion of the surcharge is transferred to the wall in the form of a uniform or rectangular lateral stress distribution. The magnitude of the lateral stress transferred to the wall is a function of the soil’s strength and the permissible degree of deflection or rotation. It is computed by multiplying the soil’s “earth pressure coefficient” by the magnitude of the surcharge.
For point loads (such as a truck) within a horizontal distance to the wall less than the wall’s height, the following equation may be used:
êsh = 0.48Qx2z/R5
Where R = (x2+y2+z2)1/2
êsh = the horizontal stress increase from surcharge load Q at the surface, at some distance x from the wall.
z = the depth below the top of the wall to the point to where the stress is applied.
y = the length along the wall beyond the centerline of load application to where the stress is being applied.
The following table contains values of earth pressure coefficients and equivalent fluid unit weights for both the active and at-rest earth pressure conditions for horizontal fill behind the walls.

		Recommended Equivalent
Earth Pressure Condition	Earth Pressure Coefficient	Fluid Unit Weight, pcf
Active, Horizontal Backfill	0.33	40
At-Rest, Horizontal Backfill	0.50	60

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 16
Passive earth pressure of soil adjacent to the foundation as well as soil friction at the foundation base may be used to resist sliding. The ultimate friction coefficient between the concrete foundation and soil can be assumed to be 0.30. For computations, the ultimate passive soil resistance may be assumed to act as a fluid with an equivalent unit weight of 345 pcf above the water table.
In computing soil friction at the foundation base, compacted soil placed above the foundation can be assumed to have a unit weight of 115 pounds per cubic foot. We recommend that a safety factor of 2 or more be used when computing restraining forces.
The recommended earth pressure coefficients assume the ground surfaces on both sides of the walls are level. The recommended equivalent fluid pressures also assume that wall backfill will be compacted structurally as previously discussed, that constantly functioning drainage systems are installed between walls and soil backfill to prevent the build-up of hydrostatic pressures.
Wall drainage systems should consist of a filtered granular backfill (No. 57 size crushed stone) or a manufactured material such as Enkadrain or Miradrain. The drainage media should extend to within 2 feet of the ground surface. Compacted structural fill should be placed over the drainage media to prevent direct surface water inflow. In paved areas, the media may extend to the base material. The drainage media should be connected to a positive drainage system, preferably gravity. If crushed stone drainage media are used, we recommend that it be separated from the surrounding soil by a non-woven geotextile filter cloth such as Mirafi 140NS.
The previously recommended soil parameters are “average” values based on our experience. Triaxial shear tests and standard Proctor compaction tests of soils in this geologic region indicate that there could be a potential scatter of ± 30 percent in soil parameters. Both remolded triaxial shear tests and standard Proctor compaction tests on retaining wall backfill are necessary to obtain more precise design parameters. This testing was not included in our present scope of work. If authorized, we will perform laboratory tests to obtain site-specific design soil parameters.
Existing site soils may be used as backfill behind the retaining walls. We recommend that these materials be compacted to at least 95 percent of their standard Proctor maximum dry density. Either light, hand-operated compaction equipment must be used within 4 feet of walls to reduce the risk of over-stressing the walls, or the walls must be designed to resist the stresses imposed by large compaction equipment.
7.9 Slopes
Generally, permanent cut and fill slopes should be no steeper than 2H:1V and temporary slopes no steeper than 1½H:1V. These slope recommendations are based on our previous experience with similar conditions since no detailed slope stability analysis was performed to justify steeper slopes.

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 17
We recommend a building setback of at least 10 feet from the tops of all slopes and a setback of at least 3 feet for parking area curbs. Drop inlets or storm sewers should not be installed at the crests of slopes because leakage can result in maintenance problems or possible slope failure. Crest areas should be sloped to prevent surface runoff from flowing over the slope faces.
It is difficult to construct fill on the specified slopes without leaving a loose, poorly compacted zone on the slope face. For this reason, we recommend that the fill slopes be slightly over-built, then cut back to firm, well compacted soils prior to applying a vegetative cover. If the slopes cannot be slightly over-built and cut back, we recommend that finished soil slopes be compacted to reduce, as much as practical, the thickness of this soft surficial veneer. The compaction may be done by making several coverages from top to bottom of the slopes with a track-mounted bulldozer or front-end loader.
7.10 Pavements
We have calculated flexible pavement section thicknesses for the site based on the laboratory California Bearing Ratio (CBR) value of 4.4. Prior to paving, we recommend proofrolling the pavement subgrade in the presence of an engineer from our firm. Some additional undercutting and/or compaction of the subgrade soils may be required. Based on information provided, we used a design frequency of 100 semi tractor trailers per day for the heavy duty section. These traffic loading and frequency distributions were used to develop recommendations for a 20-year design period using design procedures based on AASHTO guidelines. The design period is considered the time interval over which the pavement, with proper maintenance, will not require major repairs such as an overlay. A continuing regular maintenance program should be implemented to maintain a satisfactory serviceability level over the design period. The maintenance program should include sealing cracks and repairing minor deficiencies before they become major problems.
The recommended pavement sections are provided in the table below. The heavy duty section should be used where any trucks may operate. The normal duty section should be used where only automobiles and occasional light truck traffic may operate.

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 18
FLEXIBLE PAVEMENT RECOMMENDATIONS

Pavement Component	Normal Duty Section	Heavy Duty Section
Subgrade compacted to 98% standard Proctor density	18"	18"
Graded Aggregate Base compacted to 98% standard Proctor density	6"	8"
Asphaltic Concrete Binder Course	NA	6"
Asphaltic Concrete Wearing Course	2"	2"
The pavement section designs presented here are based upon the assumed traffic loading. Some damage may occur in localized areas during periods of abnormally heavy traffic loads, such as from repeated passage of construction equipment, heavily loaded delivery, haul or concrete trucks, during construction.
We recommend a frequency of at least one density test for every 3,000 square feet of base course. Asphalt placement should be monitored full-time and we recommend a frequency of at least one density test for every 3,000 square feet of asphaltic concrete pavement. Asphalt samples should be obtained periodically and tested for asphalt cement content, aggregate gradation, and Marshall density.
Some damage may occur in localized areas during periods of abnormally heavy traffic loads, such as from repeated passage of construction equipment (heavily loaded delivery, haul, or concrete trucks).
We recommend a frequency of at least one density test for every 3,000 square feet of base. We recommend a frequency of cutting at least one core for every 3,000 square feet of asphaltic concrete pavement for thickness and apparent density verification.
8.0 SEISMIC SITE CLASSIFICATION
The Site Specific Seismic Assessment is included in the Appendix.

Biomass Cogeneration Facility	April 18, 2006
QORE Job No. U1629, Report No. 36127	Page 19
9.0 FOLLOW-UP SERVICES
Our services should not end with the submission of this geotechnical report. QORE should be kept involved throughout the design and construction process to maintain continuity and to determine if our recommendations are properly interpreted and implemented. To achieve this, we should review project plans and specifications with the designers to see that our recommendations are fully incorporated and have not been misinterpreted.
QORE’s familiarity with the site and with the foundation recommendations makes us a valuable part of your construction quality assurance team. QORE recommends that we be retained by the owner to observe earthwork and foundation construction. Our personnel are uniquely qualified to recognize unanticipated ground conditions and can offer responsive remedial recommendations should these unanticipated conditions occur.
QORE appreciates the opportunity to be of service to you in this phase of the project. We are available to provide consulting services and quality control testing during the construction phase. Please call us if you have any questions concerning this report or if we may be of further service.
Respectfully submitted,
QORE, Inc.

Simone Silvestri	Kenneth W. Weinel, P.E.
Staff Engineer	Senior Engineer

Perry E. Dukes, P.E.	Robert A. Williamson
Geotechnical Engineer SC 20375	Branch Manager

APPENDIX B
A total of 2 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[**]

APPENDIX C

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 1	Contract DE-AM36-02NT41457
ECM 1 Equipment List for Biomass Cogeneration Facility

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Acid Regen Skid	520-522-600-001	D27
Acid Storage Tank	520-522-300-001	D27
Air Compressor #1	530-533-100-001	D31
Air Compressor #2	530-533-100-002	D31
Air Dryer Skid #1	530-533-500-001	D31
Air Dryer Skid #2	530-533-500-002	D31
Air Heater #1 Expansion Joint	610-616-200-004	D07
Air Heater #2 Expansion Joint	610-616-200-008	D08
Air Receiver	530-533-400-001	D31
Amine Chemical Skid #1	510-515-200-002	D22		3 motors
Amine Chemical Skid #2	510-515-200-003	D22		2 motors
Antiscalant Pump	520-522-500-002	D26
Ash Conditioner	460-462-100-001	D13	EPI
Ash Conditioner Rotary Valve	460-462-101-001	D13	EPI
Ash Exhauster #1	460-462-101-001	D13	EPI
Ash Exhauster #1 Filter	460-462-102-001	D13	EPI
Ash Exhauster #2	460-462-101-002	D13	EPI
Ash Exhauster #2 Filter	460-462-102-002	D13	EPI
Ash Silo	460-461-200-001	D13	EPI
Ash Silo Aeration Blower	470-471-400-001	D13	EPI
Ash Silo Double Dump Valve	460-461-201-001	D13	EPI
Ash Silo Emergency Safety Shower	170-176-200-002	D32	EPI
Ash Silo Truck Scale	430-431-200-003	D13
Ash Silo VAC Filter	410-414-400-001	D13	EPI
Ash Silo Vent Filter	410-414-400-002	D13
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 2	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Ash Silo Vent Filter Fan	410-414-303-001	D13	EPI
Baghouse #1	320-322-100-001	D11	EPI
Baghouse #1 Expansion Joint	610-616-200-011	D11	EPI
Baghouse #2	320-322-100-002	D12	EPI
Baghouse #2 Expansion Joint	610-616-200-017	D12	EPI
BFB Boiler #1	210-211-100-001	D07	EPI
BFB Boiler #1 Air Heater #1	250-252-200-001	D07	EPI
BFB Boiler #1 Economizer #1	250-251-100-001	D07	EPI
BFB Boiler #2	210-211-100-002	D08	EPI
BFB Boiler #2 Air Heater #2	250-252-200-002	D08	EPI
BFB Boiler #2 Economizer #2	250-251-100-002	D08	EPI
Biofuel Disc Screen	440-441-100-001	D03
Biofuel Hogger	440-442-100-001	D03
Biofuel Metering Bin #1	410-412-100-001	D05	EPI	(VFDs) 6 motors
Biofuel Metering Bin #2	410-412-100-002	D05	EPI	(VFD’s) 6 motors
Biofuel Truck Dump #1	430-431-100-001	D03
Biofuel Truck Dump #2	430-431-100-002	D03
Biofuel Truck Dump #3	430-431-100-003	D03
Biofuel Truck Reclaimer #1	430-433-300-001	D03
Biofuel Truck Reclaimer #2	430-433-300-002	D03
Biofuel Truck Reclaimer #3	430-433-300-003	D03
Biofuel Truck Scale #1	430-431-200-001	D03
Biofuel Truck Scale #2	430-431-200-002	D03
Bleach Chemical Pump Skid	510-515-300-001	D22		2 motors
Boiler #1 CBD Sample Cooler	510-518-100-009	D32	EPI
Boiler #1 Hopper #1	610-611-100-001	D14	EPI
Boiler #1 Hopper #2	610-611-100-002	D14	EPI
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 3	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Boiler #1 Hopper #3	610-611-100-003	D14	EPI
Boiler #1 Hopper #4	610-611-100-004	D14	EPI
Boiler #1 SNCR Distribution Module	340-341-400-001	D21	EPI
Boiler #1 SNCR Metering Module Skid	340-341-401-001	D21	EPI
Boiler #1 Steam Drum Sample Cooler	510-518-100-002	D32
Boiler #2 CBD Sample Cooler	510-518-100-010	D32
Boiler #2 Hopper #1	610-611-100-005	D14	EPI
Boiler #2 Hopper #2	610-611-100-006	D14	EPI
Boiler #2 Hopper #3	610-611-100-007	D14	EPI
Boiler #2 Hopper #4	610-611-100-008	D14	EPI
Boiler #2 SNCR Distribution Module	340-341-400-002	D21	EPI
Boiler #2 SNCR Metering Module Skid	340-341-401-002	D21	EPI
Boiler #2 Steam Drum Sample Cooler	510-518-100-003	D32
Boiler Drag Chain	430-436-100-001	D05
Boiler Feed Water Pump #1	540-541-100-001	D18		VFD
Boiler Feed Water Pump #2	540-541-100-002	D18		VFD
Boiler Feed Water Pump #3	540-541-100-003	D18		VFD
Boiler Feedwater Heater	530-534-100-001	D18
Bottom Blowdown Separator	530-532-100-001	D33
Brine Tank	520-522-100-001	D24
C.I.P. Tank	520-521-700-001	D26
C.I.P. Tank Pump	520-521-701-001	D26
Carbon Filter #1	510-511-200-001	D25
Carbon Filter #2	510-511-200-002	D25
Carbon Filter #3	510-511-200-003	D25
Caustic Regen Skid	520-522-600-002	D27
Caustic Storage Tank	520-522-200-001	D27
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 4	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Chemical Injection Antiscalant	520-522-400-002	D26
Chemical Injection PH Adjustment	520-522-400-001	D26
Circular Stacker Reclaimer	410-412-400-002	D04		3 motors
Condensate Sample Cooler	510-518-100-008	D32
Continuous Blowdown Flash Tank #1	530-532-200-001	D33
Continuous Blowdown Flash Tank #2	530-532-200-002	D33
Control Oil Filter #1	820-823-600-003	D36
Control Oil Filter #2	820-823-600-004	D36
Conveyor #1	430-435-100-001	D03
Conveyor #1 Tramp Metal Electromagnet	430-438-400-001	D03
Conveyor #2	430-435-100-002	D03
Conveyor #2 Diverter Gate #1	430-438-200-001	D03
Conveyor #3	430-435-100-003	D04
Conveyor #4	430-435-100-004	D04
Conveyor #5	430-435-100-005	D04
Conveyor #6	430-435-100-006	D04
Cooling Tower	820-821-100-001	D20
Cooling Tower Fan #1	820-821-300-001	D20		VFD
Cooling Tower Fan #1 Expansion Joint	630-636-200-007	D20
Cooling Tower Fan #2	820-821-300-002	D20		VFD
Cooling Tower Fan #2 Expansion Joint	630-636-200-008	D20
Cooling Tower Fan #3	820-821-300-003	D20
Cooling Water Pump #1	540-546-100-001	D20		VFD
Cooling Water Pump #1 Expansion Joint #1	630-636-200-001	D20
Cooling Water Pump #2	540-546-100-002	D20		VFD
Cooling Water Pump #2 Expansion Joint #1	630-636-200-003	D20
Cooling Water Pump #3	540-546-100-003	D20		VFD
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 5	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Cooling Water Pump #3 Expansion Joint #1	630-636-200-005	D20
Deaerator #1	530-531-200-001	D18
Deaerator #2	530-531-200-002	D19
Deaerator Sample Cooler	510-518-100-004	D32
Electric Heater	340-341-500-001	D21
Emergency Oil Pump	820-823-100-003	D35
Exhaust Fan #1	160-161-300-001	D40
Exhaust Fan #2	160-161-300-002	D40
Exhaust Fan #3	160-161-300-003	D40
Exhaust Fan #4	160-161-300-004	D40
Extraction Vapor Fan	820-823-700-001	D35
FAB Fan #1 Expansion Joint	610-616-200-001	D07	EPI
FAB Fan #2 Expansion Joint	610-616-200-005	D08	EPI
FGR Fan #1	610-244-100-001	D11	EPI
FGR Fan #1 Damper	610-615-700-001	D11	EPI
FGR Fan #1 Damper Actuator	610-615-701-001	D11	EPI
FGR Fan #1 Damper Expansion Joint	610-616-200-016	D11	EPI
FGR Fan #1 Expansion Joint	610-616-200-002	D07	EPI
FGR Fan #2	610-244-100-002	D12	EPI
FGR Fan #2 Damper	610-615-700-002	D12	EPI
FGR Fan #2 Damper Actuator	610-615-701-002	D12	EPI
FGR Fan #2 Damper Expansion Joint	610-616-200-022	D12	EPI
FGR Fan #2 Expansion Joint	610-616-200-006	D08	EPI
Fluidizing Air Booster Fan #1	310-313-100-001	D07	EPI
Fluidizing Air Booster Fan #1 Damper	310-313-500-001	D07	EPI
Fluidizing Air Booster Fan #1 Damper Actuator	310-313-501-001	D07	EPI
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 6	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Fluidizing Air Booster Fan #2	310-313-100-002	D08	EPI
Fluidizing Air Booster Fan #2 Damper	310-313-500-002	D08	EPI
Fluidizing Air Booster Fan #2 Damper Actuator	310-313-501-002	D08	EPI
Fuel Oil Pump #1	520-523-400-001	D41
Fuel Oil Pump #2	520-523-400-002	D41
Fuel Oil Stainer	620-623-400-001	D41
Fuel Oil Storage Tank	520-523-100-001	D41
Generator	810-813-100-001	D36
Heater	820-823-201-001	D35
Hotwell Pump #1	540-542-100-001	D34		VFD
Hotwell Pump #2	540-542-100-002	D34		VFD
Hotwell Pump Expansion Joint #1	630-636-200-016	D34
Hotwell Pump Expansion Joint #2	630-636-200-017	D34
Hotwell Pump Expansion Joint #3	630-636-200-018	D34
Hotwell Pump Expansion Joint #4	630-636-200-019	D34
Hotwell Sump Pump	540-542-100-001	D34
Hydrazine Chemical Pump Skid	510-515-100-001	D22		3 motors
ID Fan #1	310-311-100-001	D11	EPI
ID Fan #1 Damper #1	310-311-500-001	D11	EPI
ID Fan #1 Damper #1 & 2 Actuator	310-311-501-001	D11	EPI
ID Fan #1 Damper #1 Expansion Joint	610-616-200-013	D11	EPI
ID Fan #1 Damper #2	310-311-500-002	D11	EPI
ID Fan #1 Damper #2 Expansion Joint	610-616-200-014	D11	EPI
ID Fan #1 Damper Expansion Joint	610-616-200-012	D11	EPI
ID Fan #2	310-311-100-002	D12	EPI
ID Fan #2 Damper #1	310-311-500-003	D12	EPI
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 7	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
ID Fan #2 Damper #1 & 2 Actuator	310-311-501-002	D12	EPI
ID Fan #2 Damper #1 Expansion Joint	610-616-200-019	D12	EPI
ID Fan #2 Damper #2	310-311-500-004	D12	EPI
ID Fan #2 Damper #2 Expansion Joint	610-616-200-020	D12	EPI
ID Fan #2 Damper Expansion Joint	610-616-200-018	D12	EPI
Injector	340-341-600-005	D21
Injector	340-341-600-001	D21
Injector	340-341-600-008	D21
Injector	340-341-600-007	D21
Injector	340-341-600-006	D21
Injector	340-341-600-004	D21
Injector	340-341-600-002	D21
Injector	340-341-600-003	D21
Interstage Storage Tank	520-521-900-001	D26
Lube / Control Oil Tank	820-823-400-001	D35
Lube Oil Filter #1	820-823-600-001	D35
Lube Oil Filter #2	820-823-600-002	D35
Lube Oil Purifier System	820-823-200-001	D35
Main Oil Pump	820-823-100-001	D35
Mist Separator	820-823-800-001	D35
Mixed Bed System Emergency Safety Shower	170-176-200-003	D32
Mixed Bed Unit #1	510-513-100-001	D27
Mixed Bed Unit #2	510-513-100-002	D27
Multi-media Filter #1	510-511-100-001	D23
Multi-media Filter #2	510-511-100-002	D23
Multi-media Filter #3	510-511-100-003	D23
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 8	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Neutralization Pump #1	520-521-801-001	D30
Neutralization Pump #2	520-521-801-002	D30
Neutralization Tank	520-521-800-001	D30
Oil Cooler #1	820-823-500-001	D35
Oil Cooler #2	820-823-500-002	D35
PFA Fan #1 Expansion Joint	610-616-200-003	D07
PFA Fan #2 Expansion Joint	610-616-200-007	D08
PH Adjustment Pump	520-522-500-001	D26
Phosphate Chemical Pump Skid	510-515-200-001	D22		3 motors
Primary Fluidizing Air Fan #1	310-312-100-001	D07	EPI
Primary Fluidizing Air Fan #1 Damper	310-312-500-001	D07	EPI
Primary Fluidizing Air Fan #1 Damper Actuator	310-312-501-001	D07	EPI
Primary Fluidizing Air Fan #1 SCAH	250-253-100-001	D07	EPI
Primary Fluidizing Air Fan #1 Silencer	310-312-600-001	D07	EPI
Primary Fluidizing Air Fan #2	310-312-100-002	D08	EPI
Primary Fluidizing Air Fan #2 Damper	310-312-500-002	D08	EPI
Primary Fluidizing Air Fan #2 Damper Actuator	310-312-501-002	D08	EPI
Primary Fluidizing Air Fan #2 SCAH	250-253-100-002	D08	EPI
Primary Fluidizing Air Fan #2 Silencer	310-312-600-002	D08	EPI
Primary Superheater #1	210-211-200-001	D15	EPI
Primary Superheater #2	210-211-200-002	D16	EPI
Process Lift Pump #1	530-532-400-001	D33
Process Lift Pump #2	530-532-400-002	D33
RO Feed Pump #1	510-511-400-001	D26
RO Feed Pump #1 Filter	510-511-401-001	D26
RO Feed Pump #2	510-511-400-002	D26
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 9	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
RO Feed Pump #2 Filter	510-511-401-002	D26
RO Forwarding Pump #1	510-511-400-003	D26
RO Forwarding Pump #2	510-511-400-004	D26
RO System	510-511-300-001	D26
Sample Cooler Emergency Safety Shower	170-176-200-001	D32
Sand Bucket Elevator #1	430-434-100-001	D14
Sand Bucket Elevator #2	430-434-100-002	D14
Sand Drag Chain #1	430-436-100-002	D14
Sand Drag Chain #2	430-436-100-003	D14
Sand Drag Chain #3	430-436-100-004	D14
Sand Drag Chain #4	430-436-100-005	D14
Sand Silo #1	410-411-310-001	D14
Sand Silo #1 Bin Vent Filter	410-414-300-004	D14
Sand Silo #1 Screw Conveyor	420-423-100-003	D14		VFD
Sand Silo #1 Vent Filter Fan	410-414-301-001	D14
Sand Silo #2	410-411-310-002	D14
Sand Silo #2 Bin Vent Filter	410-414-300-005	D14
Sand Silo #2 Screw Conveyor	420-423-100-004	D14		VFD
Sand Silo #2 Vent Filter Fan	410-414-301-002	D14
Secondary Superheater #1	210-211-200-004	D15
Secondary Superheater #2	210-211-200-003	D16
Stack #1	610-614-100-001	D11
Stack #1 Expansion Joint	610-616-200-015	D11	EPI
Stack #2	610-614-100-002	D12	EPI
Stack #2 Expansion Joint	610-616-200-021	D12	EPI
Burner #1 Boiler #1	240-241-200-002	D06	EPI
Start-up Burner #1 Boiler #2	240-241-200-004	D06	EPI	Not shown on P&ID
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 10	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Burner #2 Boiler #1	240-241-200-003	D06	EPI
Start-up Burner #2 Boiler #2	240-241-200-005	D06	EPI	Not shown on P&ID
Steam Turbine	810-811-300-001	D36
Sulphuric Acid Chemical Pump Skid	510-515-300-002	D22		2 motors
Supply Fan #1	160-161-200-001	D40
Supply Fan #2	160-161-200-002	D40
Supply Fan #3	160-161-200-003	D40
Supply Fan #4	160-161-200-004	D40
Supply Fan #5	160-161-200-005	D40
Supply Fan #6	160-161-200-006	D40
Supply Fan #7	160-161-200-007	D40
Supply Fan #8	160-161-200-008	D40
Surface Condenser	820-822-100-001	D34
Surface Condenser Expansion Joint #1	630-636-200-011	D34
Surface Condenser Expansion Joint #2	630-636-200-012	D34
Surface Condenser Expansion Joint #3	630-636-200-013	D34
Surface Condenser Expansion Joint #4	630-636-200-014	D34
Surface Condenser Expansion Joint #5	630-636-200-015	D34
TDF Reclaimer	430-433-300-004	D05
Treated Water Storage Tank	520-521-300-001	D28
Treated Water Transfer Pump #1	540-544-100-001	D28
Treated Water Transfer Pump #2	540-544-100-002	D28
Urea Circulation Module	340-341-301-001	D21	EPI
Urea Circulation Pump #1	340-341-300-001	D21	EPI
Urea Circulation Pump #2	340-341-300-002	D21	EPI
Urea Metering Pump #1	340-341-300-003	D21	EPI
Urea Metering Pump #2	340-341-300-004	D21	EPI
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 1 Equipment List, Page 11	Contract DE-AM36-02NT41457

Equipment Description	ESI Equipment #	P&ID	Company	Misc. Notes
Urea Metering Pump #3	340-341-300-005	D21	EPI
Urea Metering Pump #4	340-341-300-006	D21	EPI
Urea Storage Tank	340-341-200-001	D21	EPI
Urea Storage Tank Inlet Expansion Joint	630-636-200-009	D21	EPI
Urea Storage Tank Outlet Expansion Joint	630-636-200-010	D21	EPI
Urea Tank / Acid / Bleach Emergency Safety Shower	170-176-200-004	D32	EPI
Vacuum Pump #1	820-822-201-001	D34
Vacuum Pump #2	820-822-201-001	D34
Vibrating Feeder #1	320-321-300-001	D14		2 motors
Vibrating Feeder #2	320-321-300-002	D14		2 motors
Water Booster Pump #1	540-543-100-001	D21
Water Booster Pump #2	540-543-100-002	D21
Water Booster Pump #3	540-543-100-003	D21
Water Booster Pump #4	540-543-100-004	D21
Water Softener #1	510-512-100-001	D24
Water Softener #2	510-512-100-002	D24
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 2 Equipment List, Page 1	Contract DE-AM36-02NT41457
ECM 2 Equipment List for Heating Plants for K&L Areas

Equipment Description	Equipment #	P&ID	Company	Misc. Notes
Area ‘K’ Air Accumulator	530-533-400-002	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Air Heater	250-252-200-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Amine to Steam Line Chemical Pump #2	510-515-300-001	D23
Area ‘K’ Air Compressor	530-533-100-001	D05	Existing Air Compressor
Area ‘K’ Air Receiver	530-533-400-001	D05	Existing Air Compressor
Area ‘K’ BFW Pump #1	540-541-100-001	D11	Hurst Boiler & Welding Co., Inc.
Area ‘K’ BFW Pump #2	540-541-100-002	D11	Hurst Boiler & Welding Co., Inc.
Area ‘K’ BFW Sample Cooler	510-518-100-003	D19	Process Power & Equipment Sales, Inc.
Area ‘K’ Biofuel Metering Bin	440-443-200-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Blowdown Seperator Tank	530-532-100-001	D21	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Blowdown Sump Pump #1	540-549-300-001	D21
Area ‘K’ Blowdown Sump Pump #2	540-549-300-002	D21
Area ‘K’ Brine Tank	510-512-100-003	D19
Area ‘K’ Building Exhaust Fan	160-161-300-001	D26
Area ‘K’ Building Supply Fan	160-161-200-001	D26
Area ‘K’ CBD Sample Cooler	510-518-100-002	D19	Process Power & Equipment Sales, Inc.
Area ‘K’ DCS of PLC System (BFW)	720-725-100-002
Area ‘K’ DCS or PLC System (Boiler)	720-725-100-001		Hurst Boiler & Welding Co., Inc.
Area ‘K’ Deaerator	530-531-100-001	D11	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Duplex Water Softener A	510-512-100-001	D19
Area ‘K’ Duplex Water Softener B	510-512-100-002	D19
Area ‘K’ Electric Heater #1	160-162-500-001	D26
Area ‘K’ Electric Heater #2	160-162-500-002	D26
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 2 Equipment List, Page 2	Contract DE-AM36-02NT41457

Equipment Description	Equipment #	P&ID	Company	Misc. Notes
Area ‘K’ Electric Heater #3	160-162-500-003	D26
Area ‘K’ Feeder Magnet	430-438-400-001	D03
Area ‘K’ Fly Ash Multiclone	320-321-100-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Fly Ash Reinjection Fan	610-244-100-001	D07	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Fly Ash Rotary Air Valve #1	320-321-200-001	D07	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Fly Ash Rotary Air Valve #2	320-321-200-002	D07	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Fuel Oil Back-Up Burner	240-241-200-001	D15	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Fuel Oil Pump	240-243-100-002	D15	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Fuel Oil Pump #1 (ON HOLD)	HOLD	D13
Area ‘K’ Fuel Oil Pump #2 (ON HOLD)	HOLD	D13
Area ‘K’ Fuel Oil Storage Tank	520-523-100-001	D13
Area ‘K’ Fuel Sizing Screen	440-441-100-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Hybrid Boiler	210-213-100-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Hydrazine to DA Chemical Pump #1	510-515-100-001	D23
Area ‘K’ ID Fan	310-311-200-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Inclined Drag Chain Conveyor	430-436-100-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ MCC/PLC Room A.C.	160-162-300-001	D26
Area ‘K’ Metering Bin Screw Conveyor #1	430-432-100-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Metering Bin Screw Conveyor #2	430-432-100-002	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Non Return Valve	220-221-100-001	D09	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Oil Burner Fan	310-313-100-001	D15	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Overfire Air Fan	310-314-100-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Phosphate to BFW Chemical Pump #3	510-515-200-001	D23
Area ‘K’ Pit Sump Pump	540-549-300-005	D03
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 2 Equipment List, Page 3	Contract DE-AM36-02NT41457

Equipment Description	Equipment #	P&ID	Company	Misc. Notes
Area ‘K’ Reciprocating Floor Hydraulic System	430-438-700-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Reciprocating Grate Stoker’	230-231-300-001	D07	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Reclaim Vibratory Feeder	430-432-200-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Safety Eyewash & Shower	170-176-200-001	D19
Area ‘K’ Sootblower #1	220-223-100-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Sootblower #2	220-223-100-002	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Sootblower #3	220-223-100-003	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Sootblower #4	220-223-100-004	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Sootblower #5	220-223-100-005	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Stack	610-614-100-002	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Stainless Steel Lab Sink	170-179-300-001	D19
Area ‘K’ Steam Sample Cooler	510-518-100-001	D19	Process Power & Equipment Sales, Inc.
Area ‘K’ Truck Reclaimer Reciprocating Floor	430-433-200-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Truck Unloading Hydraulic System	430-431-100-001	D03	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Underfire Air Fan	310-312-100-001	D05	Hurst Boiler & Welding Co., Inc.
Area ‘K’ Vacuum Breaker	220-221-200-001	D11D	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Air Accumulator	530-533-400-003	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Air Compressor	530-533-100-001	D25
Area ‘L’ Air Heater	250-252-200-002	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Air Receiver	530-533-400-001	D25
Area ‘L’ Amine to Steam Line Chemical Pump #2	510-515-300-002	D24
Area ‘L’ Ash Removal Drag Chain Conveyor	460-464-600-002	D08	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Ash Roll-Off Dumpster	460-461-400-002	D08
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 2 Equipment List, Page 4	Contract DE-AM36-02NT41457

Equipment Description	Equipment #	P&ID	Company	Misc. Notes
Area ‘L’ BFW Pump #1	540-541-100-003	D12	Hurst Boiler & Welding Co., Inc.
Area ‘L’ BFW Pump #2	540-541-100-004	D12	Hurst Boiler & Welding Co., Inc.
Area ‘L’ BFW Sample Cooler	510-518-100-006	D20	Process Power & Equipment Sales, Inc.
Area ‘L’ Biofuel Metering Bin	440-443-200-002	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Blowdown Seperator Tank	530-532-100-002	D22	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Blowdown Sump Pump #1	540-549-300-003	D22
Area ‘L’ Blowdown Sump Pump #2	540-549-300-004	D22
Area ‘L’ Brine Tank	510-512-100-006	D19
Area ‘L’ Building Exhaust Fan	160-161-300-002	D27
Area ‘L’ Building Supply Fan	160-161-200-002	D27
Area ‘L’ CBD Sample Cooler	510-518-100-005	D20	Process Power & Equipment Sales, Inc.
Area ‘L’ Coalescing Prefilter	530-533-700-001	D25
Area ‘L’ DCS of PLC System (BFW)	720-725-100-004
Area ‘L’ DCS or PLC System (Boiler)	720-725-100-003		Hurst Boiler & Welding Co., Inc.
Area ‘L’ Deaerator	530-531-100-002	D12	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Duplex Water Softener A	510-512-100-004	D20
Area ‘L’ Duplex Water Softener B	510-512-100-005	D19
Area ‘L’ Electric Heater #1	160-162-500-004	D27
Area ‘L’ Electric Heater #2	160-162-500-005	D27
Area ‘L’ Electric Heater #3	160-162-500-006	D27
Area ‘L’ Feeder Magnet	430-438-400-002	D04
Area ‘L’ Fly Ash Multiclone	320-321-100-003	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Fly Ash Reinjection Fan	610-244-100-002	D08	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Fly Ash Rotary Air Valve #1	320-321-200-004	D08	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Fly Ash Rotary Air Valve #2	320-321-200-005	D08	Hurst Boiler & Welding Co., Inc.
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 2 Equipment List, Page 5	Contract DE-AM36-02NT41457

Equipment Description	Equipment #	P&ID	Company	Misc. Notes
Area ‘L’ Fuel Oil Back-Up Burner	240-241-200-002	D16	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Fuel Oil Pump	240-243-100-001	D16	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Fuel Oil Pump #1 (ON HOLD)	HOLD	D14
Area ‘L’ Fuel Oil Pump #2 (ON HOLD)	HOLD	D14
Area ‘L’ Fuel Oil Storage Tank	520-523-100-001	D14
Area ‘L’ Fuel Sizing Screen	440-441-100-002	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Hybrid Boiler	210-213-100-002	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Hydrazine to DA Chemical Pump #1	510-515-100-002	D24
Area ‘L’ ID an	310-311-200-002	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Inclined Drag Chain Conveyor	430-436-100-002	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ MCC/PLC Room A.C.	160-162-300-002	D27
Area ‘L’ Metering Bin Screw Conveyor #1	430-432-100-003	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Metering Bin Screw Conveyor #2	430-432-100-004	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Non Return Valve	220-221-100-002	D-0	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Oil Burner Fan	310-313-100-002	D16	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Overfire Air Fan	310-314-100-002	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Particulate Afterfilter	530-533-700-002	D25
Area ‘L’ Phosphate to BFW Chemical Pump #3	510-515-200-002	D24
Area ‘L’ Pit Sump Pump	540-549-300-006	D04
Area ‘L’ Reciprocating Floor Hydraulic System	430-438-70-002	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Reciprocating Grate Stoker’	230-231-300-002	D08	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Reclaim Vibratory Feeder	430-432-200-001	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Refrigerant Air Dryer	530-533-500-001	D25
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Final Proposal — April 21, 2008	Biomass Cogeneration Facility and Heating Plants
Ameresco Federal Solutions	Savannah River Site
Appendix C, ECM 2 Equipment List, Page 6	Contract DE-AM36-02NT41457

Equipment Description	Equipment #	P&ID	Company	Misc. Notes
Area ‘L’ Safety Eyewash & Shower	170-176-200-002	D20
Area ‘L’ Sootblower #1	220-223-100-006	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Sootblower #2	220-223-100-007	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Sootblower #3	220-223-100-008	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Sootblower #4	220-223-100-009	D05	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Sootblower #5	220-223-100-010	D05	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Stack	610-614-100-001	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Stainless Steel Lab Sink	170-179-300-002	D20
Area ‘L’ Steam Sample Cooler	510-518-100-004	D20	Process Power & Equipment Sales, Inc.
Area ‘L’ Truck Reclaimer Reciprocating Floor	430-433-200-002	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Truck Unloading Hydraulic System	430-431-100-002	D04	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Underfire Air Fan	310-312-100-002	D06	Hurst Boiler & Welding Co., Inc.
Area ‘L’ Vacuum Breaker	220-221-200-002	D12	Hurst Boiler & Welding Co., Inc.
Use or disclosure of data contained on this sheet is subject to the restriction on the first page of this proposal

Station	Description
No.	% moisture	wood/325	TDF/325
1	Fuel , % Btu (LHV)
	wood	100.0%	70.0%
	TDF	0.0%	30.0%
	DGS	0.0%	0.0%
	Fuel, TPY
	wood	184,769	128,575
	TDF	0	13,246
	DGS	0	0

	B.D. Blend Analysis
	Carbon, %:	50.80	56.08
	Hydrogen, %:	6.00	6.47
	Sulfur, %:	0.08	0.15
	Oxygen, %:	41.43	35.29
	Nitrogen, %:	0.37	0.44
	Chlorine, %:	0.00	0.00
	Ash/Other, %:	1.32	1.38
	As Fired Moisture, %:	50.00	45.43
	As Fired HHV BTU/lb:	4,300	5,338
	As Fired LHV BTU/lb:	3,509	4,545
	Flowrate lb/hr:	42,185	32,379
	H MBtu/hr, LHV:	148.02	147.15
	Ash + Lime Flow, lb/hr:	397	413
	Limestone lb/hr:	105	165

2	FD Fan
	Ambient Air lb/hr:	175,100	183,000
	Total Air Flow lb/hr:	175,100	183,000
	Temp oF:	80	80
	ACFM:	40,200	42,000
	dPress in WC:	52	52
	Theor Power Hp:	450	470
	Excess Air:	35%	44%

3	Bed
	Surface area, ft2:	873	873
	Heat trans., MBtu/hr:	29	30
	Bed Dia, ft:	0.00	0
	Bed Width, ft:	20.00	20.00
	Bed Length, ft:	19.10	19.10
	Temp F:	1,514	1,546

4	Vapor Space
	Temp F:	1,760	1,790
	Surface area, ft2:	650	650
	Heat trans., MBtu/hr:	12	12

	Velocity fps:	9.3	9.2
	Flowrate lb/hr:	217,000	215,100
	ACFM:	213,100	210,400

5	Boiler
	Gas Flow lb/hr:	217,000	215,100
	ACFM:	213,100	210,400
	Gas H MBtu/hr:	112.08	109.81
	Boiler duty, M Btu/hr:	73.89	73.07
	Steam Temp F:	825	825
	Steam Press (psia):	850	850
	Steam Flow lb/hr:	120,000	120,000
	Ash lb/hr:	100	100

	Consummables
	Limestone — lb/hr	105	165
	Ammonia-as aqueous, lb/hr	71	317
	Hydrated Lime — lb/hr	0	0

	Air Preheater/ SCAH
	Gas In Temp, F:	437	441
	Gas out Temp, F:	325	325
	Air Out Temp, F	269	262
	APH Duty., MBtu/hr:	7.00	7.00
	SCAH Duty, M Btu/hr:	0	0

7	Economizer
	Gas In Temp, F:	685	685
	Gas out Temp, F:	437	441
	H2O in Temp, F:	370	370
	H2O Out Temp, F	487	482
	Heat Trans., MBtu/hr:	15.75	14.99
	Ash lb/hr:	0	0

10	Baghouse
	flow, lb/hr	217,017	215,106
	ACFM	75,247	73,455
	Temp, F;	325	325
	moisture, wt%:	15.97%	12.68%
	H, MM Btu/hr	15.59	14.91
	Ash lb/hr:	294	306

11	ID Fan
	ACFM:	75,247	73,455
	Temp, F:	325	325
	SP, in H2O:	19	19
	BHP	341	333

12	Stack
	Gas Temp F:	334	334
	Gas Flow lb/hr:	217,017	215,106
	ACFM:	76,134	74,321
	Enthalpy MBtu/hr:	16.17	15.46
	Vol (dry)%O2:	5.5%	6.5%
	Wt% H2O:	16.0%	12.7%
Overall balance

Total energy Input, MBtu/hr HHV:		181.4	172.8
Boiler Duty, MBtu/hr:		128.5	128.5

Efficiency, %:		70.8	74.3
Rev 2 increase T out back to 325 F
THIS DOCUMENT CONTAINS CONFIDENTIAL AND PROPRIETARY INFORMATION DO NOT COPY OR DISTRIBUTE WITHOUT WRITTEN PERMISSION FROM EPI
     Preliminary For information only

EPI Energy Products of Idaho
4006 Industrial Ave. Coeur d’ Alene, Idaho 83814
	PROJ. MGR.	DATE	Idaho Energy Limited Partnership
PROCESS FLOW DIAGRAM (Customary U.S. Units)
ORIGNTR	BY	DATE	Ameresco
CHECKED	mlm	11/19/07	Savannah River
PROJ. ENG.			PROJECT	CODE	SHEET	OF	REV
filename	4 2 08	04/03/08	S07088	0201	1	1	2

Fluidized Bed Combustors	Page 1 of 3
Fluidized bed combustion systems use a heated bed of sand-like material suspended (fluidized) within a rising column of air to burn many types and classes of fuel. This technique results in a vast improvement in combustion efficiency of high moisture content fuels, and is adaptable to a variety of “waste type fuels. The scrubbing action of the bed material on the fuel particle enhances the combustion process by stripping away the carbon dioxide and char layers that normally form around the fuel particle. This allows oxygen to reach the combustible material much more readily and increases the rate and efficiency of the combustion process.
Bed Recycle System
The key to EPI’s dominance of the difficult waste fuel combustion market is our patented bed recycle system. EPI is the only company that offers uniform bed drawdown, integrated air cooling and automatic cleaning and reinjection of the bed material. This innovative feature enables EPI systems to operate on fuels with significant quantities of 4-inch minus noncombustible tramp material (contaminants such as rocks, metal. etc.). In grate style systems, tramp materials and ash slag can cause significant problems requiring a shutdown to correct. In other fluidized bed systems, tramp materials can build to the point that fluidization is no longer possible allowing clinkers to form. In these systems, a shutdown is usually also required to clean out the accumulation.
Complete and Efficient Combustion.
The turbulence in the combustor vapor space combined with the tumultuous scouring effect and thermal inertia of the bed material provide for complete, controlled and uniform combustion. These factors are key to maximizing the thermal efficiency, minimizing char, and controlling emissions. The high efficiency of a fluid bed combustor makes it particularly well suited to problem fuels with low BTU value and high moisture characteristics. EPI’s systems have consistently achieved high combustion efficiencies. In typical units, the carbon burnout percentages within the combustor are well in excess of 99 percent.
Waste Fuel Diversity
EPI systems have operated on fuels as diverse as agricultural waste, municipal solid waste, wood wastes, industrial and municipal sludges, plastic, tires and coal. Fluidized bed systems are also capable of efficiently combusting fuels of varying consistency. EPI units have demonstrated the ability to handle a variety of wastes within a single combustor. EPI’s San Joaquin Valley Energy Project units have logged operating time over 68 varieties of agricultural and urban wood waste. EPI’s patented bed cleaning system, which removes large non-combustible material from the bottom of the bed, allows EPI units to burn otherwise problematic fuels with a minimal amount of processing.

Fluidized Bed Combustors	Page 2 of 3
Low Emissions
Emissions from a fluidized bed unit are inherently lower than conventional technologies for the following reasons:
Low combustion temperatures and low excess air within the bed reduces the formation of certain emissions such as NOx.

High combustion efficiency results in flue gases that contain low amounts of CO.

Emissions such as SOx and NOx may be abated within the fluidized bed system by injecting limestone into the bed and ammonia into the vapor space.
These features of fluidized bed combustion, combined with EPI’s vast experience with a variety of fuels have allowed EPI units to comply with some of the most stringent air quality regulations in the country, including six operating plants in California. EPI units have consistently been accepted as the Best Available Control Technology “BACT” by environmental regulatory agencies.
Favorable Ash Properties
The high combustion efficiency of a fluid bed results in a reduced amount of inorganic material as fine ash. The remaining larger material consists mainly of non-combustibles, such as rocks, and wire brought in with the fuel, and coarse sand-like neutral particles. Low combustion temperatures in the fluidized bed minimize the formation of toxic materials that might go into the ash. Ash samples from EPI systems have consistently tested nontoxic, and in many instances the ash is being sold as input for other products such as cement.
Operating Flexibility
EPI’s fluidized bed systems have demonstrated the ability to operate under a wide range of load conditions. The thermal “flywheel” effect of the bed material allows swings in moisture and heating content of the fuel to be absorbed by the system without negative impact. Conversely, the low fuel inventory present in the unit makes it very responsive to varying loads. The fluidized bed also maintains efficiency during system turn-down. The operating flexibility demonstrated by existing EPI units has proven quite valuable for some of EPI’s customers allowing them to take advantage of utility incentive programs for generation that follows electric demand.
Low Operating Costs
The lack of moving parts in a fluid bed reduces maintenance costs and down time. EPI units have achieved operating availabilities above 98% and have kept operating costs relatively low given the difficult fuels they are burning.
Environmentally Sound Energy Production from Waste
Fluidized bed combustion is an environmentally favorable, proven technology for disposal of solid wastes and generation of energy. The combination of EPI’s vast experience in developing solutions for a wide variety of applications, with the favorable characteristics of

Fluidized Bed Combustors	Page 3 of 3
fluidized bed combustion make EPI the leader in providing environmentally sound waste disposal solutions.
Energy Products of Idaho
4006 Industrial Ave
Coeur d’Alene, Idaho USA 83815-8928
Phone (208) 765-1611 ~ Fax (208) 765-0503
Email: epi2@energyproducts.com
Copyright © 2008 Energy Products of Idaho
Last modified: April 3, 2008
*

Benefits of Fluidized Bed Combustion
Fluidized bed combustion systems use a heated bed of sand-like material suspended (fluidized) within a rising column of air to burn many types and classes of fuel. This technique results in a vast improvement in combustion efficiency of high moisture content fuels, and is adaptable to a variety of “waste” type fuels. The scrubbing action of the bed material on the fuel particle enhances the combustion process by stripping away the carbon dioxide and char layers that normally form around the fuel particle. This allows oxygen to reach the combustible material much more readily and increases the rate and efficiency of the combustion process.
Bed Recycle System
The key to EPI’s dominance of the difficult waste fuel combustion market is our patented bed recycle system. EPI is the only company that offers uniform bed drawdown, integrated air cooling and automatic cleaning and reinjection of the bed material. This innovative feature enables EPI systems to operate on fuels with significant quantities of 4-inch minus noncombustible tramp material (contaminants such as rocks, metal etc.). In grate style systems, tramp material and ash slag can cause significant problems requiring a shutdown to correct. In other fluidized bed systems, tramp material can build to the point that fluidization is no longer possible allowing clinkers to form. In these systems, a shutdown is usually also required to clean out the accumulation.
Complete and Efficient Combustion
The turbulence in the combustor vapor space combined with the tumultuous scouring effect and thermal inertia of the bed material provide for complete, controlled and uniform combustion. These factors are key to maximizing thermal efficiency, minimizing char, and controlling emissions. The high efficiency of a fluid bed combustor makes it particularly well suited to problem fuels with low Btu value and high moisture characteristics. EPI’s systems have consistently achieved high combustion efficiencies. In typical units, the carbon burnout percentages within the combustor are well in excess of 99 percent.
Waste Fuel Diversity
EPI systems have operated on fuels as diverse as agricultural waste, municipal solid waste, wood wastes, industrial and municipal sludges, plastic, tires and coal. Fluidized bed systems are also capable of efficiently combusting fuels of varying consistency. EPI units have demonstrated the ability to handle a variety of wastes within a single combustor. EPI’s San Joaquin Valley Energy Project units have logged operating time on over 68 varieties of agricultural and urban wood waste. EPI’s patented bed cleaning system, which removes large non-combustible material from the bottom of the bed, allows EPI units to burn otherwise problematic fuels with a minimal amount of processing.

Benefits of Fluidized Bed Combustion continued...	Page 2
Low Emissions
Emissions from a fluidized bed unit are inherently lower than conventional technologies for the following reasons:
•	Low combustion temperatures and low excess air within the bed reduce the formation of certain emissions such as NOx.

•	High combustion efficiency results in flue gases that contain low amounts of CO.

•	Emissions such as SOx and NOx may be abated within the fluidized bed system by injecting limestone into the bed and ammonia into the vapor space.
These features of fluidized bed combustion, combined with EPI’s vast experience with a variety of fuels have allowed EPI units to comply with some of the most stringent air quality regulations in the country, including six operating plants in California. EPI units have consistently been accepted as the Best Available Control Technology “BACT” by environmental regulatory agencies.
Favorable Ash Properties
The high combustion efficiency of a fluid bed results in a reduced amount of inorganic material as fine ash. The remaining larger material consists mainly of non-combustibles, such as rocks and wire brought in with the fuel, and coarse sand-like neutral particles. Low combustion temperatures in the fluidized bed minimize the formation of toxic materials that might go into the ash. Ash samples from EPI systems have consistently tested nontoxic, and in many instances the ash is being sold as input for other products such as cement.
Operating Flexibility
EPI’s fluidized bed systems have demonstrated the ability to operate under a wide range of load conditions. The thermal “fly-wheel” effect of the bed material allows swings in moisture and heating content of the fuel to be absorbed by the system without negative impact. Conversely, the low fuel inventory present in the unit makes it very responsive to varying loads. The fluidized bed also maintains efficiency during system turn-down. The operating flexibility demonstrated by existing EPI units has proven quite valuable for some of EPI’s customers allowing them to take advantage of utility incentive programs for generation that follows electric demand.
Low Operating Costs
The lack of moving parts in a fluid bed reduces maintenance costs and down time. EPI units have achieved operating availabilities above 98% and have kept operating costs relatively low given the difficult fuels they are burning.
Environmentally Sound Energy Production from Waste
Fluidized bed combustion is an environmentally favorable, proven technology for disposal of solid wastes and generation of energy. The combination of EPI’s vast experience in developing solutions for a wide variety of applications, with the favorable characteristics of fluidized bed combustion make EPI the leader in providing environmentally sound waste disposal solutions.

HD SERIES	Fire Tube / Water Tube Hybrid
Design

Fires on any liquid or gaseous fuel.
Sizes from 100 to 2500 horsepower
with pressures to 450 PSI.
The Only Boiler with the Recovery of a Watertube and the Thermal Reserve of a Firetube...
This model features an external furnace, which opens a whole new range for packaged boilers.
Inherently low heat release enhances firing performance to reach outputs and emissions requirements not possible with other shell type boilers.

Designed, constructed and stamped in accordance with the requirements of the ASME Boiler Codes.	Inspected and registered with the National Board of Boiler & Pressure Vessel Inspectors.

▪	Efficient 2-Pass Design

▪	Flexibility- Gas, Oil, Heavy Oil and Combination Gas/Oil

▪	ASME Code Constructed & Stamped for 15 PSI Steam/30 Water

▪	Registered with the National Board of Boiler Inspectors

▪	Competitively Priced, Easily maintained, Designed for Efficiency

▪	Large Furnace Volume for Ultimate Combustion Efficiency

▪	Unified Refractory Base Floor

▪	Steel Skids / Lifting Eyes

▪	Easy Access to fireside Surfaces

▪	Low Heat Release — 5 Sq. Ft./HP.

▪	Ample Waterside Cleanout Openings

▪	Fully Automatic Operations

▪	U.L. Listed, Forced Draft Burners

▪	Hybrid (Water/Fire Tube) Design

▪	U.L. Listed Controls & Trim
STANDARD FEATURES
Durability - Built in accordance with the ASME Code, the wet back design has proven to give much longer useful life cycles than dry back boilers.
Quality - Each unit is tested and inspected and registered with the National Board of Boiler and Pressure Vessel Inspectors.
Design - Hurst Boiler utilizes state of the art computer design techniques in every boiler. This accounts for accurate calculations of construction materials and optimum utilization of the boiler’s performance criteria.
Combustion - Hurst uses name brand burner components with proven reliability. Every unit is boiler/burner compatible and tested at the factory prior to shipment.
Standard Steam Trim
•	Operating & limit pressure control

•	Modulating pressure control (when appl.)

•	Water column with gauge glass probe type combination low water cut-off & pump control (not shown)

•	Probe type auxiliary low water cut-off with manual reset

•	Water column drain valve

•	Safety relief valve(s) per ASME Code

•	Steam Gauge
Standard Water Trim
•	Operating & limit temperature control

•	Modulating temperature control (when appl.)

•	Low water cut-off control with manual reset

•	Combination pressure, temperature gauge

•	Hot water return baffle for shock resistance

•	Safety relief valve(s) per ASME Code

•	Stack thermometer

The Hurst HD Hybrid Series combines the benefits of a watertube furnace along with a multi-pass firetube boiler vessel. The resulting efficiency of the Hybrid design is higher than conventional packaged boilers. This efficiency is achieved by superior utilization of the fuel’s radiant heat within the water-cooled furnace as well as the Hybrid’s balanced multi-pass firetube vessel resulting in low stack temperatures.
The HD Series will efficiently burn any liquid or gaseous fuel and is available from 100 to 2500 horsepower with pressures of 160-PSI hot water or 450-PSI steam.

Solid Fuel Fired Steam Boilers
Hurst Hybrid Series involves years of engineering and construction of the wood, coal, and solid waste fired fuel systems.

The Hybrid design combines the benefits of a watertube furnace along with a multipass firetube boiler vessel. The resulting efficiency of the Hybrid design is higher than conventional solid fuel boilers. This efficiency is achieved by superior utilization of the fuels radiant heat within the water cooled furnace as well as the Hybrid’s balanced multi-pass firetube vessel resulting in low stack temperatures. The Hybrid is adaptable to dry wood, wet wood, coal and an array of other waste fuels. Furthermore, the watertube furnace allows for efficient firing of auxiliary fuels (gas, fuel oil, and waste oil).
FEEDWATER DEAERATORS
WHY DEAERATE?
     The use of deaerators has long been used in power plants and water tube type boilers, primarily because they remove undissolved oxygen and raise the temperature of the feedwater. These advantages are important today for firetube boilers as well, due to higher capital investments.
     Operating costs can be reduced by recovering flash steam when returned by high temperature condensate. This feature also raises the feedwater temperature, thus requiring less boiler fuel to convert the feedwater to useable steam.
     Boiler tubes, condensate lines, and process piping have a much longer useful life by eliminating the pitting action of untreated water. This advantage alone justifies the cost of an “OXY-MISER” deaerator.
hurstboiler.com

P. O. Drawer 529	Represented by:
21971 Highway 319 N.
Coolidge, Georgia 31738
1-877-994-8778 (Toll Free)
(229) 346-3545 (Tel.)
(229) 346-3874 (Fax.)
e-mail: info@hurstboiler.com		Revised 07/03

Hurst Boiler & Welding Co., Inc.
Post Office Box 529
Coolidge, Georgia 31738

Phone: 229-346-3545	Fax: 229-346-3874
PROPOSAL NUMBER: 121807-300/150
300 HORSEPOWER / 150 PSIG DESIGN
WOOD WASTE FIRED STEAM BOILER
(10,350 POUNDS OF STEAM PER HOUR)
FOR
ESI, INC. OF TENNESSEE
1250 ROBERTS BOULEVARD
KENNESAW, GEORGIA 30144
ATTENTION: MR. JIM PITMAN, P.E.
JOB SITE: SAVANNAH RIVER

GENERAL SPECIFICATIONS
300 HORSEPOWER BOILER / 150 PSIG DESIGN

1.	Scope of Equipment:	300 Horsepower / 150 psig
Design Wet Wood Fired
Boiler to include:

- Deaerator
- Oil back-up burner
- Combustion air pre-heater
- Stack, 100’ free standing
- Recprocating floor, 6 section
- Cross-over conveyor with screen

2.	Fuel Requirements:	1 1/2" x 2 1/2" x 5/8" or less in size and 50% by weight or less in moisture content.

3.	Approximate Fuel Usage at Maximum Firing Rate:	3200 lbs. per hour based on 50% moisture content.

4.	Boiler Rating:	300 Boiler horsepower (10,350 lbs. of steam per hour from and at 212[o] f)

5.	Boiler Pressure:	150 psig design. Maximum recommended operating pressure is 135 psig

6.	Boiler Design:	High Pressure Hybrid (Fire Tube/Water Tube Design) Built in accordance with the ASME Code
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ESI, INCORPORATED.

1.1 ENGINEERING SERVICES
Hurst Boiler & Welding Co., Inc. will supply all required design and specifications for the proposed equipment.
Engineering will include:
1.	Boiler room/storage layout drawings for locating new equipment.

2.	Foundation details for proposed waste fired boiler based on 2000 PSF soil conditions.

3.	Assistance in completing and filing of boiler’s environmental emission permit.

4.	All required installation prints and specifications required to install the proposed equipment.

5.	Two (2) sets of operating and maintenance manuals.
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ESI, INCORPORATED.

1.2 SYSTEM START-UP
When installation is complete, Hurst Boiler & Welding Co., Inc. will start the equipment and train personnel on the proper maintenance and operation of the system to include:
1.	Check out of all system components to assure proper rotation, alignment, sequencing, function, etc.

2.	Start-up of the system to test operation of controls, conveyors and other related equipment.

3.	Adjustment of controls to provide efficient operation of all boiler functions

4.	Start-up of the equipment with mill personnel to familiarize them with proper operation and maintenance procedure.

5.	Hurst Boiler & Welding Co., Inc.’s personnel will be on site until all equipment is started-up and operating to the satisfaction of the Purchaser. Start-up services are a part of this proposal, and no additional charges will be billed to the purchaser for these services.

6.	Hurst Boiler & Welding Co., Inc. start-up personnel will be on site for a minimum of ten days.
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ESI, INCORPORATED.

2.1 WOOD FUEL GASIFIER
Substochiometric wood fuel gasifier to include:
1.	Metering bin / retort type underfed stoker complete with AC-type variable speed controller

2.	Cast-iron grates with angle and tee bars

3.	Substochiometric combustion air system to include:
•	Dual belt driven blowers with VFD, TEFC motor and OSHA belt guard

•	Zoned undergrate plenum.
4.	Gasification chamber casing to include:
•	Furnace front of 1/2" steel plate

•	Furnace sides and rear of 1/4" steel plate reinforced with angle and channel irons
5.	Chamber lining of:
•	9" refractory wall, and radiant arch with a service temperature of: 3000F

•	2" “M” block, service temperature of: 1900F

•	2" mineral wool, service temperature: 1200F
6.	Two air cooled observation ports with heat shields and tinted site glasses

7.	Two cast iron overfire access doors with heat shield and lockable handles

8.	Undergrate access doors

9.	Skids and support assembly.
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ESI, INCORPORATED.

2.2 WOOD GAS BURNER
For the combustion of fuel gas Hurst Boiler & Welding Co., Inc. will furnish:
1.	Combustion air system to include:
•	Belt driven blower with VFD, TEFC motor and OSHA belt guard

•	Prefabricated combustion air duct work for interconnection of blower to zoned air port plenum.
2.	Combustion chamber casing complete with the following:
•	Casing of 1/4" steel plate with inlet and outlet flanges

•	Angle and channel iron reinforcement
3.	Chamber lining of:
•	9" refractory wall, and radiant arch with a service temperature: 3000F

•	2" “M” block, service temperature: 1900F

•	2" mineral, wool, service temperature: 1200F.
In addition, one #2 oil fired burner, rated same as boiler, will be provided.
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ESI, INCORPORATED.

2.3 PRESSURE VESSEL
Hurst Hybrid boiler with extended waterwall radiant section designed for efficient heat recovery from solid fuel combustion. Unit built in strict accordance with the ASME Code and stamped, and rated at no less than 6.5 square feet of heating surface per boiler horsepower.
1.	The generator (firetube) section includes:
•	Front and rear smoke boxes complete with twin hinged air tight doors. Doors internally insulated and incorporate abrasion resistant shield on the interior of the doors.

•	Steam, water inspection and blowdown openings.

•	Lugs for connecting support structure.
2.	The radiant (watertube) section includes:
•	1/2" front plate and rear plate.

•	Support assembly for attaching to combustion chamber casing.

•	Blowdown openings on each lower drum.

•	Flanged inspection openings on the end of each drum.
3.	Both the generator and radiant sections of the Hybrid boiler are insulated with 2” of high density fiberglass and clad with 22 gauge “Paint-Grip” zinc coated steel jacket material and galvanized screws for attachment and joining
4.	Pressure vessel manufactured by Hurst Boiler & Welding Co., Inc. and guaranteed to be free from defects in materials and workmanship for a period of one year.
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ESI, INCORPORATED.

2.4 BOILER TRIM AND LIMIT CONTROLS
1.	Relief valves per ASME Code
2.	Boiler bottom blowdown valves
•	Two (2) in generator section, quick-opening

•	Two (2) in radiant section, quick-opening

•	One (1) slow opening
3.	Surface blowdown valves consisting of one (1) needle and one (1) check

4.	Main steam valving to include: angle non-return, pp spool and gate per ASME.

5.	Steam line necessary for the installation of the steam flow transmitter, approximately 20'

6.	Chemical feed valves consisting of one (1) gate and two (2) check valves

7.	Steam pressure gauge with pigtail and gauge cock.

8.	Boiler feedwater valving to include: globe valve, two (2) check valves and stop valve.

9.	Low water limits:
•	Primary: Probe type with tricocks, gauge glass and pump controller

•	Secondary: Probe type. (Probe type high water cut-off)
10.	Pressure limits include:
•	Opening limit

•	High pressure limit

•	Low pressure limit

•	4-20 milliamp pressure transmitter for fuel feed /combination air modulation.
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ESI, INCORPORATED.

11.	Blowdown separator built in accordance with the ASME Code to include:
•	Blowdown inlet (screwed)

•	Drain (flanged)

•	Vent (flanged)

•	Exhaust stack (flanged) to vent above building roof line.
12.	Access platforms, ladders and one set of stairs will be provided to access:
•	Rear smoke box

•	Water column

•	Feedwater valve train

•	Main steam valving

•	Induced draft fan
13.	Soot blowers, fixed zone, air with necessary piping, header and valving.

14.	Necessary pipe and fittings for the installation of the above trim.

15.	Steam flow meter with totalizer and transmitter.
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ESI, INCORPORATED.

2.5 POLLUTION CONTROL AND INDUCED DRAFT EQUIPMENT
HURST BOILER & WELDING CO., INC. GUARANTEES THIS PLANT NOT TO EXCEED THE EMISSION RATE OF .3#/ MILLION BTU INPUT OR MEET STATE EPA STANDARDS, WHICHEVER IS GREATER.
Pollution control and induced draft system provided for each boiler consisting of:
1.	Flanged breeching, prefabricated of angle iron reinforced 3/16” steel plate for routing flue gas from boiler to multi-clone

2.	Combustion air preheater, vertical configuration, oversized to include
•	Collection hopper with flanged inlet, outlet and access door

•	Rotary airlock ash discharge valve with drive
3.	Dry mechanical multiple cyclone flyash arrestor with 9” diameter clones to include:
•	Collection hopper with flanged inlet, outlet and access door

•	Rotary airlock ash discharge valve with drive
4.	Flyash conveyor to transfer flyash to boiler room exterior

5.	Flanged transition of angle iron reinforced 3/16” steel plate for routing flue gas from multicyclone to induced draft fan

6.	Centrifugal type induced draft fan designed for combustion air service complete with:
•	Pillow block roller bearings (located outside hot gas stream)

•	Heavy duty shaft with heat slinger

•	Variable frequency drive

•	TEFC motor, belt drive and OSHA belt guard
7.	Ground mounted induced draft fan and 100’ self-supporting stack with EPA stack test ports.
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ESI, INCORPORATED.

2.6 DEAERATING BOILER FEEDWATER SYSTEM
Deaerating boiler feedwater system, 22mpph to include:
1.	12' support structure

2.	Factory insulation and jacketing

3.	Boiler feedwater pumps, two each for proposed boiler to include:
•	Electric motors

•	Variable frequency drive

•	Suction manifold

•	Pump suction piping, isolation valving and strainers

•	Pump discharge manifold with isolation valving and pressure gauges
4.	Water gauge glass set, pressure gauge and thermometer

5.	Over flow trap

6.	McDonnell Miller high and low water switches

7.	ASME safety relief valves

8.	Vent and vacuum breaker

9.	Steam pressure reducing valve, Fisher pneumatic globe valve

10.	Freshwater make-up valve, Fisher pneumatic globe valve

11.	Tank drain valve
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ESI, INCORPORATED.

2.7 WOOD FUEL RECEIVING AND SYSTEM
Hurst Boiler & Welding Co., Inc. will provide one fuel storage facility to include:
1.	Six section reciprocating floor to include:
•	Hydraulic cylinders

•	Hoses and fittings
2.	Concrete imbediment for mounting hydraulic cylinders

3.	Hydraulic power unit with reservoir and valve block

4.	Vibrating cross-over conveyor with fuel screening section

5.	Incline chain conveyor
•	WD110 chain

•	UHMW ware plate

•	Shafts, sprockets, bearings and drive
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ESI, INCORPORATED.

2.8 ELECTRICAL CONTROL SYSTEM
An integrated control system housed in a free standing, pre wired panel for automatic operation will be provided for each boiler to include:
1.	Control Panel
•	NEMA 12 control enclosure

•	Enclosure prefabricated of 10 gauge plate

•	Primed and painted interior and exterior.
2.	Main disconnect

3.	Control voltage transformer

4.	Cooling as required, air to air exchanger

5.	Allen Bradley MicroLogix / 1756 System processor

6.	Power supply Rack Communication modules

7.	Input and output modules

8.	Allen Bradley RS View runtime package to represent system required parameters and variables running on a desktop computer. Operator interface is through this interface.

9.	Allen Bradley PowerFlex 70 and 700 480v variable frequency drives

10.	Input line reactors

11.	DeviceNet communication to processor

12.	Variable frequency drives will be provided for:
•	Metering bin drive

•	Underfire combustion air fan

•	Overfire combustion air fan

•	Induced draft fan
13.	Local motor disconnects are provided at each motor
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ESI, INCORPORATED.

14.	Control enclosure is completely wired, shop tested and Includes terminal strip terminations, ready for connection to field devices

15.	Control system incorporates equipment mounted, 4-20 milliamp transmitters for controlling/monitoring:
•	Steam flow

•	Steam pressure

•	Boiler water level

•	Furnace temperature
16.	Limits and Alarms:

•	Primary boiler low water	Limit/Alarm	Automatic Reset

•	Secondary boiler low water	Limit/Alarm	Manual Reset

•	High water cut-off	Limit/Alarm	Automatic Reset

•	Low boiler steam pressure	Alarm	Automatic Reset

•	High boiler steam pressure	Limit/Alarm	Automatic Reset

•	Low draft (Furnace)	Limit/Alarm	Automatic Reset

•	High temperature (Furnace)	Limit/Alarm	Automatic Reset
17.	A separate feedwater pump panel will be provided for the proposed feedwater pumps to include motor controls
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ESI, INCORPORATED.

3.1 INSTALLATION SERVICES
To be installed by others than Hurst Boiler
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ESI, INCORPORATED.

SAVANNAH RIVER PROJECT
CONDENSING / EXTRACTION
TURBINE GENERATOR SET
ADVANCED POWER PRODUCTS
PROJECT 10167 Rev 2
March 26, 2008

1. Turbine general description

The machine is an extraction-condensing multistage steam turbine, model TMCE 25000A manufactured by TGM Turbines. The machine is provided with a horizontally split casing. The top portion has a built-in block with independent steam control valves, directly actuated by independent hydraulic servo-motors, which provides excellent speed stability and part load performance.
There are two emergency trip valves, one installed at upper casing steam block and the other is supplied loose to be installed in the client’s extraction steam line. Both are hydraulically actuated.
The rotor consists of 01 control wheel and several stages which designed to meet the stated performance. Wheels and shaft are made of a single and integral forged steel piece. The shaft rests on tilting pads type radial and axial bearings.
The rotor assembly includes a balance piston, which compensates the axial forces acting on the rotor by using the steam exhaust pressure to reduce the axial thrust. Labyrinth seals provide the sealing.
The turbine is provided with thermal insulation and lagging in steel plates.
A sound enclosure can be provided over the turbine and gear to the reduce noise level below 85 dba.
The turbine and speed reducer is furnished on a common baseplate.
The complete lube oil system including the AC auxiliary oil pump, DC emergency oil pump, dual oil coolers, dual oil filters, and oil reservoir are provided on a separate skid, The main oil pump is shaft driven off the low speed side of the gear.

2. Turbine Technical Information

Operating Conditions

Turbine model	TMCE 25000A
Load point	1	2	3
Power at generator output	18,700	17,000	8,180	KW
Inlet pressure	850	850	850	Psia
Inlet temperature	825	825	825	º F
Throttle flow	240,000	240,000	240,000	Lb/h
Extraction pressure	385	385	385	Psig
Extraction flow	80,000	100,000	195,000	Lb/h
Exhaust pressure	3.3	2.7	1.5	“HgA
Exhaust flow	160,000	140,000	45,000	Lb/h
Turbine speed	6000	6000	6000	Rpm
Generator speed	1800	1800	1800	Rpm
Tolerance	1	—	—	%
Rotation direction – turbine: Counter Clockwise
1)	Rotation direction seen from turbine to generator

2)	Gearbox efficiency (approx.): 98,5% Generator efficiency 97,6% (approx. WEG)
The above guaranteed performance is given with a tolerance of 1%, with all control valves completely open, all blades free from scaling and cooling equipment with all cooling surfaces free from deposits, in accordance with the rules of TGM procedure IT-AT-004_r1 of 07/01/2005 based on ASME PTC 6.

Turbine Materials
Steam chest	ASTM A 217 WC1
Turbine Casing	ASTM A 217 WC1
Exhaust casing	ASTM A 516 Gr.60
Rotor (integral)	SAE 4340
Nozzles	AISI 420
Blades	AISI 420
Internal parts of valves	SAE 4340
Bearing lining	Babbitt (white metal)
Steam piping / Oil piping	ASTM A 106 / AISI 304 (*)

(*)	Oil piping will be supplied in SS for pressure and return lines
Design parameters
Based on IEC standard, publishing 45:
Inlet steam pressure: 880 psig
Inlet steam temperature: 839,4 ºF

Steam connections (turbine flanges)

	Inlet	Extraction	Outlet
DN (in)	10	10	95 X 38
PN (psi)	900	600	30
Norma	ANSI B 16.5	ANSI B 16.5	—
Direction	Right - Downwards (*)	Up or Down	Up or Down

(*) Seen from the turbine to the generator
Turbine protection system
The TGM trip valve for the TM turbine is provided with a special device that allows for testing the valve during the turbine operation in compliance with the API 612 standard. The trip valve will actuate whenever one or more conditions below occur:
▪	Overspeed (mechanical / electronic)

▪	3-way solenoid valve (electric)

▪	Manual trip

▪	Excessive radial bearings vibration

▪	Excessive axial displacement

▪	High bearing metal temperature
Turbine governing system
By electronic Governor Woodward 505E, NEMA D, which operates via current- to- pressure converter on the steam control valve servo-motors. The system includes:
Woodward 505 E governor
Woodward CPC (2)
Servo-motors by TGM
Magnetic pick-ups (3)
Noise Level
Approximate noise level for turbine and gearbox is 96db (A) ± 2, for measurements at 1 meter of distance, not taking into account environmental conditions, based on ISO 3740 and VDI 2159 standards. Sound enclosure for turbine and gearbox is proposed as an option (See commercial offer)
Vibration Limits
As per ISO 10816 Standard, part 3 – group 1 – zone A/B, level below 2.3 mm/s for rigid support or 3.5 mm/s for flexible support

3. Gearbox, Turning Gear and Couplings

Gearbox

Type	Parallel shafts, horizontally split casing
Input power	19240 kW
Input/Output speed	6000/1800 rpm
Gearing type	Double-helical
Teeth	Case hardened and grounded
Bearing	Babbitt
Casing	Cast iron
Service Factor (AGMA)	1.3

Turning Gear
Type	Electric
Power	15 kW (approx.)
Engage / disengage	Manual / automatic

Couplings

High Speed

Type	Disk
Speed	6000 rpm
Lubrication	Not required
Protection	SAE 1020 plate

Low Speed

Type	Rigid
Speed	1800 rpm
Lubrication	Not required
Protection	SAE 1020 plate

     4. Hydraulic System

Main oil pump

▪ Type	Worm
▪ Oil pressure	10 kgf/cm [2]
▪ Driven by	Low speed gearbox shaft
▪ Oil specification	ISO VG 68

Auxiliary oil pump

▪ Type	Worm
▪ Oil pressure	10 kgf/cm [2]
▪ Driven by	Electric motor
▪ Current type	A/C
▪ Frequency	60 Hz
▪ Speed	1760 rpm
▪ Configuration	B 3
▪ Protection	IP 55

Emergency oil pump

▪ Type	Gear
▪ Oil pressure	1,5 kgf/cm [2]
▪ Driven by	Electric motor
▪ Current type	DC
▪ Speed	1800 rpm

Oil cooler duplex (Standard TGM)

▪ Cooling water temperature inlet (max.)	86 ºF (*)
▪ Cooling water temperature outlet	95 ºF
▪ Oil inlet temperature	140 ºF
▪ Oil outlet temperature	113 ºF
▪ Pressure drop	4 psig
▪ Cooling water pressure	100 psig

(*)	To be confirmed by the customer

Materials

▪ Tubes	AISI 304
▪ Tubes sheets	ASTM A 285 Gr. C
▪ Water chamber	ASTM A 285 Gr. C
▪ Casing	ASTM A 285 Gr. C

Hydraulic system – continuation
Oil filter (lubrication and control) – Turbine

▪ Type	Duplex
▪ Strainer mesh	25 µm
▪ Pressure drop	0,2 kgf/cm [2]
▪ Strainer material	Stainless steel
Oil tank

▪ Oil type	ISO VG 68
▪ Material	Structural steel (carbon steel)
OBS.: Oil tank and lube oil system to be supplied separate from the turbine and gearbox baseplate.
Lube oil system to be mounted together with oil tank. Oil coolers will be positioned under the oil tank.

5. Instrumentation

All variables, according to the list of instruments below, will be indicated through a local panel to be installed beside the turbine.
Panel and indicators to be provided by APP. Instruments listed under column “LC = LOCAL” to be provided by TGM.

Measurement points	QT	LC	PA	AL	TR
Governing system
Woodward governor 505 E	1		X
CPC	2	X
Magnetic Pick-ups	3	X
Steam System
Inlet steam pressure	1	PIT	PI
Wheel chamber pressure	1	PIT	PI
Extraction pressure	1	PIT	PI
Exhaust pressure	1/1	PIT/PS	PI	H	HH
Inlet steam temperature	1	TE	TI
Extraction temperature	1	TE	TI
Exhaust steam temperature	1	TE	TI
Lubrication system
Pressure after oil pumps	1	PIT	PI
Oil pressure at gearbox inlet	1	PI
Lubrication oil pressure	1/1	PIT/PS	PI		LL
Differential pressure in the oil filter	1	DPS		H
Oil temperature before the oil cooler	1	TI
Oil temperature after the oil cooler	1	TE	TI	H
Turbine bearing metal temperature (RTD Pt 100)	4	TE	TI	H	HH
Gearbox bearing metal temperature (RTD Pt 100)	4	TE	TI	H	HH
Control System
Impulse oil pressure	1/1	PIT/PS	PI	L
Control oil pressure	1	PIT	PI
Others
Manual trip	1	HV	HS
Turbine trip indicator	1	ZS	ZI	X
Turbine speed	1	SE	SI		HH
Auxiliary oil pump motor (on-off)	1		HS
Oil tank low level	1	LE	LI	L
Electronic overspeed system	1	SE	SI	H	HH
Radial vibration probes – turbine	4	VE	VI	H	HH
Radial vibration probes – gearbox	8	VE	VI	H	HH
Radial vibration probes — generator	4	VE	VI	H	HH
Keyphasor	1	ZE	ZI	H	HH
Axial displacement – turbine (probes by TGM)	2	ZE	ZI	H	HH
Remark:
1) Pressure/temperature transmitters, electric motors and magnetic pick-ups will be UL listed. CPC, RTD’s, cables, cable trays, conduits, junction boxes and further instruments/accessories will be supplied as per TGM standard.

Instrumentation (Continuation)
Legend
AL: Alarm
PS: Pressure switch
DPS: Differential pressure switch
TR: Trip
HS: Manual Key
LC: Local
LI: Level indicator
LT: Level transmitter
PA: Panel
PI: Pressure indicator
PIT: Pressure transmitter
L: Low signal
LL: Very low signal
SI: Rotation indicator
SE: Rotation sensor
TE: Temperature sensor
TI: Temperature indicator
VI: Vibration indicator
VE: Vibration sensor
VT: Vibration transmitter
ZE: Displacement sensor
ZI: Displacement indicator
ZS: Limit switch
H: High signal
HH: Very high signal
HV: Hand Valve
Instruments Voltage

Function	Voltage	Frequency	Observation
Safety	125 Vdc
Auxiliary for control panel	220 Vac	60 Hz
Instrumentation	24 Vdc
Direct current	24 Vdc
Auxiliary pump	220/380/440 Vac	60 Hz
Emergency pump	125 Vdc
OBS.: All voltages indicated above are generic. The customer shall confirm them all later on.

6. Switchgear & Controls
Medium Voltage Switchgear

Section #1 - Generator Section
1	Vacuum Breaker Element, 1200A 15kV 500mVA
1	Vacuum Breaker Compartment,1200A 5kV
1	Vacuum Breaker MOC/TOC Switch
1	Generator Voltage Transformer Drawout Tray
1	Generator Control Transformer Drawout Tray
1	Section, indoor vertical section
1	Section, main copper buswork
2	Voltage Transformers
1	Control Power Transformer, 3kVA
3	Current Transformers

Section #2 - Bus VTs
1	Bus Voltage Transformer Drawout Tray
1	Section, indoor vertical section
1	Section, main copper buswork
2	Voltage Transformers

1	Set, space heaters and cabinet lamps
1	Set, breaker standard accessories
1	Sets, control wire, wiretags, terminal blocks, fuses

Surge Cabinet

1	Vertical housing NEMA 4 Stainless Steel
3	Lightning Arrestors
3	Surge Capacitors
1	Space Heater
1	Cabinet Lamp
1	PT drawout tray
1	CPT drawout tray
3	voltage transformers
1	control transformer

Neutral Grounding Resistor

1	NGR, 400A 10 Second, NEMA 4 Stainless Steel enclosure
3	Differential Current Transformers

Turbine / Generator Control Panel

NEMA 4 Stainless Steel vertical section w/vortex air cooler &
1	temperature controller
1	Woodward 505 Governor
1	Woodward SPM-D11/LSXR Synchronizer
1	Woodward Protech 203 Electronic Trip
1	Basler DECS-200
1	GE SR-489 Multilin Generator Protection Relay
1	Lot, Test Blocks
1	Synchroscope
1	Lockout Relay
16	Auxiliary Relays
1	Lot, Control Switches
1	Lot, Relay Surge Suppressors
1	Space Heater
1	Thermostat
1	Interior Light
1	Interior Light Switch
1	Switch — Generator Circuit Breaker Trip/Close
1	Switch — Governor Speed Lower/N/Raise
1	Switch — AVR Voltage Lower/N/Raise
2	24VDC Power supply-20A (redundant)
1	Lot, Wire, Terminal blocks, fuses, fuseblocks
1	Lot, commissioning spare parts
1	Lot of Nameplates & Engraving
1	Lot of Pilot Lights & Pushbuttons
1	Lot of Meters (KW/Kvar/V/A, Frequency etc...)
1	Lot, miscellaneous controls, etc
PLC Control Material
1	ControlLogix Processor, 64 MB CompactFlash (1756-L61))
1	Backup Battery, (1756-BA1)
1	ControlLogix Chassis, 17 slot (1756-A17)
1	Controllogix Power supply, 75 Watts (1756-PA75/C)
1	Prosoft Modbus Interface Card (MV156-MCM)
1	Ethernet Interface Card (1756-ENBT)
1	16-Channel Analog Input, single ended (1756-IF16)
3	6-Channel RTD Input (1756-IR61)
1	16-Input Card, AC (1756-IA16)

2	16-channel input Card , DC (1756-IB16)
3	16-Relay Output Card, Isolated (1756-OW161)
8	Removable Terminal Block, 36 point (1756-TBCH)
4	Removable Terminal Block, 20 point (1756-TBNH)
4	Extended Housing Terminal Block (1756-TBE)
2	DH-485 Interface Module (1761-NET-AIC)
1	PanelView+ 1000 w/Ethernet (2711P-T10C4A2)
1	RSViewME Software for HMI (9701-VWSTMENE)
1	Miscellaneous Communications Cables for HMI & PLC
1	Industrial Network Switch (Hirschmann RS2-4TX/1FX)

Bently Nevada

1	19" Rack, 14 slots (P/N 3500/05-01-00-00-00)
1	Rack Interface Module (P/N 3500/20-01-02-00)
1	Rack Power Supply, 120VAC & 24VDC (P/N 3500/15-01- 04-00)
1	Keyphasor Module (P/N 3500/25-01-01-00)
5	Proximity/Seismic Monitor Module (P/N 3500/42-01-00)
2	4-Channel Relay Module (P/N 3500/32-01-00)
1	Communication Gateway, Modbus RS-485 (P/N 3500/92- 02-01)
1	3-Channel Overspeed Protection System (P/N 3500/53- 03-00)
DC Emergency Oil Pump
Starter for emergency oil pump
Batteries a charger for DDC emergency oil pump

7. GENERATOR
GENERATOR 23125 kVA/ 13800 V/ 1800 rpm
Three phase synchronous generator, industrial type, with BRUSHLESS excitation system, electronic voltage regulator, with welded steel frame, 1040/45 steel shaft, class “F” insulation (155ºC), sleeve bearings, CW and CCW rotation; manufactured according to ABNT and IEC standards, having the following characteristics:

Quantity	: 01
Model	: SSW 1000
Frame	: 1000
Output	: 23125 kVA
Poles/ Nominal speed	: 04 / 1800 rpm
Over Speed	: 20%
Voltage	: 13800 V
Frequency	: 60 HZ
Power factor	: 0,80
Protection degree	: IP-54
Cooling system	: Totally enclosed - 2 X 65% water-air cooled
(CACW)
Mounting	: B3 (Horizontal)
Environment	: 40OC and 1000 m
Duty	: S1
Insulation class	: F
Temperature rise	: 80OC
Bearing type	: Sleeve Bearing

ACCESSORIES INCLUDES:
-(06) Winding temperature detector (02 per phase): PT-100
-(02) Bearing temperature detector (01 per bearing): PT-100
- Space heaters, 220 V, 600 Watts;
- Oil Flow Sight-Viewer
- Water Flow Viewer
- Water Flow detector in the water inlet (heat exchanger)
- Water leakage detector
- Water temperature detector inlet and outlet: PT-100
- Air temperature detector inlet and outlet: PT-100
- Grounding Brush
- Neutral connection box
- Air water cooling system, two heat exchangers for each generator.
- Water leakage detector
- Bently Nevada Probes (DE + NDE bearings). Installed by WEG but supplied by steam turbine manufacturer.
GENERAL INFORMATION:
APPLICABLE STANDARDS:
The machines are designed, manufactured and tested according to standards ABNT, NEMA, IEEE, IEC and DIN, where applicable. Specifically we can mention:
NBR 5110 — Cooling methods.
NBR 5052 — Synchronous machines.
NBR 5117 — Synchronous machines.
ISO 1940 — Balancing quality.
VDE 0530 — Turning electrical machines.
NEMA MG-1 Part 32 and 33 — Synchronous Generators.
GENERAL CONSTRUCTION:
An alternating-current generator consists essentially of a magnetic circuit, dc field winding, ac armature winding and mechanical structure, which includes cooling and lubrication. The magnetic circuit and field windings are arranged in certain way that, as the machine spins, the magnetic flow linking the armature windings changes cyclically, and for this reason induces alternate voltage in armature winding.
There are many possible geometrical arrangements for these elements, and each one with its own advantages. Usually the salient pole construction is used for low speed rotors such as the ones used in diesel an hydroelectric power stations, and the cylindrical rotor machine for steam-turbine driven generators. WEG’s standard for high-speed application is the cylindrical rotor type because of the lower centrifugal forces created, and also because it lessens/eliminates some harmonics and high frequency interference with other equipments.
FUNCTIONS:
The mechanical and electrical characteristics as well as the performance of an electric generator are a consequence of the magnetic circuit design. Because output results from the interaction between current-carrying armature conductors, the air-gap flux and it is proportional to their product, when designing the magnetic circuit WEG design provides the correct space for the windings and the right path for the magnetic flux.
DESIGNING THE MAGNECTIC CIRCUIT:
The right design of the pole pitch and the number of poles assures always the best path for the circuit. As the number of poles decreases, the restrictions in space available in the rotor result in most of the magnetic circuit dimensions being a smaller proportion of the pole pitch. The armature slot width is determined principally by the insulation thickness required for the machine voltage and is commonly such that the resulting total copper width per slot is 40 to 60% of the slot width.
MATERALS AND LOSSES:
To reduce Foucault currents caused by variations of the air gap flux density, and also to reduce losses in the rotor pole faces, WEG selected the cylindrical type rotor instead of the high stressed salient pole machines. Always when this type of pole is used we notice the air gap is relatively large and the losses decrease to acceptable values. Most salient-pole machines on the other hand, have smaller air gaps relative to the armature slot widths.
To improve the good characteristics of the cylindrical-pole configuration, our design also use laminated poles. We can use one-piece laminations or segmental laminations, depending on the machine size and the available widths of the electrical sheet of steel. Mostly WEG uses 3.5% silicon electrical sheet steel in 0.014 to 0.025 in thickness. This sheets are stamped at WEG, because quality and grain orientation. The correct finishing includes polishing and painting of each individual sheet. During testing, when submitted to high flux densities the advantages of this construction come to view in the general efficiency.
PERFORMANCE:
The field current required for a particular load condition is determined by the magnetic circuit in conjunction with its armature and field windings. This is calculated during design by evaluating the flux densities and the corresponding ampere-turns in all parts of the magnetic circuit. After the machine is built, the magnetic characteristics are shown in the performance report.
FRAME:
WEG’s electric generator’s frames are built entirely using steel sheets and MIG welded profiles. It’s well known by its strength and mechanical resistance. It can be manufactured in many different arrangements, and the most usual ones are B3 (with terminal boxes placed sideways) or D5 whose characteristics include pedestal bearings and terminal box located at the bottom of the generator, inside air outlet.
CLASSES OF INSULATION:
To assure long electrical/overall life, the temperature of operation should never surpass the insulation class temperature of the materials used in the generator construction.
As result, the table below shows standard temperatures for the most common classes used for this size of generators:

Insulation Class	Temperature Class	Temperature rise ºC
F	155ºC	105ºC max (or 80ºC)
ARMATURE WINDING INSULATION:
As standard armature voltages can vary from 220 up to 18,000 V, it is necessary to ensure the appropriate amounts of turn-turn and turn-ground insulation used to withstand different situations, such as steady state or transients. In low voltage systems the turn-turn insulation may be applied directly to the conductor as a film. In higher voltages it is necessary special methods to prevent corona effects.
Despite of this recommendation, WEG assures all equipment here manufactured use the same treatment, which consists in Vacuum and Pressure Impregnation.

IMPREGNATION WITH VARNISH:
After winded both stator and rotor are submitted to deep vacuum varnish impregnation (VPI), which fills completely all existing remaining gaps. We use polyester varnish, and it assures an insulation class F (or superior) with temperature class of 155ºC (337ºF).
COOLING SYSTEM:
Heat generated by internal losses must be exhausted to keep the internal temperature stable and under standard values. Usually heat is transferred directly to air and this air can either be cooled in a closed circuit by an outside water or air-cooling system (indirectly cooling system) or can be exhausted (directly cooled system). In the first case, a closed circuit, there is no possibility of debris formation on the coils, as it may occur in the second case.
WEG manufactures generators for both applications with a protection degree of IP-23 (open) or IP-54/55/65 (closed).
Stators are frequently cooled by blowing air over the coil ends and through radial channels in the armature core. The channels are normally in the range of 6 up to 8mm wide, with spacing between each other of about 50mm, but they may be omitted entirely on machines with short core lengths.
MECHANICAL COMPARISON BETWEEN SALIENT POLE AND PLAIN POLE ROTORS:
The field configuration, salient pole and plain pole rotors distinguish two fundamental variations in the mechanical construction. In most but the smallest modern alternators and in some ac brush less exciters, the field is the rotating element, and the armature is the stationary element (stator). Salient pole construction, where the field windings are on pole pieces attached to a rotor body, is used on slower speed machines, 1200 rpm and lower, because of it’s relatively lower cost. Plain pole construction, where the field windings are inserted in axial slots in a cylindrical rotor body, is used on essentially all 2 poles and on the larger 4 pole machines, because it minimizes the problems of fitting salient poles to the rotor body, which in such high-speed machines become non-practical and too risky. The fundamentals of stator core and winding construction for these two types of design are the same, but as far as the mechanical behaviour and life expectancy is concerned the plain pole cylindrical rotor is superior.
BEARINGS:

Smaller AC generators can be furnished with ball anti-friction bearings when the load and speed are not critical and operate very well as long as a preventative maintenance program is followed.
However, the majority of the AC generators are supplied with oil-lubricated babbitted bearings. For horizontal shafts these are self-contained ring-oiled bearings when design conditions permit.
At higher shaft peripheral speeds and higher bearing loadings ring-oiling is supplemented with forced circulation of external cooled oil. The rings may be replaced by an external source, such as the same lubricating system used by the turbine, or WEG can supply a self-sustained lubrication system.
Lead base babbitted bearings are commonly used for journal bearings, although tin-base babbitt may be employed in heavy-duty applications.
All bearings have an electrical connection to the ground to isolate electrical currents.
SPACE HEATERS:
To avoid water condensing inside generator, this equipment is built with an electrical resistance that can be powered from any typical 240 VAC outlet. This way it can be stored for a long time, as long as the heater is on.
BALANCING:
The standard mechanical balancing adopted by WEG is stated by ISO 1940, which defines the possible grades, N (Normal), R (reduced) or S (special). Our Quality Control does not allow any rotor to continue in the manufacturing process chain if it reached a degree above R 2,5 (Reduced).
For this reason we can assure a long reliable life, and low bearing wear, as well as no vibration is transmitted to other related machines.
COATING:
All generators have its internal and external surface treated with steel debris blasting until it reaches the cleanness degree Sa 2.1/2.
First coating is applied using polyamide epoxy 35 – 40 microns thick.
Finishing consists into two polyamide epoxy coatings, each one 70-80 microns thick, with standard colour Medium Blue RAL 5007.

The coating process is designed to allow the machine to be installed in regular-aggressive acid atmosphere with good resistance to alkaloids and humidity, typical for Sugar — Alcohol distilleries, Paper, Wood or related industrial processes, etc...
QUALITY INSPECTION:
All Manufactured generators are factory thoroughly tested. There is a standard testing procedure, and it is completed with no exceptions.
Special tests can be performed with or without witness/inspection, but it should be agreed between buyer and seller before the PO is placed so it can be scheduled in advance. Any changes after that may affect final price, delivery time, and the chronology established when the unit is being manufactured. Such chronology is very important due to the available time in the testing lab, as all products are tested, and some of them have a specific deadline to be followed.
ELECTRONIC/MICROPROCESSED VOLTAGE REGULATOR:
The main purpose of the voltage regulator is to keep a steady output voltage at any load condition. It may include functions such as allowing synchronization with other generators and/or power utilities, allowing power factor correction, and allowing reactive power compensation throughout the capability curve.
WEG uses an electronic and high-speed micro processed voltage regulator in order to assure such flexible operation.

8. Summary of Supply
▪	TGM extraction/condensing steam turbine model TMCE 25000A for generator drive

▪	Gearbox, parallel shafts, single stage, double helical type with tuning gear, s.f.= 1.3

▪	High/Low speed couplings with coupling guards

▪	Complete oil unit for turbine, gearbox and generator including mechanical oil pump, auxiliary lube oil pump, emergency oil pump, twin oil filters, twin oil coolers, oil reservoir, and oil vapor extractor. Provided on skid.

▪	Common baseplate for turbine and gearbox

▪	CPC (2) + Magnetic Pick-Ups (3)

▪	Probes for vibration and axial displacement of the TG set (19) factory mounted and wired to junction box

▪	Junction boxes and wiring to JB (not UL listed but meet NEMA standards)

▪	UL listed instruments / motors where possible

▪	Turbine / generator control panel including:

▪	Woodward 505 E governor

▪	Woodward Protech 203 overspeed protection

▪	Bently Nevada 3500 vibration system

▪	Allen Bradley ControlLogix with HMI

▪	Basler DEC 200

▪	GE SR-489 Multilin Generator Protection Relay

▪	Auto Synchronization

▪	Transmitters with mounting rack

▪	RTD’s factory mounted and wired to junction box

▪	Painting according to TGM export plan

▪	Manual steam drain valves

▪	Visual indicators for returning lube oil from bearings

▪	Weg TEWAC generator mounted on separate sole plate

▪	Medium voltage switchgear including:

▪	Circuit breaker panel

▪	Neutral grounding resistor panel

▪	Surge protection panel

▪	Starter, batteries and charger for DC emergency oil pump

▪	Export packing for Brazilian equipment

▪	Customs and port handling charges

▪	Freight and insurance to job site

▪	Shop tests to manufacturer’s standards. Third party inspections not included. (*)

▪	Steam sealing system Field piping by others

▪	Installation, start up, and training supervision (See conditions)

▪	Acoustic hood for turbine and gearbox (option) (supplied loose)

▪	Spare parts for 2 year operation (option)

(*)	In case of external inspection, hired by the customer, TGM will evaluate impacts of demands to its standard Inspections & Tests Plan. Relevant impacts such as costs and delivery time will be charged to the customer.

8. Limits of supply
APP will limit its supply, as shown below:
Steam
▪	Inlet flange of the turbine emergency trip valve

▪	Inlet flange of the gland steam sealing system

▪	Exhaust flange of the turbine

▪	Outlet flange of the turbine extraction

▪	Inlet and outlet flanges of the extraction trip valve
Cooling water
▪	Inlet flange of the oil cooler

▪	Outlet flange of the oil cooler

▪	Inlet & outlet flange of generator water cooling section
Electricity
▪	Junction boxes terminals

▪	Control panel terminals

▪	Switchgear panel terminals
Drains
▪	Outlet flange of the drain valves
Air
▪	Inlet connections of the instruments/devices
OIL
Supply & return connections of lube oil skid

Supply & return connections on turbine / gear basplate

Supply & return connections of generator bearings

9. Exclusions of Supply
▪	Steam, condensate and cooling water lines and accessories/instrumentation (valves, supports, joints, insulation, condensate separator devices, etc...) out of the limits of supply;

▪	Civil works and foundation calculations;

▪	Overhead crane;

▪	Steam condenser and accessories/appurtenances;

▪	Cooling water tower and water circulating pumps

▪	Gland steam condenser, piping and accessories

▪	Fire protection systems;

▪	Electrical and mechanical interconnection out of the limits of supply;

▪	Utilities such as electric energy, water, compressed air, welding materials and others;

▪	Flushing oil and first lube oil filling;

▪	Stairways, scaffold, platforms and similar;

▪	Safety and control valves out of the limits of supply

▪	Anchor bolts set and leveler

▪	Explosion proof instruments / accessories

▪	Wiring between local junction boxes and control panel

▪	Wiring between generator and switchgear panels

▪	No-load running test

▪	Performance test

▪	Heat stability test

▪	High speed balancing

▪	Any special design, accessory and documentation (submittals) out of standard scope of supply

▪	Any other equipment not listed in this proposal

IEC Recommendations
45.19 Limiting values for steam pressure and temperature
Pressure variations
Average steam pressure at turbine throttle during a 12 months period shall not exceed the nominal pressure
Maintaining the average value, the steam pressure shall not exceed 5% of nominal pressure; however instantaneous peak values up to 20% are allowed provided that the total duration of peak loads shall not exceed 12 hours in a period of 12 months of operation.
Temperature variation
Temperature shall never exceed 8ºC above the normal operating temperature. Under exceptional circumstances the steam temperature can exceed 14ºC above the operating temperature, provided that these conditions do not exceed 400 hours in a period of 12 months of operation.
Steam line
In order to assure a good performance of the turbine and prevent damages the steam conditions shall remain within the limits stated above and the steam shall be free of condensate.

Condensate in the steam line may produce thermal shocks with severe consequences and serious damages, for instance shaft distortion.
Specifications for lube oil in steam turbines
Mineral refined oil complying with the characteristics indicated by the DIN 51515 shall be used for the regulation and lube system and must have de following characteristics:

Denomination	Requirement	Test according to
Type of lube oil	TD 68
Viscosity class — ISO	ISO VG 68	DIN 51519
Nº (coordination)	25
Cinematic viscosity	65,5 mm 2/s (cSt)	DIN 51550 together with,
at 40ºC	8,7 mm 2/s (cSt)	DIN 51561 or DIN 51562
at 100ºC
Dynamic viscosity — average at 40ºC	65,5 x 10-[3] Pas
Viscosity index not less than	95
Density at 15ºC not more than	0,9 Kg/l	DIN 51757
Ignition point as per Cleveland not less then	200ºC	DIN 51376

Denomination	Requirement	Test according to
Pourpoint = or <	-6ºC	DIN 51597
Neutralization index not to exceed	(+) 0,1 mg KOH/g oil	DIN 51558 part I
Saponification index not to exceed	(+) 0,15mgKOH/g oil	DIN 51559
Ashes (oxide) not to exceed	(+) 0,01% w/w
Water	g/100g	DIN 51582
Solid foreign matter below detectable levels	g/100g	DIN 59592
Water separation capacity (max)	300 s	DIN 51589 part I
Water separation capacity at 50ºC (Max)	5 min	DIN 51381
Corrosion effect on copper — corrosion degree (Max)	2....100 A3	DIN 51759 (3h up to 100ºC)
Corrosion protection (steel)	0....A (corrosion free)	DIN 51585
Neutralization index increase after 1000 h	2,0 mg KOH/g oil	DIN 51587
Capacity of specific load (gearbox)	Normal test FZG	DIN 51354 (A/8, 3/90)
	6-7 degree	ASTM D 1947-68
IP166/65
These values are valid only for mineral oil.

(+)	When active substances are used the above values are higher.
Recommended quality for cooling water
The materials selection for steam condenser and heat exchanger is directly related to the type of cooling water used (aggressiveness). It becomes clear that water aggressiveness in continuous operation should not increase in relation to the value originally specified, because it may reduce significantly the average lifetime of the equipment.
Besides, deposits on the tubes decrease the heat exchange efficiency and speed up internal corrosions.
In order to assure safe operation, some basic requirements have to be followed, as indicated below:
Open circuit cooling
The total amount of salt shall not exceed 100 mg/l. Water shall have adequate chemical composition because treatments are not applicable.
In case of particles in suspension, filtering must be applied. Seaweed can be eliminated by clorification. To avoid separation of carbonates, it’s necessary to keep the balance of the calcium/carbonic acid rate.
Closed circuit cooling
The following figures shall be kept:

PH	7
Carbonic acid	3 g/l
Carbonate hardness	6°dH
Carbonate hardness for polymorph phosphates	12°dH
Non-carbonate hardness	80°dH
Clorets	400 mg/l
Sulfates	500 mg/l
Total salt	3000 mg/l
Total alkalinity	15 mgl/l
Silic acid	200 mg/l
Particles in suspension	10 mg/l
Note: Water flow shall be periodically inspected. The water chambers must be always clean.

APPENDIX D

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 1 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

Approved by:	Ken Stevens, Signature on File
Chairman, Engineering Standards Board

		GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION	COMPONENT	See Note	SUPPORT	SIGNIFICANT	SAFETY CLASS
ENVIRONMENTAL QUALIFICATIONS		None			IEEE-323

SEISMIC QUALIFICATIONS	EQUIPMENT, COMPONENTS	IBC		Applicable national codes and standards are listed in SRS Engineering Standard 01061 (if seismic qualification is required)

CHEMICAL & TOXICOLOGICAL HAZARDS		OSHA, AICHE Safety Standards, API Safety Standards, ACGIH Requirements, NEPA*
N/A

	PRESSURE VESSELS, all services as defined in the ASME BPV Code	ASME VIII-2004 Div. 1 or Div. 2 *		Yes

	POWER BOILERS	ASME I-2004*		Yes

	TRANSPORTATION PACKAGING	49 CFR		N/A

	HEATING BOILERS	ASME IV-2004*		N/A

PROCESS EQUIPMENT VESSELS & TANKS	FIBER-REINFORCED PLASTIC PRESSURE VESSELS	ASME X-2004* API-12P		N/A

	STORAGE TANKS	API-620, ANSI/ASME B96.1 (Aluminum Alloy)*		N/A

	WATER STORAGE TANKS	AWWA D-100*		N/A

	PROCESS TANKS FOR	API-620, API-650,		API-650 and NFPA-30
	FLAMMABLE LIQUIDS	UL-142 (above ground), NFPA 30, NFPA 326

	PETROLEUM STORAGE TANKS	API-650*		API-650
UL-58 and UL-1316 (under ground)

	CHEMICAL PROCESS PUMPS	ANSI/ASME B73, 1M & 2M, Hydraulic Institute Standards*
API-674, API-675, ASME B73.5M N/A

PROCESS EQUIPMENT PUMPS	POTABLE & SANITARY WATER PUMPS	AWWA E101*		This standard has been withdrawn

	FUEL OIL SERVICES PUMPS	API-610*		No, N/A

	OTHER PROCESS SERVICE PUMPS	Hydraulic Institute Standards, API, ASME *		No

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 2 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

		GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION	COMPONENT	See Note	SUPPORT	SIGNIFICANT	SAFETY CLASS
	POWER SYSTEMS (PIPING & VALVES)	ASME B31.1-2001*	Yes

	PROCESS SYSTEMS (PIPING & VALVES)	ASME B31.3-2002 and B31.3 is for process	No – using B31.1 since it is applicable to power plants
Clarification in the application of these codes and standards is provided in SRS Engineering Standard 15060 (WSRC-TM-95-1)
No

PIPING & VALVES	BUILDING SERVICES (PIPING & VALVES)	ASME B31.3-2002 or B31.9-2004*	No

	WATER DISTRIBUTION SERVICES (PIPING & VALVES)	AWWA C Series*	No — using International Plumbing Code

	REFRIGERATION PIPING	ASME B31.3-2002 or B31.5-2001	N/A

	OTHER BASIC CODES &	AWWA*	No
	STANDARDS	API, ASME I-2004	No and Yes as applicable
	(PIPING & VALVES)	ASME B31.5-2001	N/A

PLUMBING	PLUMBING SYSTEMS in infra-structure facilities	International Plumbing Coe (IPC) *	Yes

PROCESS EQUIPMENT GENERAL	MOISTURE SEPARATORS OIL LUBRICATORS	ANSI/B93.114M (restricted use of nonmetallic bowls)*		N/A, see comment

GLOVE BOXES		NFPA 801, NFPA 45, NFPA 69, AGS-G001-1998*
		AGS-G003-1998, ANSI/ASTM C852		N/A

STRUCTURAL	GENERAL DESIGN	Applicable national codes and standards are listed in SRS Engineering Standard 01060. No — IBC

CIVIL	GENERAL DESIGN	Applicable national codes and standards are listed in SRS Engineering Standard 01060. No – IBC

	SURVEYING	FGDC-STD-007.4 (Federal Geographic Data Committee)		No

	GENERAL DESIGN	OSHA, NFPA 101, 220 & 221, NRCA*	Yes – International Building Code & International Fire Code

ARCHITECTURAL	PHYSICALLY HANDICAPPED	UFAS*	No, except on administration building

	BUILDING CODE	International Building Code (IBC)*	Yes

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 3 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

		GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION	COMPONENT	See Note	SUPPORT	SIGNIFICANT	SAFETY CLASS
MECHANICAL HANDLING	CRANES	ASE NOG-1
EQUIPMENT		CMAA 70, CMAA 74, CMAA III-5, 11, 12 and 17; ASME B30.2, B30.11* No

	OTHER HANDLING EQUIPMENT	AISC* ANSI N14.6

	GENERAL FIRE PROTECTION	NFPA Fire Codes and Standards, Building Code (IBC), Uniform Fire Code, 29-CFR-1910
		For exceptions to these codes and standards refer to Standard 01120, Attachment 1*			Yes

	AUTOMATIC SPRINKLER	NFPA 13, 15, 25, 72, Building Code (IBC)*		Yes
SYSTEMS

	WATER MIST SYSTEMS	NFPA 72, 750, Building Code (IBC)*		Yes

	STANDPIPE SYSTEMS	NFPA 14, Building Code (IBC)*		Yes

	FOAM SYSTEMS	NFPA 11, 11A, 16, 18, Building Code (IBC)*		Yes

	FIRE PUMPS	NFPA 20, 25, 30, 70-2005, 72, Building Code (IBC)*			Yes

	WATER SUPPLIES	NFPA 13, 20, 22, 24 291, 1142, Building Code (IBC)*		1142 does not apply

	WATER DISTRIBUTION AND FIRE	NFPA 24, 25, 1141, 1963, Building Code (IBC)*		Yes
HOSE

	LIQUID RUN-OFF CONTROL	NFPA 30, 70-2005, 801, Building Code (IBC)*		801 does not apply. Additional, 850 will be used

	GASEOUS FIRE SUPPRESSION	NFPA 12, 2001, Building Code (IBC)*		Yes
SYSTEMS

FIRE PROTECTION SYSTEMS	CHEMICAL FIRE SUPPRESSION	NFPA 17, 17A, 72, 96, Building Code (IBC)*		96 does not apply

	FIRE ALARM & DETECTION	NFPA 70-2005, 72, 90A, 101, 170, 801, UL 268A, Building Code (IBC)* not apply			No to UL 268A, 801 does

	LIFE SAFETY	NFPA 70-2005, 101, 110, 111, Building Code (IBC)*

	FIRE EXTINGUISERS	29-CFR-1910.57, NFPA 10, 30, 51B, 95, Building Code (IBC)*			Yes

	CONSTRUCTION SITES	29-CFR-1926 SubPart F, NFPA 1, 241, Building Code (IBC)*			Yes

	PERMANENT STRUCTURES	NFPA 220, Building Code (IBC)*		Yes

	TEMPORARY BUILDINGS	Building Code (IBC)*		Yes

	FIRE EXPOSURE PROTECTION	NFPA 1, 80a, 1144, Building Code (IBC)*		1142 does not apply

	VENTILATION SYSTEMS	NFPA 90A, 90B, 91, 92A, 204M, 601, UL 586, UL 900, Building Code (IBC)*		No to UL 586 & UL 900

	FIRE RATED CONSTRUCTION	NFPA 80A, 90A, 101, 220, 221, Building Code (IBC)*
Building Code (IBC) (Area Separation)
		Building Code (IBC) (Occupation Separation)		Yes
NFPA 80

	STRUCTURAL DESIGN	NFPA 220, Building Code (IBC)*		Yes

	CABLE INSTALLATIONS	NFPA 13, 70-2005, 70B, 70E-2004, 262, Building Code (IBC)*			Yes

	COOLING TOWERS	NFPA 214, Building Code (IBC)*		Yes

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 4 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

		GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION	COMPONENT	See Note	SUPPORT	SIGNIFICANT	SAFETY CLASS
	ELECTRONIC COMPUTER/DATA PROCESSING SYSTEMS	NFPA 75*		Yes

	ELECTRICAL TRANSFORMERS	NFPA 70-2005, Building Code (IBC)*		Yes

	EXPLOSIVES	NFPA 68,69, 70-2005, 495, 498, 780, Building Code (IBC)		ATF 5400
		27-CFR, Parts 55 & 181 49-CFR, Parts 100 to 199		Title 18 USC 40*	N/A

	GLOVEBOXES, HOT CELLS, HOODS AND CANYONS	NFPA 45, 69, 90A, 91, 801 Building Code (IBC)*		N/A

	HAZARDOUS MATERIALS	NFPA 30, 30B, 55, 58, 59A, 704, 801, Building Code (IBC)*		30B, 58, 59A & 801 does not apply

FIRE PROTECTION SYSTEMS	LABORATORIES	NFPA 45, 801, Building Code (IBC)*		N/A

	LASERS	NFPA 70-2005, 79, 115, 21-CFR 1040, ANSI Z136.1-2000*		N/A

	PRYOPHORIC MATERIALS & COMBUSTIBLE METALS	NFPA 68, 69, 480, 481, 482, 651, 801, Building Code (IBC)*		N/A

	Record Storage	NFPA 232*		Yes

	ABANDONED, SHUTDOWN, or DEACTIVATED BUILDINGS	Abandoned Facilities & Facilities undergoing D&D NFPA 801		N/A

	FIRE SYSTEM TESTING	Per NFPA installation codes and standards except as revised in the S/RIDs NFPA 25 & 72		Per NFPA installation codes and standards unless permitted by AB documents to allow S/RIDs modified test frequencies

		NFPA 37, 70-2005, 70E-2004, 101, 110, 111, 708 & 496		IEEE-577*	IEEE-308, 336, 338 IEEE-379, 384, 603
ANSI/IEEE-C2, NEMA-C84.1, NEMA ICS ASHRAE-90
	SYSTEM DESIGN	IES Lighting Handbook
ELECTRICAL SYSTEMS		IEEE Series C37, C57, C62
		IEEE-141, 242, 739, 399, 446, 450, 484, 485, 493		NFPA Only
IEEE-1015
UL-508, 96 & 96A*

	GROUNDING & LIGHTNING PROTECTION	ANSI/IEEE-C2, NFPA 70-2005, 780 IEEE-80, IEEE-142, IEEE-1050, IEEE-1100*		NFPA Only

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 5 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

		GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION	COMPONENT	See Note	SUPPORT	SIGNIFICANT	SAFETY CLASS
	AIR FLOW & CONTROL	S 29 CFR 1910 Subparts G & H*
		NFPA 90A, 90B & 91	As required by IFC & International Mechanical Code

	AIR HEATERS	Industry Standards*			ASME AG-1
NFPA As required by IFC & International Mechanical Code

	AIR HANDLING UNITS (HVAC only)	ARI 430* As required by IFC & International Mechanical Code			ASME AG-1

	FILTER HOUSINGS (NATS only)	ASME N509* As required by IFC & International Mechanical Code			ASME AG-1

HVAC EQUIPMENT	DAMPERS	SMACNA Standards, ASME N509, NFPA 90A, UL 555 & 555S			ASME AG-1
and		NFPA 801 (NATS only)* As required by IFC & Inter Mechanical Code

NUCLEAR AIR	DUCTWORK	SMACNA Standards* As required by IFC & International Mechanical Code
TREATMENT	FANS	AMCA* As required by IFC & International Mechanical Code
SYSTEMS
(NATS) EQUIPMENT (Installed in Nuclear Facilities)	FILTERS	ASHRAE (HVAC only), ASME N509* The use of ASME AG-1 is required for all HEPA filters that fall within the requirements of Engineering Standard 15888		ASME AG-1 As required by IFC & International Mechanical Code

	ADSORBERS (NATS only)	ASME N509*	N/A		ASME AG-1

	DUCT INSULATION	ASHRAE Fundamentals Handbook, Chapter 26, “insulation of Mechanical Systems”
As required by IFC & International Mechanical Code

	REFRIGERATION UNITS	ARI 450*	N/A		ASME AG-1

	(HVAC only) COILS	ARI 410*	N/A		ASME AG-1

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 6 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

			GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION	COMPONENT		See Note	SUPPORT	SIGNIFICANT	SAFETY CLASS
	COATINGS		SSPC for above ground steel *		No to NACE
NACE for concrete & underground steel

	NDE		ASME V-2004, ASNT, ASME B31.1-2001, B31.3-2002, B&PV Code-2004, *		AMSE V, ASME B31.1 and AWS
API, AWS, AWWA, ASTM Volume 03.03

MATERIALS	GASKETS, PACKAGING, etc.		ANSI B16.5, B1620, B16.21, DIN 3535 Part 4
ASTM D149, D792, D1708, D2000, F36, F37B, F38, F104, F146, F152, F433
			ASME Section VIII-2004 Div. 1 for “m” and “y” data *		Yes

	CORROSION EVALUATION		ASTM A262, A763, G28, NACE *		No

	INSULATION		For materials specification & testing — ASTM Volume 04.06		Yes
For selection & application – None

MATERIAL
		Steel	AWS D1.1, (Alternate ASME Section IX-2004) *		Yes
	STRUCTURAL	Aluminum	AWS D1.2, (Alternate ASME Section IX-2004) *		Yes
		Sheet Steel	AWS D1.3, (Alternate ASME Section IX-2004) *		Yes
		Stainless Steel	AWS D1.6, (Alternate ASME Section IX-2004) *		Yes

	HVAC	MATERIAL	AWS D9.1, (Alternate ASME Section IX-2004) *		Yes
Sheet Metal

METALLIC
MATERIALS		Power	ASME B31.1-2001 *		Yes
WELDING & JOINING		Process	ASME B31.3-2002, (also see Standard 15060) *		No – B31.1
	PIPING	Refrigeration	ASME B31.5-2001 or B31.3-2002 *		N/A
		Bldg Services	ASME B31.9-2004 or B31.3-2002 *		No– B31.1
		Fire Protection	NFPA, ASME B31.1-2001 *		Yes
		Non-Metallic	ASME B31.3-2002 (also see Standard 15060) *		Yes
		Copper-Solder	Copper Tube Handbook *		No

	PRESSURE VESSELS		ASME Section VIII-2004, ASME Section I-2004 *		Yes

	TANKS		API, ASME *		Yes

	WELDING SAFETY		ANSI Z49.1-2005 *		Yes

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

SRS Engineering Standards Manual		Manual: WSRC-TM-95-1
Attachment 1	Date: 9/13/07	Page 7 of 7
National Codes and Standards for Engineering/Design Tasks Matrix	ENGINEERING STANDARDS BOARD	Revision 17

			GENERAL SERVICE	PRODUCTION	SAFETY
APPLICATION		COMPONENT	See Note	SUPPORT	SIGNIFICANT		SAFETY CLASS
TELECOMMUNICATIONS SYSTEMS		PATHWAYS AND SPACES	ANSI/TIA/EIA — 569-B, ANSI/TIA/EIA-758-A, TIA/EIA-222-F * NFPA 70-2005 (NEC), NFPA 76, ANSI/IEEE C-2 (NESC)				N/A
For exceptions/deviations to these standards/codes, see Telecommunications Std 16055, Section 3.3

		COMMERCIAL BUILDING WIRING	ANSI/TIA/EIA-568-B.1 thru B.3.1, ANSI/TIA/EIA-598-B, ANSI/TIA/EIA-526-7 and 526-14A * ANSI/TIA/EIA-758-A, NFPA 70-2005 (NEC), ANSI/IEEE C-2 (NESC)				N/A
For exceptions/deviations to these standards/codes, see Telecommunications Std 16055, Section 3.3

	GROUNDING AND BONDING REQUIREMENTS		ANSI-J-STD-607-A * NFPA 70-20005 (NEC), ANSI/IEEE C-2 (NESC)			N/A
For exceptions/deviations to these standards/codes, see Telecommunications Std 16055, Section 3.3

		GENERAL DESIGN	ISA-S5.1, S5.3 ANSI N323 *	ISA	Applicable standards are listed in WSRC Eng. Std 01703		IEEE-323, 336, 338 IEEE-379, 384
INSTRUMENTATION & CONTROLS		SETPOINTS & SCALING	None		ISA-S67.04 *
		MONITORING	HPS-N13.1, ANSI-N42.18, NFPA 70-2005 *		ANS 8.3 (Nuclear criticality only)		ANSI-N320
NFPA
		PROGRAMMABLE DIGITAL EQUIPMENT GENERAL DESIGN			Applicable standards are listed in WSRC Eng. Std 01703

HUMAN FACTORS ENGINEERING		GENERAL DESIGN	IEEE-1023, IEEE-845, NUREG-0700 *		N/A

EXPLOSIVES SAFETY		GENERAL DESIGN	DOE Manual 440.1-1A, 1/9/2006 * NFPA 69 & 495		N/A
Note: There are a number of codes and standards listed in the matrix with a specific revision date (e.g. NFPA 70-2005). When a Design Authority or Design Agency wants to use a later revision (successor) of a code or standard that is listed by a specific date, they must first perform an engineering evaluation per WSRC-TM-95-1, Responsibilities and Requirements.

*	Codes and standards listed in the lower classifications are also requirements for the higher classifications. Where requirements in the lower classifications conflict with requirements in the higher classifications, the more restrictive requirement governs.

APPENDIX E
Project Schedule
Note: Appendix E to be provided upon contract award.

APPENDIX F
A total of 141 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[**]

APPENDIX G
A total of 46 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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